Prospectus	Filed pursuant to Rule 424(b)(3) Registration No. 333-165755

LIANDI CLEAN TECHNOLOGY INC.

11,110,508 SHARES OF COMMON STOCK

This prospectus relates to the resale of 5,992,768 shares (the “Issued Shares”) of our common stock, par value $.001 per share (the “Common Stock”) and 5,117,740 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase shares of our Common Stock (the “Warrants”). The Issued Shares and the Warrant Shares (collectively, the “Shares”) are being offered by the selling stockholders (the “Selling Stockholders”) identified in this prospectus.

We will not receive any of the proceeds from the sale of the Issued Shares by the Selling Stockholders. However, we will receive the proceeds from any cash exercise of Warrants to purchase the Warrant Shares to be sold hereunder. See “Use of Proceeds.” The Selling Stockholders may sell their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We have agreed to pay all fees and expenses in connection with the registration of the Shares.

Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol “LNDT.” The closing price for our Common Stock on the OTC Bulletin Board on August 3, 2012 was $1.15 per share. You are urged to obtain current market quotations of our Common Stock before purchasing any of the Shares being offered for sale pursuant to this prospectus.

The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions received by any broker-dealer may be deemed underwriting commissions under the Securities Act of 1933, as amended.

Investing in our Common Stock involves risk. You should carefully consider the risk factors beginning on page 6 of this prospectus before purchasing shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 8, 2012

LIANDI CLEAN TECHNOLOGY INC.

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SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 6 of this prospectus and the financial statements and related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our Common Stock.

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to the “Company,” “LianDi,” “we,” “us” or “our” are references to the combined business of LianDi Clean Technology Inc. and its consolidated subsidiaries.  References to “China LianDi” are references to our wholly-owned subsidiary, China LianDi Clean Technology Engineering Ltd.; references to “Hua Shen HK” are references to our wholly-owned subsidiary, Hua Shen Trading (International) Ltd.; references to “PEL HK” are to our wholly-owned subsidiary, Petrochemical Engineering Ltd.; references to “Bright Flow” are references to our wholly-owned subsidiary, Bright Flow Control Ltd.; references to “Hongteng HK” are references to our wholly-owned subsidiary, Hongteng Technology Limited.; references to “Beijing JianXin” are references to our wholly-owned subsidiary, Beijing JianXin Petrochemical Engineering Ltd.; references to “Beijing Hongteng” are references to our wholly-owned subsidiary, Beijing Hongteng Weitong Technology Co., Ltd.; and references to “Anhui Jucheng” are references to our affiliate, Anhui Jucheng Fine Chemicals Co., Ltd.  References to “China” or “PRC” are references to the People’s Republic of China.  References to “RMB” are references to Renminbi, the legal currency of China, and all references to “$” and dollar are references to the U.S. dollar, the legal currency of the United States.

OUR COMPANY

Company Background

We are a holding company that provides downstream flow equipment and engineering services to China’s leading petroleum and petrochemical companies. Prior to the consummation of the share exchange transaction described below, we were a shell company with nominal operations and nominal assets. Our wholly-owned subsidiary, China LianDi, was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through our operating subsidiaries, which are Hua Shen HK, PEL HK, Bright Flow, Hongteng HK, Beijing JianXin and Beijing Hongteng, we: (i) distribute a wide range of petroleum and petrochemical valves and equipment, including unheading units for the delayed coking process, as well as provide associated value-added technical services; (ii) provide systems integration services; (iii) develop and market proprietary optimization software; and (iv) distribute and lease oil sludge cleaning equipment and provide oil sludge cleaning services, which we expect to be launched in fiscal 2013. We are also engaged in manufacturing and selling of industrial chemical products through our equity method affiliate, Anhui Jucheng. Our products and services are provided both bundled or individually, depending on the needs of the customer.

Our objectives are to enhance the reputation of our brand, continue our growth and strengthen our position in production automation and process optimization, as well as clean and advanced technology for the petroleum and petrochemical industry in China. In the next three years, we intend to expand the range of the industrial equipment to be delivered to our customers, which we expect will expand our ability to bid for a broader range of projects while meeting more of our customers’ needs. We intend to strengthen our optimization software for the efficiency and safety of the production and management processes for petroleum and petrochemical companies, enhancing its function and reliability. We also intend to expand and further develop our long-term relationships with our customers, helping them reduce their production costs and increase the efficiency and safety of their facilities.

Our Operating Subsidiaries and Equity Method Affiliate

Hua Shen HK is a company organized under the laws of Hong Kong Special Administrative Region of the PRC and was incorporated in 1999. Beginning in 2005, Hua Shen HK started to distribute industrial equipment for the petroleum and petrochemical industry in China. Currently, Hua Shen HK is a qualified supplier for China Petroleum & Chemical Corporation, China National Petroleum Corporation, China National Offshore Oil Corporation, SinoChem Corporation and ChemChina Group Corporation.

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PEL HK was established in Hong Kong under the laws of Hong Kong Special Administrative Region of the PRC in 2007. This company primarily distributes petroleum and petrochemical equipment and provides related technical services. Currently, PEL HK is a qualified supplier for China National Petroleum Corporation, China National Offshore Oil Corporation, SinoChem Corporation, ChemChina Group Corporation and China Shenhua Energy Company Limited.

Bright Flow was established in Hong Kong under the laws of Hong Kong Special Administrative Region of the PRC in 2007. This company is mainly engaged in the distribution of petrochemical equipment.

Hongteng HK was established in Hong Kong under the laws of Hong Kong Special Administrative Region of the PRC in 2009. In December 2010, we acquired a 100% interest in Hongteng HK (including its wholly-owned subsidiary, Beijing Hongteng) from Mr. Jianzhong Zuo, our Chief Executive Officer, President and Chairman.

Beijing JianXin was incorporated in Beijing, PRC in May 2008, and is a wholly-owned subsidiary of PEL HK. Beijing JianXin is primarily engaged in distributing industrial oil and gas equipment and providing related technical and engineering services, developing and marketing optimization software and providing clean technology solutions for the delayed coking industry.

Beijing Hongteng was incorporated in Beijing, PRC in January 2010, and is a wholly-owned subsidiary of Hongteng HK. Beijing Hongteng is primarily engaged in delivering industrial equipment with the related integration and technical services, developing and marketing software, and providing other technical consultancy services for petrochemical, petroleum and other energy companies in the production safety management field, including distributing and leasing of oil sludge cleaning equipment and providing oil sludge cleaning services, which we expect to be launched in fiscal 2013.

Anhui Jucheng was incorporated in Anhui, PRC in January 2005. On July 5, 2010, we acquired a 51% interest in Anhui Jucheng and it became our majority-owned subsidiary through August 30, 2011. On August 30, 2011, as approved by the shareholders of Anhui Jucheng, six unaffiliated third party investors invested in the aggregate of RMB142 million (approximately $22.23 million) in cash in Anhui Jucheng, and obtained a 23.28% equity interest in the increased registered capital of Anhui Jucheng. As a result, our share of the equity interests in Anhui Jucheng decreased from 51% to 39.13% and we ceased to have a controlling financial interest in Anhui Jucheng, but still retained an investment in, and a significant influence over, Anhui Jucheng. Accordingly, Anhui Jucheng became an equity method affiliate of ours. Anhui Jucheng is primarily engaged in developing, manufacturing and selling organic and inorganic chemicals and high polymer fine chemicals with related technical services.

Organizational Structure

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Share Exchange Agreement

On February 26, 2010 (the “Closing Date”), we entered into a Share Exchange Agreement (the “Exchange Agreement”), by and among (i) China LianDi and China LianDi’s shareholders, SJ Asia Pacific Ltd., a company organized under the laws of the British Virgin Islands, which is a wholly-owned subsidiary of SJI Inc., a Jasdaq listed company organized under the laws of Japan, China Liandi Energy Resources Engineering Technology Limited, a company organized under the laws of the British Virgin Islands, Hua Shen Trading (International) Limited, a company organized under the laws of the British Virgin Islands, Rapid Capital Holdings Limited, a company organized under the laws of the British Virgin Islands, Dragon Excel Holdings Limited, a company organized under the laws of the British Virgin Islands, and TriPoint Capital Advisors, LLC, a limited liability company organized under the laws of Maryland (collectively, the “China LianDi Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China LianDi (the “China LianDi Shares”) and (ii) Reed Buley, our former principal stockholder. Pursuant to the terms of the Exchange Agreement, the China LianDi Shareholders transferred to us all of the China LianDi Shares in exchange for 27,354,480 shares of our common stock (such transaction, the “Share Exchange”). As a result of the Share Exchange, we are now a holding company, which through our operating companies in the PRC, provide downstream flow equipment and engineering services, optimization software packages, clean and advanced industrial technology based equipment and services to the leading petroleum and petrochemical companies in the PRC.

Immediately prior to the Share Exchange, 4,690,000 shares of our Common Stock then outstanding were cancelled and retired, so that immediately prior to the private placement described below, we had 28,571,430 shares issued and outstanding. China LianDi also deposited $275,000 into an escrow account which amount was paid to Buley, owner of the cancelled shares, as a result of the Share Exchange having been consummated.

Subsequent to the Share Exchange, we changed our fiscal year end from December 31 to March 31 to conform to the fiscal year end of China LianDi.

Private Placement

On February 26, 2010 and immediately following the Share Exchange, we entered into a securities purchase agreement with certain investors (collectively, the “Investors”) for the issuance and sale in a private placement of 787,342 units (the “Units”) at a purchase price of $35 per Unit, consisting of, in the aggregate, (a) 7,086,078 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of common stock (the “Conversion Shares”), (b) 787,342 shares of common stock (the “Issued Shares”), (c) three-year Series A Warrants (the “Series A Warrants”) to purchase up to 1,968,363 shares of common stock, at an exercise price of $4.50 per share (the “Series A Warrant Shares”), and (d) three-year Series B Warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) to purchase up to 1,968,363 shares of common stock, at an exercise price of $5.75 per share (the “Series B Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”), for aggregate gross proceeds of approximately $27.56 million (the “Private Placement”). The issuance of the Units was exempt from registration pursuant to Section 4(2) of the Securities Act, and Regulation D or Regulation S promulgated thereunder.

In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement with the SEC to register for resale the Issued Shares, the Conversion Shares and the Warrant Shares within 30 calendar days of the Closing Date, and to have such registration statement declared effective within 180 calendar days of the Closing Date. We agreed to keep such registration statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by such registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule144. If we do not comply with the foregoing obligations under the Registration Rights Agreement, we will be required to pay cash liquidated damages to each investor, at the rate of 2% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any shares that may be sold pursuant to Rule 144 under the Securities Act, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act. The registration statement was declared effective by the SEC on August 20, 2010 and remains effective as of the date of this prospectus.

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We also entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which China LianDi Energy Resources Engineering Technology Ltd., an affiliate of Jianzhong Zuo, our Chief Executive Officer, President and Chairman, delivered into an escrow account 1,722,311 shares of common stock (the “Escrow Shares”) to be used as a share escrow for the achievement of a fiscal year 2011 adjusted net income performance threshold of $20.5 million.

Our net income for the fiscal year ended March 31, 2011 for the purposes of the Securities Escrow Agreement was $24.1 million and exceeded the 2011 performance threshold. Therefore, the escrow shares were released to China LianDi Energy Resources Engineering Technology Ltd. on August 24, 2011.

On the Closing Date, we and China LianDi Energy Resources Engineering Technology Ltd., entered into a lock-up agreement whereby such entity is prohibited from selling our securities until six (6) months after the effective date of the registration statement required to be filed under the Registration Rights Agreement. For one (1) year thereafter, it will be permitted to sell up to one-twelfth (1/12) of its initial holdings every month.

On February 26, 2012, pursuant to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, all outstanding shares of the Series A Convertible Preferred Stock were converted into the same number of shares of our common stock.

Name Change

Prior to April 1, 2010, our company name was Remediation Services, Inc. For the sole purpose of changing our name, on April 1, 2010, we merged into a newly-formed, wholly owned subsidiary incorporated under the laws of Nevada called LianDi Clean Technology Inc. As a result of the merger, our corporate name was changed to LianDi Clean Technology Inc.

Executive Offices

Our principal executive offices are located at Unit 401-405.4/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China 100089, Tel: (86) (0)10-5872 0171, Fax: (86) (0)10-5872 0181.

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THE OFFERING

Common Stock being offered by Selling Stockholders
Up to 11,110,508 Shares (1)
Common Stock outstanding
36,444,850 shares as of the date of this Prospectus
Common Stock outstanding after the Offering
41,562,590 (2)
Use of Proceeds
We will not receive any proceeds from the sale of Shares by the Selling Stockholders, although we may receive additional proceeds of up to $24,948,986.75 if all of the Warrants are exercised for cash. We will not receive any additional proceeds to the extent that the Warrants are exercised by cashless exercise.
OTC Bulletin Board Symbol
LNDT
Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6 .

(1)	This prospectus relates to the resale by the Selling Stockholders of up to 11,110,508 shares of our Common Stock, including 5,992,768 shares of our Common Stock that are currently issued and outstanding and 5,117,740 shares of our Common Stock issuable upon exercise of Warrants. The Warrant Shares are comprised of (i) 1,968,363 shares of Common Stock issuable upon exercise of Series A Warrants to purchase our Common Stock, (ii) 1,968,363 shares of Common Stock issuable upon exercise of Series B Warrants to purchase our Common Stock and (iii) 1,181,014 shares of Common Stock issuable upon exercise of placement agent Warrants to purchase our Common Stock issued to TriPoint Global Equities, LLC, as placement agent in connection with the Private Placement, and certain of its designees as set forth in this prospectus.

(2)	Assumes issuance of all Warrant Shares.

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RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

Risks Related to Our Business

Key employees are essential to growing our business.

Jianzhong Zuo, Jintai Zhao, and Junheng Su are essential to our ability to continue to grow our business. These individuals have established key relationships with customers and suppliers within the industries in which we operate. If one or more of these key employees were to leave us, our relationships with our customers and suppliers may become strained, and our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We may need additional capital and we may not be able to obtain it at acceptable terms, or at all, which could adversely affect our liquidity and financial position.

We may need additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including, but not limited to the following, and therefore may never occur:

•	investors’ perception of, and demand for, securities of similar oil and gas equipment and services companies in China;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flow;

•	PRC governmental regulation of foreign investment in oil and gas equipment and services companies in China;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

We rely on computer software and hardware systems in managing our operations, the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our computer software and hardware systems in supporting our network and managing and monitoring programs on the network. In addition, we rely on our computer hardware for the storage, delivery and transmission of the data on our network. Any system failure which interrupts the input, retrieval and transmission of data or increases the service time could disrupt our normal operation. Any failure in our computer software or hardware systems could decrease our revenues and harm our relationships with our customers, which in turn could have a material adverse effect on our business, financial condition and results of operations.

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Our dependence on a limited number of suppliers could adversely impact our distribution capabilities or increase our costs, which could harm our reputation or materially and adversely affect our business, results of operations and financial condition.

We import high-quality petroleum and petrochemical valves and other equipment from a limited number of third-party suppliers, including Cameron, DeltaValve, Poyam Valves, Rotork, Bornemann, Metso, Ruhrpumpen, ABB, Sandvik, GE and Finder Pompes., and distribute them to our domestic clients who are large petroleum and petrochemical companies located and operating in China. The failure of a supplier to supply valves and other equipment satisfying our quality, quantity and cost requirements in a timely and efficient manner could impair our ability to distribute these products, increase our costs, and have an adverse effect on our ability to maintain our client network of domestic buyers of this machinery. The third-party suppliers from whom we import petroleum and petrochemical valves and other equipment have not committed, contractually or otherwise, to distribute their products through us on an exclusive or a non-exclusive basis. If we fail to maintain our relationships with these suppliers or fail to develop new relationships with other suppliers, we may only be able to distribute these products at a higher cost or after lengthy delays, or may not be able to distribute these products at all. If our suppliers identify alternative sales channels, they may choose to sell to other buyers or raise their prices. As a result, we may be compelled to pay higher prices to secure our product supply, which could adversely affect our business, results of operations and financial condition.

Although our continuing relationships with products manufacturers and suppliers are important components of our future growth plan, there can be no assurance that we will continue to be a distributor for such manufacturers, on an exclusive or non-exclusive basis, or that we will in the future successfully consummate the expansion and investment opportunities that we seek.

In the past, we have had a strong working relationship with our products’ manufacturers/suppliers and have acted as the sole distributor of some of these products in China. Although we believe that our relationship with the products’ manufacturers and suppliers will continue, there is no assurance that we will retain our position as sole distributor of certain products, or as a distributor of their products. The manufacturers and suppliers may decide to provide licenses to distribute their products to our competitors and/or may not renew our licenses with them on terms favorable to us or at all. Furthermore, although we continually explore many potential expansion and investment opportunities in our industry with third parties, there can be no assurance that the opportunities that we pursue will ultimately be consummated, or appropriately licensed and approved. In such circumstances, we may be required to pursue other opportunities at lower margins, which could adversely affect our business, results of operations and financial condition.

In the past several years we have derived a significant portion of our revenues from a small group of customers. If we are to remain dependent upon only a few customers, such dependency could negatively impact our business, operating results and financial condition.

Our customer base has been highly concentrated. For the years ended March 31, 2012 and 2011, our two largest customers accounted for 76% and 67% of our total sales, respectively, and the single largest customer accounted for 49% and 35% of our total sales, respectively. As our customer base may change from year-to-year, during such years that the customer base is highly concentrated, the loss of, or reduction of our sales to, any of such major customers could have a material adverse effect on our business, operating results and financial condition.

Many of the contracts that we enter into with purchasers of our products contain liquidated damages provisions for up to 10% of the contract value which, if enforced, would have a negative effect on our business, financial condition and results of operations.

It is customary in our industry for purchase agreements to contain liquidated damages provisions and many of the purchase agreements that we enter into to sell our products contain provisions requiring us to pay a penalty for delays in delivery of our products in the amount of 1% of the contract value for each week delivery is delayed, up to a maximum penalty of 10% of the contract value. We have never had an instance where a purchaser of our products has enforced this or similar liquidated damages provisions for delivery delays, but we can make no assurance that we will not have such provisions enforced against us in the future. Any enforcement of liquidated damages provisions by our customers would have a negative effect on our business, financial condition and results of operations.

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We have limited insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the  cost of insuring for certain risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its Annual Report that contains management assessment of the effectiveness of the company’s internal control over financial reporting. The process of designing and implementing effective internal control is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal control that is adequate to satisfy our reporting obligations as a public company.

 As required by Section 404 of the Sarbanes-Oxley Act of 2002, our management has concluded that our internal controls over our financial reporting are ineffective as of March 31, 2012 due to the following material weaknesses:

•     we do not have sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of some specific accounting principles generally accepted in the United States commensurate with our financial reporting requirements, which resulted in the restatement of one of our quarterly reports during the year ended March 31, 2012; and

•     currently, we do not have an “audit committee financial expert” as defined by the rules and regulations of the SEC serving as a member of our Audit Committee.

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We intend to remediate the material weaknesses before March 31, 2013, but we can give no assurance that we will be able to do so. Any failure to implement and maintain improvements in the controls over our financial reporting, or difficulties encountered in the implementation of any improvements in our controls, could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting and related regulatory filings requirements on a timely basis. Any failure to improve our internal controls to address these identified weaknesses could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with the Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to Regulation of Our Business

Uncertainties with respect to government regulations applicable to our business could have a material and adverse effect on us.

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, including, but not limited to, the laws and regulations governing our business and our ownership of equity interest in our PRC subsidiaries. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to our PRC subsidiaries by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

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Our PRC subsidiaries will be subject to restrictions on dividend payments.

We may rely on dividends and other distributions from our PRC subsidiaries, our PRC subsidiaries, to provide us with cash flow and to meet our other obligations. Current regulations in the PRC would permit our PRC subsidiaries to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiaries will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. In addition, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

PRC regulations on loans and direct investments by overseas holding companies in PRC entities may delay or prevent us to make overseas loans or additional capital contributions to our PRC subsidiaries.

Under the PRC laws, foreign investors may make loans to their PRC subsidiaries or foreign investors may make additional capital contributions to their PRC subsidiaries. Any loans to such PRC subsidiaries are subject to the PRC regulations and foreign exchange loan registrations. Loans by foreign investors to their PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local branch. Foreign investors may also decide to finance their PRC subsidiaries by means of additional capital contributions. These capital contributions must be examined and approved by the Ministry of Commerce, or MOFCOM, or its local branch in advance.

Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC stockholders.

On March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to a uniform tax rate of 25%.

Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are “resident enterprises” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

Dividends we received from our PRC subsidiaries may be subject to PRC withholding tax.

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises” and that do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payer acting as the obligatory withholder under the New EIT Law, and therefore such income taxes are generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are an offshore holding company. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiaries in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

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The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in our combined company’s tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Our PRC subsidiaries are obligated to withhold and pay PRC individual income tax on behalf of our employees who are subject to PRC individual income tax. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

Under PRC laws, our PRC subsidiaries are obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. If our PRC subsidiaries fail to withhold and/or pay such individual income tax in accordance with PRC laws, they may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

In addition, the State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, our employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Regulation of foreign currency’s conversion into RMB and investment by FIEs may adversely affect our PRC subsidiaries’ direct investment in China

On August 29, 2008, the SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to Notice 142, FIEs shall obtain a verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance.

Regulations of Overseas Investments and Listings may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the CSRC, the SASAC, the SAT, the SAIC and SAFE, jointly amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore SPV formed for purposes of an overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process.

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The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which owns equity interest in the PRC Operating Entity. We believe that the New M&A Rule and the CSRC approval are not required in the context of the Share Exchange under our transaction because (i) such Share Exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a SPV formed or controlled by PRC companies or PRC individuals; (iii) the PRC Operating Entity is a PRC wholly foreign owned enterprise, which is not owned or controlled by PRC individuals or entities; (iv) we are owned or substantively controlled by foreigners; and (v) there is no clear requirement in the New M&A Rule that would require an application to be submitted to the MOFCOM or the CSRC for the approval of the listing and trading of our company on the U.S. securities market. However, we cannot be certain that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the Share Exchange circumvented the New M&A Rule, the PRC Securities Law and other rules and notices.

If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for the transaction, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this Offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the transaction.

The New M&A Rule, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy.

Risks Associated With Doing Business In China

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of our sales from the PRC.

Substantially all of our sales are generated from the PRC. We anticipate that sales of our products in the PRC will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 4.0% against the U.S. dollar for the year ended March 31, 2012 and 3.95% for the year ended March 31, 2011. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

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The statements of income and cash flows are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, precedent and experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

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We must comply with the Foreign Corrupt Practices Act which may make us less competitive with companies not subject to it.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividend or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (such as remittance of foreign currencies for payment of dividends) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (for capital items such as direct investments, loans, securities) still requires the approval of SAFE.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Because Chinese laws will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

Our auditor, like other independent registered public accounting firms operating in China and – to the extent their audit clients have operations in China and Hong Kong, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the US Public Company Accounting Oversight Board (United States) (the “PCAOB”), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards.

Because our operations are solely located in the People’s Republic of China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China and – to the extent their audit clients have operations in China – Hong Kong, is currently not inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct full inspections of auditors operating in China makes it more difficult to evaluate our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

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Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately 69.08% of our outstanding common stock. Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

Currently, we are quoted on the OTC Bulletin Board, where an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, by law, various requirements would be imposed on broker-dealers who sell its securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially and adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility, particularly for companies whose primary operations are located in the PRC. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Because we became a public company by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.

Securities analysts of major brokerage firms may not provide coverage of our securities since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

As a result of the registration statement filed under the Registration Rights Agreement becoming effective on August 20, 2010, there are a significant number of shares of common stock eligible for sale, which could depress the market price of our common stock.

Since August 20, 2010, the effective date of the registration statement required to be filed under the Registration Rights Agreement, a large number of shares of common stock have become available for sale in the public market, which could harm the market price of our common stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. The current holding period under Rule 144 for our common stock expired on March 4, 2011 (which represented one year from the date that we filed “Form 10 information” with the SEC). Accordingly, after March 4, 2011, a person who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

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Our common stock is considered “penny stock”.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect your ability to sell shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTC Bulletin Board securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTC Bulletin Board reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our common stock. We plan to retain any future earning to finance growth.

Techniques employed by manipulative short sellers in Chinese small cap stocks may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has, supposedly, borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.   As it is therefore in the short seller’s best interests for the price of the stock to decline, many short sellers (sometime known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short.  While traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called research reports that mimic the type of investment analysis performed by large Wall Street firm and independent research analysts.  These short attacks have, in the past, led to selling of shares in the market, on occasion in large scale and broad base.  Issuers with business operations based in China and who have limited trading volumes and are susceptible to higher volatility levels than U.S. domestic large-cap stocks, can be particularly vulnerable to such short attacks.

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These short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S., are not subject to the certification requirements imposed by the Securities and Exchange Commission in Regulation AC (Regulation Analyst Certification) and, accordingly, the opinions they express may be based on distortions of actual facts or, in some cases, fabrications of facts.  In light of the limited risks involved in publishing such information, and the enormous profit that can be made from running just one successful short attack, unless the short sellers become subject to significant penalties, it is more likely than not that disclosed shorts will continue to issue such reports.

While we intend to strongly defend our public filings against any such short seller attacks, oftentimes we are constrained, either by principles of freedom of speech, applicable state law (often called “Anti-SLAPP statutes”), or issues of commercial confidentiality, in the manner in which we can proceed against the relevant short seller.  You should be aware that in light of the relative freedom to operate that such persons enjoy – oftentimes blogging from outside the U.S. with little or no assets or identity requirements – should we be targeted for such an attack, our stock will likely suffer from a temporary, or possibly long term, decline in market price should the rumors created not be dismissed by market participants.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares being offered by the Selling Stockholders, although we may receive additional proceeds of up to $24,948,986.75 if all of the Warrants are exercised for cash. We will not receive any additional proceeds to the extent that the Warrants are exercised by cashless exercise. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in the financial statements. Our consolidated financial statements have been prepared in accordance with the Generally Accepted Accounting Principles of the United States of America (“US GAAP”). The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risks and uncertainties, please see “Risk Factors.”

We conducted minimal operations during periods up through the date of the Share Exchange. However, we have included elsewhere in this Report the historical consolidated financial statements of China LianDi, our recently acquired subsidiary.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of China LianDi for the fiscal years ended March 31, 2012 and 2011 and should be read in conjunction with such financial statements and related notes included in this report.

Company Structure and Reorganization

Our company was incorporated in the State of Texas on June 25, 1999 under the name Slopestyle Corporation. On December 12, 2007, we changed our name from Slopestyle Corporation to Remediation Services, Inc. (“Remediation”) and re-domiciled from Texas to Nevada. On February 26, 2010, we completed a reverse acquisition of China LianDi Clean Technology Engineering Ltd. (“China LianDi”), which is further described below. The reverse acquisition of China LianDi resulted in a change-in-control of our company.

On February 26, 2010, we consummated the transactions contemplated by the Share Exchange Agreement (the “Exchange Agreement”) by and among (i) China LianDi and China LianDi’s shareholders, (collectively, the “China LianDi Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China LianDi (the “China LianDi Shares”) and (ii) the former principal stockholder of our company. Immediately prior to the Share Exchange, 4,690,000 shares of our common stock then outstanding were cancelled and retired, so that immediately prior to the Share Exchange, we had 28,571,430 shares issued and outstanding. Pursuant to the terms of the Exchange Agreement, the China LianDi Shareholders transferred all of the China LianDi Shares to us in exchange for the issuance of 27,354,480 shares of our common stock, par value $0.001 per share (such transaction, the “Share Exchange”), representing approximately 96% of our shares of common stock then issued and outstanding. China LianDi also paid $275,000 to our former principal shareholder, in connection with the Share Exchange.

As a result, the Share Exchange has been accounted for as a reverse acquisition whereby China LianDi is deemed to be the accounting acquirer (legal acquiree) and we are the accounting acquiree (legal acquirer). The financial statements before the Share Exchange are those of China LianDi with our results being consolidated from the closing date. The equity section and earnings per share of our company have been retroactively restated to reflect the reverse acquisition and no goodwill has been recorded.

On March 17, 2010, we formed a corporation under the laws of the State of Nevada named LianDi Clean Technology Inc. (“Merger Sub”) and on the same day, acquired one hundred shares of Merger Sub’s common stock for cash. Accordingly, Merger Sub became our wholly-owned subsidiary.

Effective as of April 1, 2010, Merger Sub was merged with and into our company. As a result of the merger, our corporate name was changed to “LianDi Clean Technology Inc.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger, the separate existence of Merger Sub ceased. LianDi Clean was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in our directors, officers, capital structure or business.

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Our company then became a holding company and, through our subsidiaries, is primarily engaged in distributing clean technology for refineries (unheading units for the delayed coking process), distributing a wide range of petroleum and petrochemical valves and equipment, providing systems integration, developing and marketing optimization software and providing related technical and engineering services to large domestic Chinese petroleum and petrochemical companies and other energy companies. We also expect to launch our oil sludge cleaning solution in fiscal 2013, which will be operated through our subsidiary, Beijing Hongteng Weitong Technology Co., Ltd.

The principal activities of our company’s subsidiaries as of March 31, 2012 are set forth below:

Subsidiaries’ names	Place and date of incorporation	Percentage of ownership	Principal activities
China LianDi Clean Technology Engineering Ltd. (“China LianDi”)	British Virgin Islands July 28, 2004	100% (directly by our company)	Holding company of the other subsidiaries.

Hua Shen Trading (International) Limited (“Hua Shen HK”)	Hong Kong January 20, 1999	100% (through China LianDi)	Delivering industrial valves and other equipment with the related integration and technical services.

Petrochemical Engineering Limited (“PEL HK”)	Hong Kong September 13, 2007	100% (through China LianDi)	Delivering industrial valves and other equipment with the related integration and technical services, and investment holdings.

Bright Flow Control Ltd. (“Bright Flow”)	Hong Kong December 17, 2007	100% (through China LianDi)	Delivering industrial valves and other equipment with the related integration and technical services.

Beijing JianXin Petrochemical Engineering Ltd. (“Beijing JianXin”)	People’s Republic of China (“PRC”) May 6, 2008	100% (through PEL HK)	Delivering industrial valves and other equipment with the related integration and technical services, developing and marketing optimization software, and provision of delayed coking solutions for petrochemical, petroleum and other energy companies.

Hongteng Technology Limited (“Hongteng HK”)	Hong Kong, February 12, 2009	100% (through China LianDi)	Investment holding company.

Beijing Hongteng Weitong Technology Co., Ltd (“Beijing Hongteng”)	PRC January 12, 2010	100% (through Hongteng HK)	Delivering industrial equipment with the related integration and technical services, developing and marketing software, and provision of other technical consultancy services for petrochemical, petroleum and other energy companies in the production safety management field.

In July 2004, China LianDi was founded with 60% owned by Mr. Jianzhong Zuo, the Chief Executive Officer and Chairman of our company, and 40% owned by another minority shareholder. On October 2, 2007, Mr. Zuo acquired the remaining 40% interest in China LianDi for US$1 from the minority shareholder, and accordingly became the sole shareholder of China LianDi. On March 6, 2008, SJ Asia Pacific Limited (a company incorporated in the British Virgin Islands and wholly owned by SJI Inc., a company incorporated in Japan and whose shares are listed on the Jasdaq Securities Exchange, Inc.) acquired a 51% interest in China LianDi from Mr. Zuo in exchange for: (i) US$1.00; (ii) a commitment to invest HK$60,000,000 (or approximately $7.7 million) in China LianDi; and (iii) the provision of financial support for China LianDi by way of an unlimited shareholder loan bearing interest at a rate not exceeding 5% per annum. As a result, at such time China LianDi was owned 51% by SJ Asia Pacific Limited and 49% by Mr. Zuo.

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On January 8, 2010, Mr. Zuo transferred a 25%, 14% and 10% interest in China LianDi to China LianDi Energy Resources Engineering Technology Ltd. (“LianDi Energy,” a company wholly owned by Mr. Zuo), Hua Shen Trading (International) Ltd. (“Hua Shen BVI,” a company incorporated in the British Virgin Islands and wholly owned by SJ Asia Pacific Limited, of which Mr. Zuo is a director and holds voting and dispositive power over the shares held by it) and Rapid Capital Holdings Ltd. (“Rapid Capital”), respectively. On February 10, 2010, SJ Asia Pacific Limited and LianDi Energy transferred 28.06% and 1.47% of their respective interests in China LianDi to Rapid Capital (26.53%) and TriPoint Capital Advisors, LLC (“TriPoint”) (3%), respectively. On February 12, 2010, Rapid Capital transferred its 31.53% interest in China LianDi to LianDi Energy (15.53%), Hua Shen BVI (11%) and Dragon Excel Holdings Ltd (5%). As a result, immediately before the Share Exchange, China LianDi was owned 48% by SJ Asia Pacific Limited (including 25% through Hua Shen BVI) and 39% by Mr. Zuo through LianDi Energy. The remaining 13% was held 5% by Dragon Excel Holdings Limited (“Dragon Excel”), 5% by Rapid Capital and 3% by TriPoint.

Dragon Excel and Rapid Capital were held by two individuals unaffiliated to China LianDi at the time of the transfers. The transfers of a 5% interest in China LianDi from Mr. Zuo to each of Dragon Excel and Rapid Capital were effected for Mr. Zuo’s own personal reasons. The transfer of a 3% interest of China LianDi from our principal shareholder, SJ Asia Pacific Limited, to TriPoint was entered into for consulting services to facilitate our private placement.

Hua Shen HK was founded by Mr. Zuo in 1999. On January 8, 2008, China LianDi acquired a 100% ownership interest in Hua Shen HK from Mr. Zuo. As Hua Shen HK and China LianDi had been under common control, the acquisition of Hua Shen HK by China LianDi has been accounted for using the “as if” pooling method of accounting.

In 2007, China LianDi established PEL HK and Bright Flow, as wholly-owned subsidiaries, in Hong Kong. In 2008, PEL HK established Beijing JianXin as a wholly-owned subsidiary in the PRC.

On December 31, 2010, one of our wholly owned subsidiaries, China LianDi, acquired a 100% equity interest in Hongteng HK (a company incorporated in Hong Kong) from Mr. Zuo, our CEO, for cash consideration of $2,272. This company has a wholly owned subsidiary incorporated in China, Beijing Hongteng Weitong Technology Co., Ltd.

On September 27, 2011, two of our existing stockholders, SJ Asia Pacific Limited ("SJ Asia") and China LianDi Energy Resources Engineering Technology Ltd. ("LianDi Energy"), and Jianzhong Zuo, a director and the sole stockholder of LianDi Energy and the Chairman, President and Chief Executive Officer of our company, consummated the transactions contemplated by the Share Purchase Agreement (the "Share Purchase Agreement"), dated as of September 22, 2011 relating to the purchase by SJ Asia from LianDi Energy of 5,400,000 shares of our common stock in exchange for an aggregate purchase price of $25,920,000 ($4.80 per share). The purpose of the Share Purchase Agreement and the transactions contemplated thereby was for SJ Asia to acquire in excess of 51% of the outstanding common shares of our company and consolidate our company's business with that of SJI, Inc., the parent company of SJ Asia. In addition to the Share Purchase Agreement described above, SJ Asia entered into a joinder agreement to a lock-up agreement with our company whereby SJ Asia agreed that it may only sell up to one-twelfth (1/12) of SJ Asia's holdings every month through February 26, 2012.

On March 30, 2012, SJ Asia signed an Accord and Satisfaction Agreement pursuant to which it agreed to accept on May 9, 2012 (the “Transfer Date”), in lieu of an outstanding debt in the amount of Japanese Yen (J¥) 539,255,277 (approximately US$6,763,518 at an exchange rate of US$1.00 = J¥80.00 on May 10, 2012), 100% of the shares of Rapid Capital Holdings Limited, a corporation organized under the laws of the British Virgin Islands (“Rapid Capital”), who in turn, owns 1,367,725 shares of our common stock. Therefore, SJ Asia indirectly, beneficially owns 1,367,725 shares of our common stock through Rapid Capital.

As a result, SJ Asia beneficially owns an aggregate of 19,881,463 shares of our common stock, which constitutes approximately 54.6% of the outstanding common shares of our company as of the date of this report on Form 10-K. Following the completion of the transactions described above, Mr. Zuo remains the Chairman, President and Chief Executive Officer of our company with the backing of SJ Asia.

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We are also engaged in the manufacturing and selling of industrial chemicals, which is operated through our equity method affiliate, Anhui Jucheng Fine Chemicals Co., Ltd. (“Anhui Jucheng”). Anhui Jucheng is engaged in the business of developing, manufacturing and selling organic and inorganic chemical products and high polymer fine chemical products, and providing chemical professional services.

Anhui Jucheng was incorporated in Anhui, PRC in January 2005. On July 5, 2010, we acquired a 51% interest in Anhui Jucheng and it became our majority-owned subsidiary. On August 30, 2011, six unaffiliated third party investors invested cash in the aggregate of RMB142 million (approximately $22.23 million) in Anhui Jucheng, and as a result, obtained a 23.28% equity interest in Anhui Jucheng. As a result, our equity interest in Anhui Jucheng decreased from 51% to 39.13% and we ceased to have a controlling financial interest in Anhui Jucheng. Nevertheless we still retain an investment in, and a significant influence over, Anhui Jucheng, Anhui Jucheng then became an equity method affiliate of ours.

Private Placement

On February 26, 2010 and immediately following the Share Exchange, we completed a private placement transaction pursuant to a securities purchase agreement with certain investors (collectively, the “Investors”) and sold 787,342 units at a purchase price of $35 per unit, consisting of, in the aggregate, (a) 7,086,078 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of common stock, (b) 787,342 shares of common stock, (c) Series A Warrants to purchase up to 1,968,363 shares of common stock, at an exercise price of $4.50 per share for a three-year period, and (d) Series B Warrants to purchase up to 1,968,363 shares of common stock, at an exercise price of $5.75 per share for a three-year period. We also issued to the placement agent in the private placement (i) warrants to purchase 787,342 shares of common stock at an exercise price of $3.50, (ii) Series A Warrants to purchase 196,836 shares of common stock, and (iii) Series B Warrants to purchase 196,836 shares of common stock, which expire in three years on February 26, 2013. We received aggregate gross proceeds of approximately $27.56 million from the private placement.

Basis of preparation and consolidation and use of estimates

Our audited consolidated financial statements for the years ended March 31, 2012 and 2011 are prepared in accordance with U.S. GAAP.

Our consolidated financial statements include the financial statements of our company and our subsidiaries. All significant inter-company transactions and balances between our company and our subsidiaries have been eliminated upon consolidation.

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to the useful lives of property and equipment and intangible assets, assumptions used in assessing impairment for long-term assets and goodwill, and the fair value of share-based payments and warrants granted in connection with the private placement of preferred stock. We base our estimates and judgments on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. Accordingly, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our financial statements.

●     Revenue recognition

Revenue is recognized when the following four criteria are met as prescribed by Accounting Standard Codification (“ASC”) Topic 605 “Revenue Recognition”: (i) persuasive evidence of an arrangement exists, (ii) product delivery has occurred or the services have been rendered, (iii) the fees are fixed or determinable, and (iv) collectibility is reasonably assured.

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Multiple-deliverable arrangements

We derive revenue from fixed-price sale contracts with customers that may deliver equipment with varied performance specifications specific to each customer and provide technical services for installation, integration and testing of the equipment. In instances where the contract price is inclusive of the technical services, the sale contracts include multiple deliverables. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

●	The delivered item(s) has value to the customer on a stand-alone basis;

●	There is objective and reliable evidence of the fair value of the undelivered item(s); and

●	If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

Our multiple-element contracts generally include customer-acceptance provisions which provide for us to carry out installation, test runs and performance tests at our cost until the equipment can meet the performance specifications within a specified period (“acceptance period”) stated in the contracts. These contracts generally provide the customers with the right to deduct certain percentages of the contract value as compensation or liquidated damages from the balance payment stipulated in the contracts, if the performance specifications cannot be met within the acceptance period. There is generally no provision giving the customers a right of return, cancellation or termination with respect to any uninstalled equipment.

Our delivered equipment has no standalone value to the customer until it is installed, integrated and tested at the customer’s site by us in accordance with the performance specifications specific to each customer. In addition, under these multiple-element contracts, we do not sell the equipment separately from the installation, integration and testing services, and hence there is no objective and reliable evidence of the fair value for each deliverable included in the arrangement. As a result, the equipment and the technical services for installation, integration and testing of the equipment are considered a single unit of accounting pursuant to ASC Subtopic 605-25, Revenue Recognition — Multiple-Element Arrangements. In addition, the arrangement generally includes customer acceptance criteria that cannot be tested before installation and integration at the customer’s site. Accordingly, revenue recognition is deferred until customer acceptance, indicated by an acceptance certificate signed by the customer.

We may also provide our customers with a warranty for one year following the customer’s acceptance of the installed equipment. Some contracts require that 5% to 15% of the contract price be held as retainage for the warranty and only due for payment by the customer upon expiration of the warranty period. For those contracts with retainage clauses, we defer the recognition of the amounts retained as revenue until expiration of the warranty period when collectibility can reasonably be assured. We have not provided for warranty costs for those contracts without retainage clauses, as the relevant estimated costs were insignificant based on historical experience.

Product only

Revenue derived from sales contracts that require delivery of products only is recognized when the titles to the products pass to customers. Titles to the products pass to the customers when the products are delivered and accepted by the customers.

Software sale

We recognize revenue from the delivery of software when the software is delivered to and accepted by the customer, pursuant to ASC Topic 985 “Software” and ASC Topic 605 “Revenue Recognition.” Costs of software revenue include amortization of software copyrights.

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Service

We recognize revenue from provision of services when the service has been performed, in accordance with ASC Topic 605 “Revenue Recognition.”

We are subject to business tax of 5% and value added tax of 17% on the revenues earned for services provided and products sold in the PRC, respectively. We present our revenue net of business tax and related surcharges and value added tax, as well as discounts and returns. There were no product returns for the years ended March 31, 2012 and 2011.

●     Foreign currency

We have evaluated the determination of our functional currency based on the guidance in ASC Topic 830 “Foreign Currency Matters,” which provides that an entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash.

Historically, the sales and purchase contracts of our Hong Kong subsidiaries have substantially been denominated and settled in the U.S. dollar. Therefore, our Hong Kong subsidiaries generate and expend their cash predominately in the U.S. dollar. Accordingly, it has been determined that the functional currency of our Hong Kong subsidiaries is the U.S. dollar.

Historically, the sales and purchase contracts of our PRC subsidiaries have predominantly been denominated and settled in Renminbi (the lawful currency of Mainland China). Accordingly, it has been determined that the functional currency of our PRC subsidiaries is Renminbi.

On our own, we raise financing in the U.S. dollar, pay our own operating expenses primarily in the U.S. dollar, and expect to receive any dividends that may be declared by our subsidiaries (including Beijing JianXin and Beijing Hongteng, which are wholly foreign-owned enterprises with a registered capital denominated in the U.S. dollar) in the U.S. dollar.

Therefore, it has been determined that our functional currency is the U.S. dollar based on the sales price, expense and financing indicators, in accordance with the guidance in ASC 830-10-85-5.

We use the United States dollar (“U.S. Dollar” or “US$” or “$”) for financial reporting purposes. Our subsidiaries maintain their books and records in their respective functional currency, being the primary currency of the economic environment in which their operations are conducted. Assets and liabilities of a subsidiary with functional currency other than the U.S. Dollar are translated into the U.S. Dollar using the applicable exchange rates prevailing at the balance sheet date. Items on the statements of income and comprehensive income and cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of our financial statements are recorded as accumulated other comprehensive income.

Our PRC subsidiaries maintain their books and records in Renminbi (“RMB”), the lawful currency in the PRC, which may not be freely convertible into foreign currencies. The exchange rates used to translate amounts in RMB into the U.S. Dollar for the purposes of preparing the consolidated financial statements are based on the rates as published on the website of People’s Bank of China and are as follows:

	March 31, 2012	March 31, 2011
Balance sheet items, except for equity accounts	US$1=RMB6.2943	US$1=RMB6.5564

	Year ended March 31,
	2012	2011
Items in statements of income and cash flows	US$1=RMB6.3933	US$1=RMB6.7111

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●    Investment in equity method affiliate company

The equity method affiliate company that is not consolidated, but over which we exercise significant influence, is accounted for under the equity method of accounting in accordance to ASC Topic 323 “Equity Method and Joint Ventures”. Whether or not we exercise significant influence with respect to an equity method affiliate depends on an evaluation of several factors including, among others, representation on the equity method affiliate’ s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the equity method affiliate.

Under the equity method of accounting, our share of the earnings or losses of the equity method affiliate is reflected in the caption “Equity in earnings of equity method affiliate” in the consolidated statements of income and comprehensive income. The amount recorded in income is adjusted to eliminate intercompany gains and losses. Our carrying value (including advance to) in the equity method affiliate is reflected in the caption “Investment in and advance to equity method affiliate” in our consolidated balance sheets. Dividends received from the unconsolidated subsidiary reduce the carrying amount of the investment.

When our carrying value in an equity method affiliate is reduced to zero, no further losses are recorded in our consolidated financial statements unless we guarantee obligations of the equity method affiliate or have committed additional funding. When the equity method affiliate subsequently reports income, we will not record its share of such income until it equals the amount of its share of losses not previously recognized.

●    Income taxes

We account for income taxes in accordance with FASB ASC Topic 740 “Income Taxes.”  ASC Topic 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future deductibility is uncertain.

Our income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the tax jurisdictions where we operate. We assess potentially unfavorable outcomes of such examinations based on the criteria of ASC 740-10-25-5 through 740-10-25-7 and 740-10-25-13. The interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04 – Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S.GAAP and IFRSs. The amendments in this update intend to converge requirements for how to measure fair value and for disclosing information about fair value measurements in U.S. GAAP with International Financial Reporting Standards. For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2011. The adoption of the provisions in ASU 2011-04 will have no material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05 – Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this update require (i) that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements (the current option to present components of other comprehensive income (“OCI”) as part of the statement of changes in stockholders’ equity is eliminated); and (ii) presentation of reclassification adjustments from OCI to net income on the face of the financial statements. For public entities, the amendments in this ASU are effective for years, and interim periods within those years, beginning after December 15, 2011. The amendments in this update should be applied retrospectively. Early adoption is permitted. The adoption of the provisions in ASU 2011-05 will have no material impact on our consolidated financial statements.

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In September 2011, the FASB issued ASU No. 2011-08 —Intangibles —Goodwill and Other (Topic 350). The amendments in this update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of the provisions in ASU 2011-08 will have no material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11 —Balance Sheet (Topic 210). The objective of this update is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of the provisions in ASU 2011-11 will have no material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12 —Comprehensive Income (Topic 220). The amendments in this update supersede certain pending paragraphs in ASU No. 2011-05, to effectively defer only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments will be temporary to allow the Board time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities. The amendments in this update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of the provisions in ASU 2011-12 will have no material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

A.  Results of Operations for the Years Ended March 31, 2012 and 2011

The following table sets forth a summary, for the periods indicated, of our consolidated results of operations. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period. All amounts are presented in US dollars.

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	For the year ended March 31,
	2012	2011

NET REVENUE
Sales and installation of equipment	$94,562,731	$103,386,679
Sales of software	17,473,104	14,666,303
Services	3,616,454	215,181
Sales of industrial chemicals	12,026,140	22,574,134
	127,678,429	140,842,297

Cost of revenue
Cost of equipment sold	(80,613,787)	(84,083,187)
Cost of software sold	(4,478,245)	(5,489,240)
Amortization of intangibles	(638,168)	(607,948)
Cost of industrial chemicals	(11,156,356)	(20,879,094)
	(96,886,556)	(111,059,469)
Gross profit	30,791,873	29,782,828

Operating expenses:
Selling	(2,590,083)	(2,296,708)
General and administrative	(3,303,858)	(3,731,147)
Research and development	(346,519)	(258,296)
Total operating expenses	(6,240,460)	(6,286,151)

Income from operations	24,551,413	23,496,677

Other income (expenses), net
Interest income	43,456	122,404
Interest and bank charges	(597,651)	(604,388)
Exchange losses, net	(887,190)	(598,426)
Value added tax refund	-	1,938,205
Gain on deconsolidation of subsidiary	30,407,821	-
Other	131,800	603,527
Total other income (expenses), net	29,098,236	1,461,322

Income before income tax	53,649,649	24,957,999
Income tax expense	(10,656,555)	(519,717)
Income before equity in earnings of equity method affiliate	42,993,094	24,438,282
Equity in earnings of equity method affiliate	1,279,751	-
NET INCOME	44,272,845	24,438,282
Income attributable to noncontrolling interests	80,823	(295,282)
NET INCOME ATTRIBUTABLE TO LIANDI CLEAN STOCKHOLDERS	$44,353,668	$24,143,000
Preferred stock deemed dividend	-	(4,007,745)
Preferred stock dividend	(1,265,886)	(1,823,422)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS OF LIANDI CLEAN	$43,087,782	$18,311,833

EARNINGS PER SHARE:
Basic	$1.35	$0.61
Diluted	$1.22	$0.61

Weighted average number of shares outstanding:
Basic	31,938,481	29,939,570
Diluted	36,444,850	30,182,555

Non-GAAP Measures

To supplement the audited consolidated statement of income and comprehensive income presented in accordance with U.S. GAAP, we also provided non-GAAP measures of income before income tax, net income, net income available to common stockholders and the basic and diluted earnings per share for the years ended March 31, 2012 and 2011, which are adjusted from results based on U.S. GAAP to exclude the non-cash gain and the related deferred income tax expense recorded, which are related to the gain on deconsolidation of Anhui Jucheng for the year ended March 31, 2012, and the non-cash charge recorded, which related to the fair value of the escrow shares allocated to the Series A preferred stock, treated as a deemed dividend, and a deduction of net income available to common stockholders for the year ended March 31, 2011. The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results.  We use both U.S. GAAP and non-GAAP information in evaluating and operating business internally and therefore deem it important to provide all of this information to investors.

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The following table presents a reconciliation of our non-GAAP financial measures to the audited consolidated statements of income and comprehensive income for the years ended March 31, 2012 and 2011: (All amounts in US dollars)

	Year Ended March 31,
	2012		2011
	(US $)	(US $)	(US $)	(US $)
	GAAP	NON GAAP	GAAP	NON GAAP

Income from operations	$24,551,413	$24,551,413	$23,496,677	$23,496,677
Total other income (expenses), net	29,098,236	(1,309,585)	1,461,322	1,461,322
Income before income tax	53,649,649	23,241,828	24,957,999	24,957,999
Income tax expense	(10,656,555)	(3,054,600)	(519,717)	(519,717)
Income before equity in earnings of equity method affiliate	42,993,094	20,187,228	24,438,282	24,438,282
Equity in earnings of equity method affiliate	1,279,751	1,279,751	-	-
NET INCOME	44,272,845	21,466,979	24,438,282	24,438,282
Loss (income) attributable to noncontrolling interests	80,823	80,823	(295,282)	(295,282)
Net income attributable to LianDi Clean stockholders	44,353,668	21,547,802	24,143,000	24,143,000
Preferred stock deemed dividend	-	-	(4,007,745)	-
Preferred stock dividend	(1,265,886)	(1,265,886)	(1,823,422)	(1,823,422)
Net income attributable to common stockholders-Basic	$43,087,782	$20,281,916	$18,311,833	$22,319,578
Preferred stock deemed dividend	-	-	-	-
Preferred stock dividend	1,265,886	1,265,886	-	1,823,422
Net income attributable to common stockholders-Diluted	$44,353,668	$21,547,802	$18,311,833	$24,143,000

Earnings per share
Earnings per common share
Basic	$1.35	$0.64	$0.61	$0.75
Diluted	$1.22	$0.59	$0.61	$0.66

Weighted average number of common shares outstanding:
Basic	31,938,481	31,938,481	29,939,570	29,939,570
Diluted	36,444,850	36,444,850	30,182,555 (1)	36,687,835 (2)

(1)	For the year ended March 31, 2011, the effect of the potential dilutive convertible preferred stock was not included, because the effect is anti-dilutive upon recognition of the deemed dividend in accordance with U.S. GAAP.

(2)	For the year ended March 31, 2011, the effect of the potential dilutive convertible preferred stock was included, because the effect is dilutive regardless of the recognition of the deemed dividend under non-GAAP measures.

Net Revenue:

Net revenue represents our gross revenue net of taxes and the related surcharges, as well as discounts and returns. There were no material discounts and returns for the years ended March 31, 2012 and 2011.

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The following tables set forth the analysis of our net revenue:

	Year ended March 31,
	2012	2011
	US$ M	US$ M

Sales and installation of equipment	94.56	103.39
Sales of software	17.47	14.67
Technical services	3.62	0.21
Sales of industrial chemicals	12.03	22.57
	127.68	140.84

We generated our revenue from delivery of industrial equipment with the related technical engineering services (including, but not limited to, installation, integration and system testing), sales of software products, providing software related technical services, providing other technical consultancy services and sales of chemical products. If sales of equipment and the related technical services or sales of software products and the related technical services are included in one agreement as a total solution package, we have neither objective nor reliable evidence for us to separate our total revenue amount into separate categories. Therefore, the revenue amount indicated as technical services in the above table was calculated based on the total revenue amount of stand-alone technical consultancy service agreements.

For the year ended March 31, 2012, our total net revenue decreased to US$127.68 million from US$140.84 million for the same period of 2011. Without regard to the US$12.03 million and US$22.57 million of net revenue generated from sales of industrial chemicals, which were operated by Anhui Jucheng, and are discussed separately below, our total net revenue decreased to US$115.65 million for the year ended March 31, 2012 from US$118.27 million for the same period of 2011.

The decrease in the total net revenue for the year ended March 31, 2012 was primarily due to the decrease in the net revenue generated from sales and installation of equipment projects, which resulted from the decrease in the average contract amount of the projects completed for the year ended March 31, 2012 as compared to the same period of last year.

For the year ended March 31, 2012, we achieved approximately US$94.56 million of equipment sales and installation revenue, as compared to US$103.39 million for the same period of 2011. We completed 97 projects related to sales and installation of equipment for the year ended March 31, 2012, as compared to 75 projects for the same period of 2011. However, the average contract amount of the projects completed for the year ended March 31, 2012 decreased to approximately US$0.97 million from approximately US$1.38 million for the same period of 2011.

For the years ended March 31, 2012 and 2011, we achieved approximately US$17.47 million and US$14.67 million of software and related technical implementation services revenue, respectively.

For the years ended March 31, 2012 and 2011, we sold 85 sets and 32 sets of our data processing software and provided the related implementation services. We achieved approximately US$8.86 million and US$2.86 million of software revenue, respectively. In addition, for the year ended March 31, 2012, we also achieved approximately US$8.61 million from software sales and technical consultancy services, which related to a purchased software use right and the related training and application program. For the year ended March 31, 2011, we also achieved approximately US$11.81 million of software and the related technical implementation services revenue in relation to software sales and technical implementation contracts we signed with China Petroleum and Petrochemical Engineering Institute (CPPEI), a direct subsidiary of Petro China Company Limited (“PetroChina”), which related to a special ordered software we purchased and customized for PetroChina and primarily used for the production planning and products distribution management system, which covered approximately 200 end users of the logistics dispatch command centers of PetroChina in Beijing and six other provinces across China.

For the years ended March 31, 2012 and 2011, we achieved approximately US$3.62 million and US$0.21 million of technical consultancy services revenue, respectively. For the year ended March 31, 2012, our technical consultancy services revenue achieved were primarily related to the Hazard and Operability Analysis (“HAZOP”) consultancy services revenue.

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As of March 31, 2012 and 2011, we had 16 and 17 signed but uncompleted contracts, respectively, with total contract amounts of approximately US$45 million and US$11 million, respectively. We have served the Chinese petroleum and petrochemical industries since 2004 through our PRC operating subsidiaries. We established and developed our relationships with international industrial equipment manufacturers, such as Cameron, DeltaValve and Poyam Valves. We also analyzed the domestic market and the local customers’ needs. As a result, we are one of the few domestic companies able to provide localized services for international companies lacking local offices in China. This process also allowed us to meet the high standards and requirements set by our customers, the major petroleum and petrochemical companies in China, and become an approved vendor. Along with the rapid growth of the petroleum and petrochemical industries and the rapid growth of the fixed asset investments within these industries, we successfully increased the scope of projects performed for our customers from the second half of our fiscal year 2009 and in our fiscal years 2010 and 2011. In fiscal 2012, due to increased competition in industrial equipment sales and installation projects, our revenue achieved in this segment decreased by approximately 8.5% as discussed above. In order to secure our competitive advantage and market share in this business segment, we successfully developed relationships with several new suppliers, such as Sandvik, GE and Finder Pompes S.A.S. to distribute their products to the large Chinese petroleum and petrochemical companies in fiscal 2012, which expanded our ability to bid for a broader range of products and services while meeting more of our customers’ needs. In return, this will enable us to enhance our completive advantages in this area and continue to secure our market share in future periods.

Our equity method affiliate company, Anhui Jucheng, is primarily engaged in manufacturing and selling an industrial chemical product called Polyacrylamide. Polyacrylaminde is primarily used in the following areas: (1) tertiary oil recovery; (2) wastewater, organic wastewater disposal and sewage treatments; (3) auxiliary for the papermaking industry; and (4) flocculant for river water treatments. On July 5, 2010, we acquired a 51% equity interest of Anhui Jucheng and Anhui Jucheng became our majority-owned subsidiary. On August 30, 2011, our equity ownership of Anhui Jucheng decreased from 51% to 39.13% as a result of a total investment of RMB142 million (approximately US$22.23 million) contributed by six unaffiliated Chinese equity funds, who in the aggregate obtained a 23.28% equity interest of Anhui Jucheng. We have ceased to have a controlling interest in Anhui Jucheng. Anhui Jucheng’s results of operations were consolidated with ours from July 5, 2010 through August 30, 2011.

For the period from April 1, 2011 through August 30, 2011, Anhui Jucheng sold approximately 5,156 tons of Polyacrylamide products and achieved approximately US$12.03 million of net revenue. For the period from July 5, 2010 through March 31, 2011, Anhui Jucheng sold approximately 10,855 tons of Polyacrylamide products and achieved approximately US$22.57 million of net revenue.

Cost of sales:

Cost of sales consists of the equipment purchase cost recognized in-line with the related contract revenue, the amortization amount of our software copyright, and the purchase cost of software user rights and software training courses related to the software sales and technical services contracts we sign with our customers. Other direct installation and testing costs related to the software sales and direct cost of performing separate technical services were insignificant based on our historical experience as compared to the related revenue amount. Therefore, in our normal course of business, we do not consider it necessary to separate these direct costs from our total operating expenses.

As stated above, Anhui Jucheng’s results of operations were consolidated with ours from July 5, 2010 through August 30, 2011. Cost of sales of Anhui Jucheng represented the manufacturing cost of the chemical product, Polyacrylamide, sold in each reporting period, which primarily consists of raw material cost (primarily acrylonitrile, acrylic acid and acrylamide solution), salary cost of the manufacturing department and other manufacturing overhead such as electricity, water, depreciation and other manufacturing supplies.

For the year ended March 31, 2012, our total cost of sales decreased to US$96.89 million from US$111.06 million for the same period of 2011. Without regard to the cost of sales of US$11.16 million and US$20.88 million incurred by Anhui Jucheng for the years ended March 31, 2012 and 2011, respectively, our total cost of sales decreased to US$85.73 million for the year ended March 31, 2012 as compared to US$90.18 million for the same period of 2011.

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The decrease of the cost of sales for the year ended March 31, 2012 as compared to the same period of 2011 was primarily due to a decrease of cost of sales associated with equipment sales and installation contracts and was consistent with the decrease of our equipment sales and installation net revenue achieved for the year ended March 31, 2012 as compared to the same period of 2011.

Gross margin:

	Year ended March 31,
	2012	2011
	US$ M	US$ M
Equipment sales and installation, software sales and technical services
Net revenue	115.65	118.27
Cost of sales	85.73	90.18
Gross margin	29.92	28.09
Overall gross margin (%)	26%	24%

Without regard to the gross profit generated by Anhui Jucheng, which is discussed separately below, for the year ended March 31, 2012, our gross profit increased to US$29.92 million as compared to US$28.09 million for the same period of 2011. The level of our overall gross margin was primarily affected by (1) the relative percentage of our separate software sales and technical consultancy services volume for each reporting period, which contributed a much higher gross margin as compared to that of our equipment sales and installation contracts; and (2) the overall average gross margin of our equipment sales and installation projects completed for each reporting period, which normally constituted the majority of our total revenue amount, especially on an annual basis.

Our overall gross margins were 26% and 24% for the years ended March 31, 2012 and 2011, respectively. The increase in our overall gross margin for the year ended March 31, 2012 was primarily due to an increase of gross margin achieved from our software revenue as compared to the same period of 2011. Such increase was partially offset by the decrease in the gross margin achieved for our equipment sales and installation projects as discussed below.

For the years ended March 31, 2012 and 2011, the gross margin of our equipment sales and installation contacts was 15% and 19%, respectively. The decrease in the overall average equipment sales and installation gross margin for the year ended March 31, 2012 as compared to that for the year ended March 31, 2011 was primarily due to increased competition in this business segment.

For the years ended March 31, 2012 and 2011, the relative percentage of our separate software revenue over the total net revenue we achieved (excluding the revenue of Anhui Jucheng) was 15% and 12%, respectively, and the overall gross margin for our separate software sales was 71% and 58%, respectively. These were the main reasons for the increase in our overall gross margin for the year ended March 31, 2012 as compared to the same period of 2011, as discussed above.

For data processing software revenue, which related cost of sale was primarily the amortization expenses of our software copyright, the gross margin is normally between 80%-95%, depending on the volume of software packages sold during each reporting period. For the year ended March 31, 2012, the increase of our overall software gross margin were primarily due to: (1) the fact that we achieved approximately 93% gross margin for our data processing software revenue as compared to 79% for the same period of last year, which are primarily due to the increase of data process software revenue to US$8.86 million as compared to US$2.86 million in the same period of last year; and (2) the percentage of lower gross margin software revenue related to purchased software user rights customized and resold to customers over total software revenue decreased to 49% for the year ended March 31, 2012 as compared to 81% in fiscal 2011, which only achieved gross margin of 48% and 54% for the years ended March 31, 2012 and 2011, respectively.

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For the year ended March 31, 2012, the percentage of our separate technical consultancy services revenue over total revenue (excluding the revenue of Anhui Jucheng) increased to 3% from 0.2% for the same period of last year, which also contributed to the increase in gross profit and gross margin for the year ended March 31, 2012.

We believe that our overall gross margin is typically between 20%-30% on a fiscal year basis, based on our existing business models. On a quarterly basis, our overall gross margin fluctuates primarily because of the different percentages of the software and technical services revenue and the equipment sales and installation revenue recognized in each quarter (reporting period).

	April 1, 2011 – August 30, 2011	July 5, 2010 - March 31, 2011
	US$ M	US$ M
Sale of industrial chemicals
Net revenue	12.03	22.57
Cost of sales	11.16	20.88
Gross margin	0.87	1.69
Overall gross margin (%)	7%	7%

As stated above, Anhui Jucheng’s results of operations were consolidated with ours from July 5, 2010 through August 30, 2011. There was no material fluctuation of the overall gross margin achieved by Anhui Jucheng for the periods when its results of operations were consolidated with ours.

With the RMB142 million of cash investment contributed by the six unaffiliated third party investors, Anhui Jucheng is now in the progress of expanding its production facilities, which is expected to be completed around the middle of fiscal 2013. According to management’s expectation, Anhui Jucheng’s total production capacities will be increased to 53,000 metric tons per annum from its current production capacities of 18,000 metric tons per annum.

Operating expense

Our operating expenses include selling expenses, general and administrative expenses and research and development expenses.

1.     Equipment sales and installation, software sales and technical services

The following table sets forth the analysis of our operating expenses (excluding those of Anhui Jucheng):

	Year ended March 31,
	2012		2011
	US$ M	% of Revenue	US$ M	% of Revenue

Net revenue	115.65	100%	118.27	100%
– Selling expenses	2.04	1.8%	1.66	1.4%
– G&A expenses	2.80	2.4%	2.93	2.5%
– R&D expenses	0.30	0.3%	0.26	0.2%
Total operating expenses	5.14	4.4%	4.85	4.1%

Selling expenses:

Our selling expenses increased to US$2.04 million for the year ended March 31, 2012 from US$1.66 million for the same period of 2011. Our selling expenses primarily include freight, marketing research and development expenses, salary expenses and traveling expenses of our sales department.

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For the year ended March 31, 2012, the change in our selling expenses was primarily due to the following: (1) salary expenses and other staff related benefits increased by approximately US$0.26 million, which was primarily due to the inclusion of Beijing Hongteng, the newly acquired subsidiary from January 2011, as a result, for the year ended March 31, 2012, a 12-month salary expense incurred by Beijing Hongteng was included in our results of operations as compared to a 3-month salary expense incurred by Beijing Hongteng that was included from January 2011 for the year ended March 31, 2011; (2) traveling expenses, entertainment expenses, communication expenses and other general office expenses of our sales department also increased by approximately US$0.16 million for the same reason as discussed above; (3) freight increased by approximately US$0.02 million; and (4) market research and development expenses decreased by approximately US$0.07 million, owing to our prior years’ efforts in the marketing activities allowing us to spend less marketing expenses for the year ended March 31, 2012.

According to our past experience, we believe the percentage of our total selling expenses compared to the total net revenue recognized for each reporting period is immaterial (normally less than 3%-5% of the total revenue) and fluctuates on a quarterly basis, because our average total solution business cycle is normally from six months to twelve months, and a significant portion of our sales activities (including, but not limited to, attending bidding invitation meetings, providing customers surveys and analysis, presenting proposals to customers, and finalizing total solution packages with customers) were performed before the contracts were signed, in consideration of the pre-market activities that may not generate revenue. In accordance with the principles set by U.S. GAAP, our expenses for the “pre-contract” stage were expensed and recorded in earnings when they incurred. Therefore, the amount of “pre-contract” expenses was directly related to marketing activities and the number of contracts we anticipated during each reporting period. Our “pre-contract” expenses were not related to corresponding contract revenue being recognized.

General and administrative expenses:

Our general and administrative expenses decreased to US$2.80 million for the year ended March 31, 2012 from US$2.93 million for the same period of 2011. Our general and administrative expenses primarily include: (1) salary and benefits for management and administrative departments (finance, importation, human resources and administration); (2) office rental and other administrative supplies; (3) management’s traveling expenses; (4) general communication and entertainment expenses; and (5) professional service charges (including, but not limited to, legal, audit, financial consultancy and investor relations).

For the year ended March 31, 2012, the changes in our general and administrative expenses was primarily due to the following: (1) salary expenses and related staff welfare increased by approximately US$0.19 million, primarily due to the inclusion of Beijing Hongteng, our newly acquired subsidiary from January 2011, as a result, for the year ended March 31, 2012, a 12-month salary expense incurred by Beijing Hongteng was included in our results of operations as compared to a 3-month salary expense incurred by Beijing Hongteng that was included from January 2011 for the year ended March 31, 2011; (2) rental expenses increased by approximately US$0.09 million, primarily due to the increase of rental expenses incurred by Beijing Hongteng, such increase was partially offset by the decrease of office space leased by our HK subsidiaries from September 2010; (3) bank handling charges related to contract settlement transactions increased by approximately US$0.20 million, due to the increase of the bank settlement transactions incurred for the year ended March 31, 2012 as compared with the same period of 2011; (4) general office administration expenses decreased by approximately US$0.04 million, primarily due to the decease of general office expenses of our HK subsidiaries, because we used to engage a third party service provider to help us assume the contract settlement transactions with the commercial banks in HK. However, starting from the second half of our fiscal 2011, we began to gradually assume these transactions with our HK banks without any assistance from third parties; (5) professional services charges decreased by approximately US$0.36 million, as we gradually trained our own staff to assume more duties in relation to these matters and decreased the related outsourcing of professional service; and (6) share-based payment also decreased by approximately US$0.20 million, due to a decrease of related outsourcing of professional services from third parties as discussed above.

Research and development expenses:

Research and development expenses represent salary expenses and other related expenses of our research and development department. Our research and development expenses increased to US$0.30 million for the year ended March 31, 2012 from US$0.26 million for the same period of 2011. The increase of our research and development expenses was primarily due to the increase in such expenses by Beijing Hongteng, our newly acquired subsidiary from January 2011. We expect our research and development expenses to increase in the future as we plan to hire additional research and development personnel to strengthen the functionality of our current software products, develop additional competitive industrial software products and provide more software related technical consultancy services.

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2.     Sale of industrial chemicals

As stated above, Anhui Jucheng’s results of operations were consolidated with ours from July 5, 2010 through August 30, 2011.

The following table sets forth the analysis of operating expenses of Anhui Jucheng:

	April 1, 2011 – August 30, 2011		July 5, 2010 - March 31, 2011
	US$ M	% of Revenue	US$ M	% of Revenue

Net revenue	12.03	100%	22.57	100%
– Selling expenses	0.55	4.6%	0.64	2.8%
– G&A expenses	0.50	4.2%	0.80	3.5%
– R&D expenses	0.05	0.4%	-	-

Total operating expenses	1.10	9.2%	1.44	6.3%

Selling expenses:

For the period from April 1, 2011 through August 30, 2011, Anhui Jucheng incurred approximately US$0.55 million of selling expenses, which primarily consisted of (1) freight expenses of approximately US$0.16 million, (2) product packing material costs and other supplies of approximately US$0.11 million, (3) salary and bonus for the sales department of approximately US$0.17 million, and (4) other general expenses incurred by the sales department, such as traveling expenses, communication expenses and other similar expenses of approximately US$0.11 million.

For the period from July 5, 2010 through March 31, 2011, Anhui Jucheng incurred approximately US$0.64 million of selling expenses, which primarily consisted of (1) freight expense of approximately US$0.32 million, (2) products packing material costs of approximately US$0.13 million, (3) salary expense of the sales department of approximately US$0.09 million, and (4) other general expenses incurred by the sales department, such as traveling expenses, communication expenses and other similar expenses of approximately US$0.10 million.

General and administrative expenses:

For the period from April 1, 2011 through August 30, 2011, Anhui Jucheng incurred approximately US$0.50 million of general and administrative expenses, which primarily consisted of (1) salary and welfare of management and administrative staff of approximately US$0.12 million, (2) traveling and entertainment expenses of approximately US$0.06 million, (3) insurance and other taxes of approximately US$0.07 million, (4) office administration expenses, such as communication, utilities, depreciation and other office supplies, of approximately US$0.20 million, and (5) bad debts provision of approximately US$0.05 million.

For the period from July 5, 2010 through March 31, 2011, Anhui Jucheng incurred approximately US$0.80 million of general and administrative expenses, which primarily consisted of (1) salary and welfare of management and administrative staff of approximately US$0.30 million (including approximately US$0.10 million of special compensation paid to two key technical specialists hired during the period), (2) traveling and entertainment expenses of approximately US$0.11 million, (3) insurance and other taxes of approximately US$0.12 million, and (4) office administration expenses, such as communication, utilities, depreciation and other office supplies, of approximately US$0.27 million.

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Research and development expenses:

For the period from April 1, 2011 through August 30, 2011, Anhui Jucheng incurred approximately US$0.05 million of research and development expenses, which was related to a product technical update project conducted by Anhui Jucheng during the period. No research and development expenses were incurred by Anhui Jucheng for the period from July 5, 2010 through March 31, 2011.

Operating profits

As a result of the foregoing, for the year ended March 31, 2012, our operating profit increased to US$24.55 million, of which approximately US$24.78 million was generated from our equipment sales and installation, software sales and technical services, and our sales of industrial chemicals incurred approximately US$0.23 million of operating loss for the year ended March 31, 2012, as compared to US$23.50 million of operating profits that we achieved for the year ended March 31, 2011, of which US$23.25 million was generated from our equipment sales and installation, software sales and technical services and US$0.25 million was generated from our sales of chemical products.

Other income and expenses

Our other income and expenses primarily include interest income, interest expenses and bank charges for credit facilities, exchange gains or losses, value added tax refunds, gain on the deconsolidation of our subsidiary, and other income and expenses. As stated above, Anhui Jucheng’s results of operations were consolidated with ours from July 5, 2010 through August 30, 2011.

Interest income, interest expenses, bank charges and exchange gains or losses:

●	Interest income represents the interest income we earned from cash deposits we kept in the commercial banks and interest income from temporary loans we made to a related party as disclosed in Note 10 to our audited consolidated financial statements.

●	Interest expenses represented the interest expenses incurred for the working capital loans we borrowed from our shareholder, SJ Asia, (annual interest rate of 3% to 5%) and from banks. For the year ended March 31, 2012, we incurred interest expenses of approximately US$0.25 million on shareholder loans, interest expenses of approximately US$0.05 million on working capital loans borrowed by Anhui Jucheng, and interest and bank charges of approximately US$0.30 million on overdrafts and short-term bank loans for importation of oil sludge cleaning equipment and equipment for our equipment sales and installation contracts.

●	Exchange losses incurred for the years ended March 31, 2012 and 2011 were primarily due to the devaluation of the US dollar against Renminbi, Japanese Yen and Euro.

Value added tax refund:

Our PRC subsidiary, Beijing JianXin, has been recognized by the PRC government as a software enterprise. The standard value added tax rate for sales of products of PRC enterprises is 17%. Under the PRC government’s preferential policies for software enterprises, Beijing JianXin is entitled to a refund of 14% value added tax with respect to sales of software products. This refund is regarded as subsidy income granted by the PRC government. We recognize the value added tax refund as other income only when it has been received. There is no condition to the use of the refund received. We received approximately US$nil and US$1.94 million of value added tax refund for the years ended March 31, 2012 and 2011, respectively.

Gain on deconsolidation of a subsidiary:

The deconsolidation of Anhui Jucheng occurred on August 30, 2011. It was accounted for in accordance with ASC Topic 810 “Consolidation”. For the year ended March 31, 2012, we recognized a non-cash gain of approximately US$30.41 million upon the deconsolidation of Anhui Jucheng in our consolidated statements of income and comprehensive income with a corresponding increase in the carrying value of our investment in Anhui Jucheng in our consolidated balance sheet. This deconsolidation gain represents the excess of the fair value of our retained equity interest in Anhui Jucheng, which is 39.13%, over its carrying value as of the date of deconsolidation.

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Other:

For the period from April 1, 2011 through August 30, 2011, Anhui Jucheng achieved approximately US$0.11 million of other income from selling scrap raw materials and other supplies, and received approximately US$0.02 million subsidy income from its local government authorities. For the period from July 5, 2010 and through March 31, 2011, Anhui Jucheng received approximately US$0.46 million from its provincial and regional governments for its technologies contribution and development in the polyacrylamide production field, and also achieved approximately US$0.14 million of other income from selling of scrap raw materials and other supplies.

Income before income tax

As a result of the foregoing, for the year ended March 31, 2012, our income before income tax increased to US$53.65 million. Without regard to the US$30.41 million non-cash gain recognized upon the deconsolidation of Anhui Jucheng, for the year ended March 31, 2012, our adjusted income before income tax decreased to US$23.24 million. Approximately US$23.38 million was generated from our equipment sales and installation, software sales and technical services. Our sales of industrial chemicals incurred approximately US$0.14 million of loss before income tax for the year ended March 31, 2012. This compared to US$24.96 million of income before income tax for the year ended March 31, 2011, US$24.22 million of which was generated from our equipment sales and installation, software sales and technical services, and US$0.74 million of which was generated from our sales of industrial chemicals.

Income tax expenses

The entities within our company file separate tax returns in their respective tax jurisdictions in which they operate.

Under the Inland Revenue Ordinance of Hong Kong, profits arising in or derived from Hong Kong are chargeable to Hong Kong profits tax, and the residence of a taxpayer is not relevant. Therefore, our Hong Kong subsidiaries are generally subject to Hong Kong profits tax on their taxable income derived from the trade or businesses carried out by them in Hong Kong at 16.5% for the years ended March 31, 2012 and 2011, respectively.

Beijing JianXin, established in the PRC, is generally subject to PRC income tax. Beijing JianXin has been recognized by the relevant PRC tax authority as a software enterprise and is entitled to tax preferential treatment — a two year tax holiday through EIT exemption (from its first profitable year) for the calendar years ended December 31, 2009 and 2010 and a 50% reduction on its EIT rate for the three ensuing calendar years ending December 31, 2011, 2012 and 2013.

Beijing Hongteng and Anhui Jucheng are subject to a 25% income tax for the years ended March 31, 2012 and 2011.

No provision for other overseas taxes is made as neither we nor China LianDi have any taxable income in the U.S. or the British Virgin Islands.

The new income tax law in China imposes a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside of China for distribution of earnings generated after January 1, 2008. Under the new income tax law, the distribution of earnings generated prior to January 1, 2008 is exempt from withholding tax. As our subsidiaries in the PRC will not be distributing earnings to us for the years ended March 31, 2012 and 2011, no deferred tax liability has been recognized for the undistributed earnings of these PRC subsidiaries at March 31, 2012 and 2011. Total undistributed earnings of these PRC subsidiaries at March 31, 2012 and March 31, 2011 were RMB635,873,058 ($101,023,634) and RMB346,109,423 ($52,789,552), respectively.

Income tax expenses increased for the year ended March 31, 2012, which was mainly due to the expiration of the EIT exemption period of Beijing JianXin. From January 1, 2011, Beijing JianXin is subject to 12.5% EIT until December 31, 2013.

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For the year ended March 31, 2012, our income tax expenses also included (1) approximately US$7.60 million of deferred income tax expense for the deconsolidation gain recognized upon the deconsolidation of Anhui Jucheng on August 30, 2011, which was calculated based on approximately US$30.41 million of deconsolidation gain and an income tax rate of 25%, the enacted tax rate that will be in effect in the period in which the differences are expected to reverse; and (2) approximately US$0.03 million of deferred income tax benefits, in relation to the depreciation and amortization of Anhui Jucheng’s revalued properties, plant and equipment and the land use right upon the acquisition of Anhui Jucheng on July 5, 2010. Given the foregoing, the net amount recognized as deferred income tax expense was approximately US$7.57 million for the year ended March 31, 2012. For the year ended March 31, 2011, our income tax expenses also included approximately US$0.04 million of deferred income tax benefits, in relation to the depreciation and amortization of Anhui Jucheng’s revalued properties, plant and equipment and the land use right upon the acquisition of Anhui Jucheng on July 5, 2010.

Equity in earnings of equity method affiliate

Upon the deconsolidation of Anhui Jucheng, which occurred on August 30, 2011, we ceased having a controlling financial interest in Anhui Jucheng and Anhui Jucheng became an equity method affiliate company of ours. Therefore, in accordance with ASC Topic 323 “Equity Method and Joint Ventures,” for the year ended March 31, 2012, we recognized our pro-rata share of net income incurred by Anhui Jucheng for the period from August 31, 2011 through March 31, 2012, which was approximately US$1.28 million, in our consolidated statement of income and comprehensive income, with a corresponding increase in the carrying value of our long-term investment in Anhui Jucheng in our consolidated balance sheet. The net income achieved by Anhui Jucheng for the period from August 31, 2011 through March 31, 2012 was primarily subsidy income received from its local government.

Net income

As a result of the foregoing, for the year ended March 31, 2012, our net income increased to US$44.27 million. Without regard to the US$30.41 million non-cash gain and related US$7.60 million deferred income tax expense recognized upon the deconsolidation of Anhui Jucheng, for the year ended March 31, 2012, our adjusted net income decreased to US$21.46 million, of which approximately US$20.35 million was generated from our equipment sales and installation, software sales and technical services, and approximately US$1.11 million was generated from our sales of industrial chemicals. This compared to US$24.44 million of net income for the year ended March 31, 2011, that consisted of US$23.84 million which was generated from our equipment sales and installation, software sales and technical services and US$0.60 million which was generated from our sale of industrial chemicals.

Loss (income) attributable to noncontrolling interests

As stated above, Anhui Jucheng’s results of operations were consolidated with ours from July 5, 2010 through August 30, 2011. During the period that Anhui Jucheng’s results of operations were consolidated with ours, net loss or income generated from Anhui Jucheng was allocated to the noncontrolling shareholder of Anhui Jucheng based on his percentage ownership in the entity, which was 49%, during that period. Therefore, for the period from April 1, 2011 through August 30, 2011, approximately US$0.08 million of Anhui Jucheng’s net loss incurred was attributable to the 49% noncontrolling shareholder of Anhui Jucheng. For the period from July 5, 2010 through March 31, 2011, approximately US$0.30 million of Anhui Jucheng’s net income was attributable to the 49% noncontrolling shareholder of Anhui Jucheng.

Net income available to LianDi Clean stockholders

Net income minus income attributable to noncontrolling interests is net income available to LianDi Clean stockholders. For the year ended March 31, 2012, net income available to LianDi Clean stockholders was US$44.35 million. Without regard to the US$30.41 million non-cash gain and the related US$7.60 million deferred income tax expense recognized upon the deconsolidation of Anhui Jucheng, for the year ended March 31, 2012, our adjusted net income available to LianDi Clean stockholders was approximately US$21.54 million as compared to US$24.14 million for the year ended March 31, 2011.

Preferred stock deemed dividend

The fair value of the escrow shares is attributed to newly issued securities in the private placement and was allocated according to their respective fair value at February 26, 2010:

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Allocation of
escrow shares

Discount on common stock	$373,260
Dividend on preferred stock	4,007,745
Discount on warrants	544,805
Total	$4,925,810

The amount of the escrow shares allocated to preferred stock is accreted similar to a dividend to the preferred stock, regardless of the probability of meeting 2011 net income targets, over the period from the date of issuance of securities in the private placement to March 31, 2011, using the effective interest method. Accretion of such preferred stock deemed dividend for the year ended March 31, 2011 was approximately US$4.01 million, which was recorded as a deduction to the net income available to common stockholders of LianDi Clean for the year ended March 31, 2011. No further accretion was required after March 31, 2011.

Preferred stock dividend

In accordance with the securities purchase agreement we entered into with our investors on February 26, 2010, holders of Series A Preferred Stock are entitled to a cumulative dividend at an annual rate of 8%. The amount of the preferred stock dividend we accrued was calculated by the liquidation preference amount of the Series A Preferred Stock, which was US$3.50 per share, and the actual number of days each share was outstanding within the reporting period. The total preferred stock dividend accrued was approximately US$1.27 million and US$1.82 million for the years ended March 31, 2012 and 2011, respectively.

Net income available to common stockholders of LianDi Clean

Net income available to LianDi Clean stockholders minus the preferred stock deemed dividend and preferred stock cash dividend is net income available to common stockholders of LianDi Clean. For the years ended March 31, 2012 and 2011, net income available to common stockholders of LianDi Clean was approximately US$43.09 million and US$18.31 million, respectively. Without regard to the US$30.41 million non-cash gain and the related US$7.60 million deferred income tax expense recognized upon the deconsolidation of Anhui Jucheng, for the year ended March 31, 2011, and the US$4.01 million preferred stock deemed dividend recognized for the year ended March 31, 2011, our adjusted net income available to common stockholders of LianDi Clean was US$20.28 million and US$22.32 million, respectively.

B.  Liquidity and capital resources

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Restricted cash is excluded from cash and cash equivalents. As of March 31, 2012, we had cash and cash equivalents of approximately US$86.0 million.

Our liquidity needs include net cash used in operating activities, which primarily consists of: (a) cash required for importing the equipment to be distributed to our customers and cash required for our majority owned subsidiary, Anhui Jucheng, to purchase raw materials for the manufacturing of chemical products, before Anhui Jucheng was deconsolidated; (b) related freight and other distribution expenses for our shipments of equipment to customers and manufacturing expenses for the production of chemical products, before Anhui Jucheng was deconsolidated; and (c) our general working capital needs, which include payment for staff salary and benefits, payment for office rent and other administrative supplies. Our net cash used in investing activities primarily consists of the investments in computers and other office equipment, investment in purchasing oil sludge cleaning equipment and upgrading and expanding our existing manufacturing facilities for our majority owned subsidiary, Anhui Jucheng, before Anhui Jucheng was deconsolidated. For the years ended March 31, 2012 and 2011, we primarily financed our liquidity needs through our existing cash.

The following table provides detailed information about our net cash flow for the periods indicated:

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	Year Ended March 31,
	2012	2011
	(Amount in thousands of US dollar)
Net cash provided by operating activities	2,057	12,864
Net cash used in investing activities	(16,539)	(1,676)
Net cash provided by financing actives	25,617	1,745
Effect of foreign currency exchange rate changes	1,624	1,071
Net increase in cash and cash equivalents	12,759	14,004

Net cash provided by operating activities:

For the year ended March 31, 2012, net cash provided by operating activities of US$2.06 million was primarily attributable to:

(1)	net income of US$21.69 million (excluding approximately US$1.53 million of non-cash expenses of depreciation, amortization, and share-based payments, approximately US$1.28 million of equity income in equity method affiliate and approximately US$30.41 million of non-cash gain and a related US$7.57 million of deferred income tax expense recognized for the deconsolidation of Anhui Jucheng);

(2)	the receipt of cash from operations from changes in operating assets and liabilities such as:

-	accounts payable increased by approximately US$3.09 million;

-	deferred revenue, other payables and accruals increased by approximately US$0.33 million, and

-	income tax payable increased by approximately US$2.99 million.

(3)	offset by the use from operations from changes in operating assets and liabilities such as:

-	accounts receivable and notes receivable balance increased by approximately US$11.74 million;

-	we spent approximately US$6.64 million as prepayments to our equipment suppliers for uncompleted contracts and our raw material suppliers of industrial chemicals and at the same time, inventory balances increased by approximately US$3.76 million; and

-	we spent approximately US$3.90 million for prepaid expenses, and other current assets during the year, all of which represent a cash outflow of the year.

For the year ended March 31, 2011, net cash provided by operating activities of US$12.86 million was primarily attributable to:

(1)	net income of approximately US$26.42 million (excluding approximately US$1.98 million of non-cash expenses of depreciation, amortization, deferred income tax and share-based payments);

(2)	the receipt of cash from operations from changes in operating assets and liabilities such as:

-	other payable and accrued expenses increased by approximately US$2.39 million; and

-	income tax payable increased by approximately US$0.56 million.

(3)	offset by the use from operations from changes in operating assets and liabilities such as:

-	accounts receivable and notes receivable increased by approximately US$7.45 million;

-	we spent approximately US$4.86 million in prepayments, which was primarily paid to our equipment suppliers for uncompleted projects of our equipment sales and installation contracts, and our raw material suppliers of industrial chemicals, and at the same time inventory balance increased by approximately US$3.12 million;

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-	tender deposits and other prepaid expenses increased by approximately US$1.03 million; and

-	we spent approximately US$0.05 million to settle our account payables during the year, all of which represent a cash outflow of the year.

Net cash used in investing activities:

For the year ended March 31, 2012, our net cash used in investing activities primarily consisted of the following transactions: (1) we spent approximately US$0.14 million purchasing general office equipment; (2) Anhui Jucheng spent approximately US$2.89 million to purchase equipment to upgrade its current manufacturing facilities, and spent approximately US$2.11 million as a deposit for land use rights; (3) the cash outflow effect of the deconsolidation of Anhui Jucheng was approximately US$5.36 million, which represented the cash and cash equivalents balance of Anhui Jucheng on the date of the deconsolidation; (4) we made a temporary loan to a related party of approximately US$0.40 million during the year; and (5) we made temporary loans to unrelated parties of approximately US$5.63 million during the year. In aggregate, these transactions resulted in a net cash outflow from investing activities of approximately US$16.54 million for the year ended March 31, 2012.

For the year ended March 31, 2011, our net cash used in investing activities primarily consisted of the following transactions: (1) we had an approximately US$2.39 million net cash inflow in connection with the Anhui Jucheng acquisition that closed on July 5, 2010, representing Anhui Jucheng’s cash and cash equivalents upon acquisition by us. We injected capital of RMB40.8 million (approximately US$6 million) into Anhui Jucheng in the form of cash in exchange for a 51% equity interest. Anhui Jucheng then became our subsidiary. The capital contribution has no impact on our consolidated cash flows; (2) during the year ended March 31, 2011, we spent approximately US$0.62 million purchasing oil sludge cleaning equipment and approximately US$0.07 million for other office equipment; our majority owned subsidiary, Anhui Jucheng, spent approximately US$0.50 million to purchase equipment to upgrade its current manufacturing facilities and also spent approximately US$1.26 million as a deposit for land use rights to further upgrade its manufacturing facilities; (3) during the year ended March 31, 2011, we repaid approximately US$4.92 million in third party loans; and (4) we collected approximately US$3.30 million of temporary loan, made to a third party. In the aggregate, these transactions resulted in a net cash outflow from investing activities of approximately US$1.68 million for the year ended March 31, 2011.

Net cash provided by financing activities:

Our net cash provided by or used in financing activities included the following transactions: (1) the loans we borrowed from or repaid to our shareholders and noncontrolling shareholder of our majority owned subsidiary, Anhui Jucheng, before Anhui Jucheng was deconsolidated; (2) cash used for the payment of cash dividends to our convertible preferred stockholders; (3) the decrease or increase of our restricted cash balance, which represents our bank deposits held as collateral for our credit facilities; (4) short-term loans and revolving lines of credit we borrowed from or repaid to commercial banks; and (5) temporary loans we borrowed from or repaid to other third parties.

For the year ended March 31, 2012, (1) we paid approximately US$0.76 million in cash for the dividends on our convertible preferred stock; (2) as of March 31, 2012, the restricted cash balance decreased by approximately US$0.27 million as collateral for issuance of contract performance guarantees to our customers as compared to that of March 31, 2011, which was recorded as a cash inflow from our financing activities; (3) we repaid approximately US$0.19 million to the noncontrolling shareholder of Anhui Jucheng; (4) our shareholder loans increased by approximately US$1.38 million, that consisted of approximately US$0.48 million from Mr. Zuo, president and CEO of our company, and approximately US$0.90 million of which we borrowed from SJ Asia; (5) we borrowed approximately US$14.19 million of short-term bank loans for the importation of oil sludge cleaning equipment and revolving lines of credit and repaid approximately US$5.31 million of short-term bank loans that we previously borrowed; (6) we repaid approximately US$6.19 million of third party loans we temporarily borrowed in the last quarter of fiscal 2011 for our short-term RMB financing needs for the tender bidding purposes; and (7) we received capital contributions in advance from new shareholders of Anhui Jucheng of US$22.23 million. A capital injection of RMB142 million (approximately US$22.23 million) by the six new unaffiliated third party investors was paid up to Anhui Jucheng in cash on August 9, 2011. The capital injection was approved by the PRC bureau and the new business license of Anhui Jucheng was issued on August 30, 2011. Anhui Jucheng was deconsolidated from our financial statements on August 30, 2011. In aggregate, these transactions resulted in a net cash inflow from financing activities of approximately US$25.62 million for the year ended March 31, 2012.

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For the year ended March 31, 2011, (1) we paid approximately US$1.59 million of cash for the dividend on our convertible preferred stock; (2) as of March 31, 2011, the restricted cash balance increased by approximately US$1.11 million as collateral for issuance of letters of credit to our suppliers as compared to that of March 31, 2011, which was recorded as a cash outflow of our financing activities; (3) we repaid approximately US$0.83 million to the noncontrolling shareholder of Anhui Jucheng; (4) Anhui Jucheng repaid approximately US$0.60 million of short-term bank loans during the year; and (5) we received temporary payments of approximately US$5.9 million made by unaffiliated third parties for our short-term RMB financing needs for our tender bidding purposes. We have repaid these third parties after March 31, 2011. In aggregate, this resulted in a net cash inflow from financing activities of approximately US$1.75 million for the year ended March 31, 2011.

Credit Facilities:

As of March 31, 2012, the Company had available banking facilities (“General Facilities”), which consisted of overdraft, guarantee, trade finance and short term money market loan facilities, up to an aggregate amount of HK$79.5 million (equivalent to approximately US$10.24 million). Collateral for the General Facilities includes the Company’s bank deposits classified as restricted cash and trading securities as described in Notes 3 and 9 to our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012, respectively, an unlimited guarantee from Mr. Jianzhong Zuo (CEO and Chairman of the Company), a standby letter of credit of not less than HK$45 million (or approximately US$5.80 million) issued by a bank which is in turn guaranteed by SJI Inc. (the holding company of SJ Asia Pacific Ltd., a stockholder of the Company) and an undertaking from Hua Shen HK to maintain a tangible net worth of not less than HK$5 million (or approximately US$0.64 million).

The General Facilities are available to the Company until July 15, 2012. As of March 31, 2012, the General Facilities were utilized to the extent of $4,599,266 and $4,395,564 in relation to contract performance guarantees and short-term bank loans (Note 17 to our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012), respectively.

As of March 31, 2012, total outstanding contract performance guarantees were $5,880,476 issued by the banks on behalf of the Company.

On November 11, 2011, the Company obtained a banking facility for import facilities up to HK$6 million (equivalent to approximately US$773,000) under a Special Loan Guarantee Scheme sponsored and guaranteed by the Government of the Hong Kong Special Administrative Region (“Government Sponsored Facility”). Collateral for the Government Sponsored Facility includes a guarantee for HK$6 million provided by China LianDi. As of March 31, 2012, there was no borrowing under the Government Sponsored Facility.

C.  Off-Balance Sheet Arrangements

We did not have any significant off-balance sheet arrangements as of March 31, 2012.

DESCRIPTION OF THE BUSINESS

Company Background

We are a holding company that provides downstream flow equipment and engineering services to China’s leading petroleum and petrochemical companies. Prior to the consummation of the share exchange transaction described below, we were a shell company with nominal operations and nominal assets. Our wholly-owned subsidiary, China LianDi, was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through our operating subsidiaries, which are Hua Shen HK, PEL HK, Bright Flow, Hongteng HK, Beijing JianXin and Beijing Hongteng, we: (i) distribute a wide range of petroleum and petrochemical valves and equipment, including unheading units for the delayed coking process, as well as provide associated value-added technical services; (ii) provide systems integration services; (iii) develop and market proprietary optimization software; and (iv) distribute and lease oil sludge cleaning equipment and provide oil sludge cleaning services, which we expect to be launched in fiscal 2013. We are also engaged in manufacturing and selling of industrial chemical products through our equity method affiliate, Anhui Jucheng. Our products and services are provided both bundled or individually, depending on the needs of the customer.

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Our objectives are to enhance the reputation of our brand, continue our growth and strengthen our position in production automation and process optimization, as well as clean and advanced technology for the petroleum and petrochemical industry in China. In the next three years, we intend to expand the range of the industrial equipment to be delivered to our customers, which we expect will expand our ability to bid for a broader range of projects while meeting more of our customers’ needs. We intend to strengthen our optimization software for the efficiency and safety of the production and management processes for petroleum and petrochemical companies, enhancing its function and reliability. We also intend to expand and further develop our long-term relationships with our customers, helping them reduce their production costs and increase the efficiency and safety of their facilities.

Our Operating Subsidiaries

Hua Shen HK is a company organized under the laws of Hong Kong Special Administrative Region of the PRC and was incorporated in 1999. Beginning in 2005, Hua Shen HK started to distribute industrial equipment for the petroleum and petrochemical industry in China. Currently, Hua Shen HK is a qualified supplier for China Petroleum & Chemical Corporation, China National Petroleum Corporation, China National Offshore Oil Corporation, SinoChem Corporation and ChemChina Group Corporation.

PEL HK was established in Hong Kong under the laws of Hong Kong Special Administrative Region of the PRC in 2007. This company primarily distributes petroleum and petrochemical equipment and provides related technical services. Currently, PEL HK is a qualified supplier for China National Petroleum Corporation, China National Offshore Oil Corporation, SinoChem Corporation, ChemChina Group Corporation and China Shenhua Energy Company Limited.

Bright Flow was established in Hong Kong under the laws of Hong Kong Special Administrative Region of the PRC in 2007. This company is mainly engaged in the distribution of petrochemical equipment.

Hongteng HK was established in Hong Kong under the laws of Hong Kong Special Administrative Region of the PRC in 2009. In December 2010, we acquired a 100% interest in Hongteng HK (including its wholly-owned subsidiary, Beijing Hongteng) from Mr. Jianzhong Zuo, our Chief Executive Officer, President and Chairman.

Beijing JianXin was incorporated in Beijing, PRC in May 2008, and is a wholly-owned subsidiary of PEL HK. Beijing JianXin is primarily engaged in distributing industrial oil and gas equipment and providing related technical and engineering services, developing and marketing optimization software and providing clean technology solutions for the delayed coking industry.

Beijing Hongteng was incorporated in Beijing, PRC in January 2010, and is a wholly-owned subsidiary of Hongteng HK. Beijing Hongteng is primarily engaged in delivering industrial equipment with the related integration and technical services, developing and marketing software, and providing other technical consultancy services for petrochemical, petroleum and other energy companies in the production safety management field, including distributing and leasing of oil sludge cleaning equipment and providing oil sludge cleaning services, which we expect to be launched in fiscal 2013.

Anhui Jucheng was incorporated in Anhui, PRC in January 2005. On July 5, 2010, we acquired a 51% interest in Anhui Jucheng and it became our majority-owned subsidiary through August 30, 2011. On August 30, 2011, as approved by the shareholders of Anhui Jucheng, six unaffiliated third party investors invested in the aggregate of RMB142 million (approximately $22.23 million) in cash in Anhui Jucheng, and obtained a 23.28% equity interest in the increased registered capital of Anhui Jucheng. As a result, our share of the equity interests in Anhui Jucheng decreased from 51% to 39.13% and we ceased to have a controlling financial interest in Anhui Jucheng, but still retained an investment in, and a significant influence over, Anhui Jucheng. Accordingly, Anhui Jucheng became an equity method affiliate of ours. Anhui Jucheng is primarily engaged in developing, manufacturing and selling organic and inorganic chemicals and high polymer fine chemicals with related technical services.

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Corporate Structure

Our current corporate structure is set forth below:

Name Change

Prior to April 1, 2010, our company name was Remediation Services, Inc. For the sole purpose of changing our name, on April 1, 2010, we merged into a newly-formed, wholly owned subsidiary incorporated under the laws of Nevada called LianDi Clean Technology Inc. As a result of the merger, our corporate name was changed to LianDi Clean Technology Inc.

Share Exchange Agreement with China LianDi and Private Placement

Share Exchange Agreement

On February 26, 2010 (the “Closing Date”), we entered into a Share Exchange Agreement (the “Exchange Agreement”), by and among (i) China LianDi and China LianDi’s shareholders, SJ Asia Pacific Ltd., a company organized under the laws of the British Virgin Islands, which is a wholly-owned subsidiary of SJI Inc., a Jasdaq listed company organized under the laws of Japan, China Liandi Energy Resources Engineering Technology Limited, a company organized under the laws of the British Virgin Islands, Hua Shen Trading (International) Limited, a company organized under the laws of the British Virgin Islands, Rapid Capital Holdings Limited, a company organized under the laws of the British Virgin Islands, Dragon Excel Holdings Limited, a company organized under the laws of the British Virgin Islands, and TriPoint Capital Advisors, LLC, a limited liability company organized under the laws of Maryland (collectively, the “China LianDi Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China LianDi (the “China LianDi Shares”) and (ii) Reed Buley, our former principal stockholder. Pursuant to the terms of the Exchange Agreement, the China LianDi Shareholders transferred to us all of the China LianDi Shares in exchange for 27,354,480 shares of our common stock (such transaction, the “Share Exchange”). As a result of the Share Exchange, we are now a holding company, which through our operating companies in the PRC, provide downstream flow equipment and engineering services, optimization software packages, clean and advanced industrial technology based equipment and services to the leading petroleum and petrochemical companies in the PRC.

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Immediately prior to the Share Exchange, 4,690,000 shares of our common stock then outstanding were cancelled and retired, so that immediately prior to the private placement described below, we had 28,571,430 shares issued and outstanding. China LianDi also deposited $275,000 into an escrow account which amount was paid to Reed Buley, owner of the cancelled shares, as a result of the Share Exchange having been consummated.

Private Placement

On February 26, 2010 and immediately following the Share Exchange, we entered into a securities purchase agreement with certain investors (collectively, the “Investors”) for the issuance and sale in a private placement of 787,342 units (the “Units”) at a purchase price of $35 per Unit, consisting of, in the aggregate, (a) 7,086,078 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of common stock (the “Conversion Shares”), (b) 787,342 shares of common stock (the “Issued Shares”), (c) three-year Series A Warrants (the “Series A Warrants”) to purchase up to 1,968,363 shares of common stock, at an exercise price of $4.50 per share (the “Series A Warrant Shares”), and (d) three-year Series B Warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) to purchase up to 1,968,363 shares of common stock, at an exercise price of $5.75 per share (the “Series B Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”), for aggregate gross proceeds of approximately $27.56 million (the “Private Placement”). The issuance of the Units was exempt from registration pursuant to Section 4(2) of the Securities Act, and Regulation D or Regulation S promulgated thereunder.

In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement with the SEC to register for resale the Issued Shares, the Conversion Shares and the Warrant Shares within 30 calendar days of the Closing Date, and to have such registration statement declared effective within 180 calendar days of the Closing Date. We agreed to keep such registration statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by such registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule144. If we do not comply with the foregoing obligations under the Registration Rights Agreement, we will be required to pay cash liquidated damages to each investor, at the rate of 2% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any shares that may be sold pursuant to Rule 144 under the Securities Act, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act. The registration statement was declared effective by the SEC on August 20, 2010 and remains effective as of the date of this prospectus.

We also entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which China LianDi Energy Resources Engineering Technology Ltd., an affiliate of Jianzhong Zuo, our Chief Executive Officer, President and Chairman, delivered into an escrow account 1,722,311 shares of common stock (the “Escrow Shares”) to be used as a share escrow for the achievement of a fiscal year 2011 adjusted net income performance threshold of $20.5 million.

Our net income for the fiscal year ended March 31, 2011 for the purposes of the Securities Escrow Agreement was $24.1 million and exceeded the 2011 performance threshold. Therefore, the escrow shares were released to China LianDi Energy Resources Engineering Technology Ltd on August 24, 2011.

On the Closing Date, we and China LianDi Energy Resources Engineering Technology Ltd., entered into a lock-up agreement whereby such entity is prohibited from selling our securities until six (6) months after the effective date of the registration statement required to be filed under the Registration Rights Agreement. For one (1) year thereafter, it will be permitted to sell up to one-twelfth (1/12) of its initial holdings every month.

On February 26, 2012, pursuant to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, all outstanding shares of the Series A Convertible Preferred Stock were converted into the same number of shares of our common stock.

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Industry and Market Overview

China Petroleum and Petrochemical Industries

We have obtained the following industry and market overview from the U.S. Energy Information Administration Report dated May 2011.

According to the Oil & Gas Journal (OGJ), China had 20.4 billion barrels of proven oil reserves as of January 2011, up over 4 billion barrels from two years ago. China's largest and oldest oil fields are located in the northeast region of the country. China produced an estimated 4.3 million bbl/d of total oil liquids in 2010, of which 96 percent was crude oil. China's oil production is forecast to rise by about 290 thousand bbl/d to over 4.5 million bbl/d in 2012.

China consumed an estimated 9.2 million barrels per day (bbl/d) of oil in 2010, up nearly 900 thousand bbl/d, or over 10 percent from year-earlier levels. China's net oil imports reached about 4.8 million bbl/d in 2010 and it became the second-largest net oil importer in the world behind the United States in 2009. EIA forecasts that China's oil consumption will continue to grow during 2012, and the anticipated growth of 1.1 million bbl/d between 2010 and 2012 would represent almost 40 percent of projected world oil demand growth during the 2-year period.

China Oil Companies

China's national oil companies (NOCs) wield a significant amount of influence in China's oil sector. Between 1994 and 1998, the Chinese government reorganized most state-owned oil and gas assets into two vertically integrated firms: the China National Petroleum Corporation (CNPC) and the China Petroleum and Chemical Corporation (Sinopec). These two conglomerates operate a range of local subsidiaries, and together dominate China's upstream and downstream oil markets. CNPC is the leading upstream player in China and, along with its publicly-listed arm PetroChina, accounts for roughly 60 percent and 80 percent of China's total oil and gas output, respectively. CNPC's current strategy is to integrate its sectors and capture more downstream market share. Sinopec, on the other hand, has traditionally focused on downstream activities, such as refining and distribution, with these sectors making up nearly 80 percent of the company's revenues in recent years and is gradually seeking to acquire more upstream assets.

Additional state-owned oil firms have emerged over the last several years. The China National Offshore Oil Corporation (CNOOC), which is responsible for offshore oil exploration and production, has seen its role expand as a result of growing attention to offshore zones. Also, the company has proven to be a growing competitor to CNPC and Sinopec by not only increasing its exploration and production expenditures in the South China Sea but also extending its reach into the downstream sector particularly in the southern Guangdong Province. The Sinochem Corporation and CITIC Group have also expanded their presence in China's oil sector, although they are still relatively small.

Whereas onshore oil production in China is mostly limited to CNPC and CNOOC, international oil companies (IOCs) have been granted greater access to offshore oil prospects, mainly through production sharing agreements. IOCs involved in offshore E&P work in China include: Conoco Phillips, Shell, Chevron, BP, Husky, Anadarko, and Eni, among others. IOCs leverage their technical expertise in order to partner with a Chinese NOC and make a foray into the Chinese markets.

China Oil Refineries

China is steadily increasing its oil refining capacity in order to meet robust demand growth. Most industry sources estimate China's installed crude refining capacity at over 11 million bbl/d. China's goal is to augment refining capacity by about 3.3 million bbl/d by 2015. A recent report by Sinopec stated that the national oil refining capacity would rise to 15 million bbl/d by 2016.

Sinopec and CNPC are the two dominant players in China's oil refining sector, accounting for 50 percent and 35 percent of the capacity, respectively. However, CNOOC entered the downstream sector through the commission of the company's first refinery, the 240,000 bbl/d Huizhou plant. Sinochem has also proposed a number of new refineries, and national oil companies from Kuwait, Saudi Arabia, Russia, Qatar, and Venezuela have also entered into joint-ventures with Chinese companies to build new refining facilities. The Chinese NOCs recently expanded their refining portfolios through commissioning two more refineries in 2010, Sinopec's Tianjin and CNPC's Quinzhou, each with a capacity of 200,000 bbl/d. By 2010, China's total refinery processing reached around 8.5 million bbl/d, up by 13 percent over the previous year.

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PetroChina (CNPC) is branching out to acquire refinery stakes in other countries in efforts to move downstream and secure more global trading and arbitrage opportunities. The company's purchase of Singapore Petroleum Corporation and a portion of Japan's Osaka refinery are cases where PetroChina is looking for a foothold within the region's refining opportunities.

The refining sector has undergone modernization and consolidation in recent years, with dozens of small refineries (“teapots” and independent refiners), ranging from 40,000 bbl/d to 120,000 bbl/d and accounting for about 15 percent of total refinery capacity, shut down. The NDRC plans to eliminate refineries smaller than 20,000 bbl/d that are mostly owned by independent companies in efforts to encourage economies of scale and energy efficiency measures.

Domestic price regulations for finished petroleum products have hurt Chinese refiners, particularly small ones, in the past few years when oil prices were high. Lower domestic prices compared to international market prices for retail products provides incentives for Chinese refiners, especially those run by national companies, to export high volumes of products. In 2010, China imported approximately 700,000 bbl/d and exported 600,000 bbl/d of petroleum products including LPG, gasoline, diesel, jet fuel, fuel oil, and lubricants. Exports of products are expected to remain high as refining capacity is added in 2011 and beyond.

China Oil Prices

The Chinese government launched a fuel tax and reform of the country's product pricing mechanism in December 2008 in order to tie retail oil product prices more closely to international crude oil markets, attract downstream investment, ensure profit margins for refiners, and reduce energy intensity caused by distortions in the market pricing. When international crude oil prices increased in 2010, the NDRC did not increase downstream fuel prices at the same level, causing refiners, especially NOCs to incur profit losses on the downstream business and increase exports to help offset the losses.

Imports of Heavy Crude Oil

The Middle East remains the largest source of China's crude oil imports, although African countries also contribute a significant amount. China imported nearly 4.8 million bbl/d of crude oil in 2010, of which over 2.2 million bbl/d (47 percent) came from the Middle East, 1.5 million bbl/d (30 percent) from Africa, 176,000 bbl/d (4 percent) from the Asia-Pacific region, and 938,000 bbl/d (20 percent) came from other countries. In 2010, Saudi Arabia and Angola were China's two largest sources of oil imports, together accounting for over one-third of China's total crude oil imports. Crude oil imports rose over 17 percent from 4.1 million bbl/d in 2009. Angola has become as significant an exporter of crude to China as Saudi Arabia and in some months has been the largest supplier. The EIA expects China to import about 72 percent of its crude oil by 2035, a significant rise from the current 50 percent.

As China diversifies its crude oil import sources and expands oil production domestically, state-owned refiners will have to adjust to the changing crude slate. Traditionally, many of China’s refineries were built to handle relatively light and sweet crude oils, such as Daqing and other domestic sources. In recent years, refiners have built or upgraded facilities to support greater Middle Eastern crude oil imports, which tend to be heavy and sour. However, more recently, China’s refiners have also had to prepare for high-acid and high-sulfur crude oil streams. Much of the country’s planned new oil production in the offshore Bohai Bay is considered high-acid, and China is the largest importer of Sudan’s Dar Blend, a high-acid crude.  High-acid oil tends to be light and sweet, but refiners must install stainless steel metallurgy or utilize other advanced processes to successfully run the crude streams. This increased the demands by the Chinese refiners to upgrade and change their production facilities, which we believe also increased the demands for our products and services.

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China Environmental Regulations

In recent years, the Chinese government has made protection of the environment a priority, strengthening its environmental legislation. In 2005, the Chinese government’s State Environmental Protection Administration enacted a new, far-reaching regulatory and environmental initiative including reduced total emissions by 15% and increasing China’s energy efficiency by 30%. Furthermore, each province in China has followed the central government’s directive and established their own targets for pollution issues that affect their province. Most of the provinces pollution reduction targets have focused on air pollution caused largely by sulfur dioxide emissions and water pollution. Also, since China entered the World Trade Organization in 2001 and has begun to play an increasingly larger role in international politics, the government has been held more accountable for its climate footprint. At the Copenhagen Climate Conference, the central Chinese government pledged to cut emissions by 40 percent and reaffirmed this pledge at the U.N. Climate Summit in Mexico City in December 2010.

Our Principal Products and Services

Our principal products and services include:

•	distributing a wide range of petroleum and petrochemical valves and equipment, including unheading units for the delayed coking process, as well as providing associated value-added technical services;

•	providing systems integration services;

•	developing and marketing proprietary optimization software;

•	distributing and leasing oil sludge cleaning equipment and providing oil sludge cleaning services which we expect to be launched in fiscal 2013; and

•	manufacturing and selling industrial chemical products through our equity method affiliate Anhui Jucheng.

Distribution & Technical Services

We distribute hundreds of different types of valves and related equipment from manufacturers/suppliers such as Cameron (NYSE: CAM), Poyam Valves, ABB and ROTORK. Recently, we also successfully developed our relationship with several new industrial equipment suppliers, such as: Sandvik, GE and Finder Pompes, to distribute their products to our customers pursuant to the distribution agreements we signed with them. We also provide related value-added technical services to manufacturers and petroleum and petrochemical companies. We provide locally customized technical services for international companies who sell products in China but who do not have local offices or sufficient local technical services manpower. For these companies, we offer our services by enlisting our engineers on the ground to provide localized services for their products. Our technical services include, but are not limited to: communicating with the design and R&D arms of the large Chinese oil companies; verifying and confirming the specification of products; and product inspecting, maintenance and debugging assistance. We also provide Hazard and Operability Analysis (“HAZOP”) consultancy technical services to our customers.

Systems Integration

We provide systems integration services for self-control of the chemical production process. This process includes integration of storage operations and transportation of valve instruments from tank farms, as well as providing upgrading services of programmable logic controllers with instrument systems. Currently, we are undertaking systematic integrations of operations in several chemical plant tank farm projects.

Software

Polymerization reaction is very important in the petrochemical process. It converts ethylene, propylene and other major gas-phase products into solid products which in turn can be further processed. Polymerization provides raw materials for downstream industries. The conditions important to the polymerization reaction process are mainly temperature, pressure, flow, liquid level and the catalyst. Prior to using a new process or before a catalyst is put into mass production, as well as before products are officially used, the process needs to be tested. Our software helps test the processes by producing data collection, performance analysis and process optimization indications. Polymerization reaction data collection and analysis software provides production process automation control. Our software can also be applied to other industries including the coal and steel industries. Beside polymerization reaction optimization software, we also resell other software products, such as production process stimulation software, purchased from third parties to our customers.

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Oil Sludge Cleaning

The PRC government recently mandated automated cleaning technologies to be used in all oil refiners in China starting on July 1, 2010 in order to improve the safety of refining operations. However, in practice, the implementation of this regulation was not widely carried out by the PRC refineries due to a funding shortfall. Currently, only less than 20% of Chinese oil refineries use automated cleaning technologies compared to 80%-90% in developed countries. We estimate, if this regulation is fully implemented by PRC refineries in the future, the value for using this cleaning technology will be approximately US$120 million, growing at about 7% per annum.

We have imported three sets of the automated oil sludge cleaning equipment from System Kikou Co., Ltd (“SKK”), located in Tokyo, Japan, one of the world’s leading automated oil sludge treatment companies. Our key employees who are in charge of this business have strong experience and extensive resources in the industrial production processes safety area.

We may generate revenue from this segment through:

•	providing the oil sludge cleaning services directly to the oil refiners in China;

•	distributing the oil sludge cleaning equipment in China; and

•	leasing the oil sludge cleaning equipment to other oil sludge cleaning companies in China.

We are now in the bidding process for a project initiated by one of the refineries in northwest China. The potential client conducting the process is interested in our SKK oil sludge cleaning equipment.

Manufacturing and selling of industrial chemical products

Our equity method affiliate, Anhui Jucheng, was incorporated in January 2005, and is the sixth largest polyacrylamide products manufacturer in China, (according to China Polyacrylamide Industry Competition Trends Forecast Report issued by China National Functional Polymer Industry Committee) with a  total maximum production capacity of approximately 18,000 metric tons per annum.  Polyacrylaminde is mainly used in (1) tertiary oil recovery; (2) wastewater, organic wastewater disposal and sewage treatments; (3) an auxiliary for the papermaking industry; and (4) flocculant for river water treatments.

Anhui Jucheng is constructing three new production lines in order to expand its production capacity to approximately 53,000 metric tons per year. The new production lines are expected to be completed in the middle of fiscal 2013. After having completed these new production lines, management estimates Anhui Jucheng will become the fourth largest polyacrylamide products manufacturer in China.

We believe our investment in Anhui Jucheng enabled us to improve our product structure and diversify our channels of business opportunities. Currently, Anhui Jucheng sells polyacrylaminde products mainly though the distributors to the end users, who are mostly large oil fields.

Depending on customers’ needs, our products and services may be bundled together or provided individually.

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Our Competitive Strengths

Our competitive strengths include:

Product advantages

We import high-quality petroleum and petrochemical valves and equipment, and distribute them to our domestic clients who are large petroleum and petrochemical companies located and operating in China. Our suppliers are global and reputable industrial equipment manufacturers with leading technology among their competitors. Our international suppliers include Cameron, DeltaValve, Poyam Valves, Rotork, Bornemann, Metso, Ruhrpumpen, ABB, Sandvik, GE and Finder Pompes. We also work with the design and R&D subsidiaries of CNPC and Sinopec, as well as other independent design and research institutes, to determine standards in the petroleum and petrochemical industries and help them to select equipment. Our software is used by petrochemical companies during the polymerization reaction of ethylene production for data collection, performance analysis and process optimization. We believe it has several advantages over similar products, including lower cost, better quality control, improved process optimization and customization to individual customers.

Client relationship advantages

Most of the petroleum and petrochemical companies are very large state-owned enterprises in China which set high standards and thresholds for products and services providers. We have worked closely with the largest industry leaders, CNOOC, Sinochem Group, Sinopec and CNPC, to provide equipment and technical services, for almost 10 years. Each of our key management personnel have at least 10-20 years of experience in the industry and have established broad channels and networks within the industry and have earned the trust of these large state-owned industry leaders. We have also maintained strong relationships with our suppliers and research institutions.

Design and research and development advantage

We have partnered with the leading industrial design and research and development institutions throughout China to develop standards and select equipment for the petroleum and petrochemical industries, which has led to the development of our integrated products and services and their achievement of a higher level of technological sophistication as compared with our competitors. Specifically, we have partnered and/or worked with Luoyang Petrochemical Engineering Corporation and Sinopec Engineering Incorporation, which are the design and R&D institutions wholly owned by Sinopec; and China Huanqiu Contracting & Engineering Corporation and China Petroleum Pipeline Engineering Corporation, which are the design and R&D institutions wholly owned by CNPC. These companies assist Sinopec and CNPC with the design and construction of both new and old production facilities. Generally, our role focuses on assisting these companies with locating suitable products from around the world to complete various aspects of the facilities design. For example, we use our expertise in flow control equipment to help identify and select valves and other equipment that meet specific design requirements.

We currently have approximately 157 employees (excluding employees of Anhui Jucheng), many from China’s largest petroleum and petrochemical companies and their design and R&D subsidiaries, and they possess extensive technology and design and R&D capabilities.

Comprehensive localized system integration advantage

We have accumulated more than seven years of comprehensive system integration services experience with a relatively stable base of clients and products and an effective operational team. This experience has allowed us to emerge as a high-end integrator of industrial products and related engineering services. We have the ability to understand our customers’ current systems and needs, and then design the total solution to integrate international products and technologies with their local systems.

Advanced and Clean technology advantage

We are the first company to bring DeltaValve’s affordable, environment-friendly, safe and maintenance-free coke-drum enclosed unheading system to the Chinese marketplace. The delayed coking process produces more pollution than any other refining step. The totally enclosed unheading units we distribute and install significantly reduce emissions. Given the Chinese government’s aggressive industry targets to reduce air pollution, traditional delayed coking units will have to be updated.

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Our automatic oil tank sludge cleaning equipment imported from SKK includes the following technical advantages:

•	sealed operation, safe and reliable

•	environment friendly, with no emissions;

•	recovery of the remaining crude oil in the tank, and increasing production efficiency; and

•	convenient for installation and transportation, with a high degree of commonality for different refineries.

In light of the Chinese government’s long-term industry targets to improve production safety and reduce the occurrence of accidents, we expect that this business segment will help us generate more revenue.

Benefit from income tax policy

Our PRC subsidiary, Beijing JianXin, has been qualified as a software enterprise by the required government authorities. Accordingly, Beijing JianXin has benefited from an income tax exemption for two years beginning with its first profitable calendar year of 2009 and a 50% tax reduction to a rate of 12.5% for the subsequent three years through December 31, 2013. This tax benefit will reduce the capital demands in our operating activities and allow us to invest more funding into long-term projects and to better serve our clients.

Experienced workforce

Currently, many of our senior managers and engineers have significant prior experience in the petroleum and petrochemical industry. Many of our employees have graduated from petrochemical based institutions and colleges. Our executive team has over 100 years of management experience in the aggregate and provides excellent operating and technical administration for our company.

Healthy financial growth

We achieved a 63% year-to-year net income growth for fiscal year 2011 ending March 31, 2011, compared with that of 2010, and a 81% year-to-year net income growth to $44.27 million for fiscal year 2012 ending March 31, 2012.

Supplier relationships

We distribute high quality products of international suppliers, which afford us a distinctive reputation and significant profit. We have close relationships with reputable brand name manufacturers, and remain the largest distributor of many of their products in China. We currently are the authorized distributor of Cameron, DeltaValve, Poyam Values, Rotork, Bornemann, Metso, Ruhrpumpen, ABB, Sandvic, GE and Finder Pompes, which allow us to distribute their products in China.

Growth Strategy

We plan to strengthen our leading position and achieve stable growth through the following strategies:

•	Strengthening our research and development effort to increase the functions and the stability of our optimization software to increase the sales volume of our software products which have a relatively high gross margin;

•	Expanding our distribution channels and network by increasing our sales force and collecting more industrial information and enhancing our communication with existing and potential clients;

•	Expanding and diversifying our supplier base and alliances and maintaining broader products and service solutions to be introduced to our customers;

•	Increasing our business opportunities through acquisitions to boost operational and cross-selling synergies and further diversify our products and channels of business.

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Competition

We compete against other companies which seek to provide the Chinese petroleum refinery industry with a wide range of petroleum and petrochemical valves and equipment and associated technical and engineering services. Much like us, these companies compete on the basis of cost, the size of their distribution product portfolio, and level of technical and engineering expertise. In addition, similar products to those distributed by us are available from domestic Chinese and foreign manufacturers and compete with the products in our distribution portfolio.

Z&J Technologies GmbH is a German industrial valve company and a direct competitor to China LianDi/DeltaValve’s enclosed unheading units. Honeywell is also a competitor with respect to our optimization software. Oreco A/S, a company in Denmark, that specializes in the development and production of automated, non-man entry oil tank cleaning and oil recovery systems, is a competitor of LianDi/SKK’s oil sludge cleaning equipment and technology.

Methods of Distribution

We maintain aggressive sales channels and distribution networks in China with an approximately 16 member sales team, with the backing of our engineering department, which has 39 members and provides seamless pre-sale and after-sale support to our sales team and our customers. We have spent significant amount of time developing relationships with our international equipment suppliers, and with the PRC’s largest petroleum and petrochemical companies.

Our Suppliers

We maintain close relationships with, and distribute products for large, industry leading valve and equipment manufacturers, including Cameron, DeltaValve, Poyam Valves, Rotork, Bornemann, Metso, Ruhrpumpen, ABB, Sandvic, GE and Finder Pompes. Most of our suppliers enter into supply contracts with us on a project by project basis. We expect all existing supplier relationships will continue on an ongoing basis and that going forward we will add new partners to diversify our supplier base.

Significant Customers

For the fiscal year ended March 31, 2012, our major customer breakdown as a percentage of revenues was as follows: Sinopec: 27%; CNPC: 49%; and other: 24% (of which 9% represented the industrial chemicals revenue of Anhui Jucheng). We are dependent on China’s largest petroleum and petrochemical companies in our distribution business. As we grow our business, we intend to diversify our customer relationships that can benefit from our technology and software business.

Design and Research and Development

We have partnered with the leading industrial design and R&D institutions throughout the PRC to develop standards and select equipment for the petroleum and petrochemical industries, which has led to the development of our integrated products and services and their achievement of a higher level of technological sophistication as compared with our competitors.

Specifically, our engineering staff understands all specifications, budget parameters and functional project requirements. We then use this understanding to find suitable products and suppliers. As part of this process, we help our partners reduce costs by designing and/or improving certain systems, including hydraulic systems, control systems, supporting bracket, and other systems. Finally, we assist with the integration of these products within their core products.

We currently have approximately 74 employees dedicated to technical design and R&D activities. During the fiscal year ended March 31, 2012, we spent approximately $0.30 million on such activities, excluding the amount incurred by Anhui Jucheng before it was deconsolidated from us on August 30, 2011.

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Government Regulation

Our business operations do not require any special government licenses or permits.

Compliance with Environmental Laws

We believe that we are in compliance with the current material environmental protection requirements. Our costs attributed to compliance with environmental laws are negligible.

Intellectual Property

The PRC has adopted legislation governing intellectual property rights, including patents, copyrights and trademarks. The PRC is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

We have five software copyright certificates issued by the State Copyright Office of the PRC as listed below:

Names of Software	Registration Number

V1.0	2008SRBJ6676

Software V1.0 of Data Processing Platform for Chemical Production System.

V1.0	2009SRBJ5672

Software V1.0 of Dispatch Management Platform for Oil and Gas Pipeline

V1.0	2009SR036455

Software V1.0 of Automatic Calibration for Oil and Gas Pipeline Measuring Station

V1.0	2009SR036454

Software V1.0 of Data Collection Post-Processing Platform

V1.0	2009SRBJ5783

Software V1.0 of Oil Tank Information Management

With this intellectual property, we believe we can facilitate the services that are in demand by our customers.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in all material aspects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Employees

As of August 6, 2012, we had 157 full-time employees (excluding Anhui Jucheng’s employees), including 74 in technology and R&D; 39 engineers; 16 in sales; 3 members of management and 25 others, including accounting, warehouse, importation, administration and human resources.

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We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

Generally, we enter into a standard employment contract with our officers, managers and other employees for a set period of years. According to these contracts, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment with us. Furthermore, the employment contracts with officers or managers include a covenant that prohibits officers or managers from engaging in any activities that compete with our business for two years after the period of employment.

Corporation Information

Our principal executive offices are located at Unit 401-405, 4/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China 100089, Tel: (86) (0)10-5872 0171, Fax: (86) (0)10-5872 0181.

PRC Government Regulations

Various aspects of our operations are subject to numerous laws, regulations, rules and specifications of the PRC. We are in compliance in all material respects with such laws, regulations, rules and specifications and have obtained all material permits, approvals and registrations relating to human health and safety, the environment, taxation, foreign exchange administration, financial and auditing, and labor and employment. We make expenditures from time to time to stay in compliance with applicable laws and regulations. Below we set forth a summary of the most significant PRC regulations or requirements that may affect our business activities operated in the PRC or our shareholders’ right to receive dividends and other distributions of profits from Beijing JianXin and Beijing Hongteng, wholly foreign owned enterprises under the PRC laws, and Anhui Jucheng, a majority foreign owned enterprise under the PRC laws (collectively “PRC subsidiaries”).

Business License

Any company that conducts business in the PRC must have a business license that covers a particular type of work. The business licenses of our PRC subsidiaries cover their present business activities. Prior to expanding our PRC subsidiaries’ business beyond that of their business license, we are required to apply and receive approval from the PRC government.

Annual Inspection

In accordance with relevant PRC laws, all types of enterprises incorporated under the PRC laws are required to conduct annual inspections with the State Administration for Industry and Commerce of the PRC or its local branches. In addition, foreign-invested enterprises are also subject to annual inspections conducted by PRC government authorities. In order to reduce enterprises’ burden of submitting inspection documentation to different government authorities, the Measures on Implementing Joint Annual Inspection issued by the PRC Ministry of Commerce together with other six ministries in 1998 stipulated that foreign-invested enterprises shall participate in a joint annual inspection jointly conducted by all relevant PRC government authorities. Our PRC subsidiaries, as foreign-invested enterprises, have participated and passed all such annual inspections since their incorporation.

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Employment Laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permits workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, in 2007 classified various industries/businesses into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/businesses permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/businesses are usually 100% open to foreign investment and ownership. With regard to those industries/businesses restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. Our PRC subsidiaries’ business do not fall under the industry categories that are restricted to or prohibited from foreign investment and are not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of the State Administration of Foreign Exchange, or SAFE. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), Foreign Invested Enterprises, or FIEs, may purchase foreign exchange without the approval of the SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from the SAFE.

Regulation of FIEs’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by FIEs include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

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Under these regulations, FIEs in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into RMB and Investment by FIEs

On August 29, 2008, the SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain a verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. SAFE Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in SAFE Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in SAFE Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The SAFE implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under SAFE Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local SAFE branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments or, providing security, and these changes do not relate to return investment activities. PRC residents who have already organized or gained control of offshore entities that have made onshore investments in the PRC before SAFE Notice 75 was promulgated must register their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under SAFE Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

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On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law, the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, and 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises.” Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payer acting as the obligatory withholder under the New EIT Law, and therefore such income taxes are generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in any of our subsidiaries’ tax rates in the future could have a material adverse effect on our financial condition and results of operations.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the China Securities Regulatory Commission or the CSRC, the State Asset Supervision and Administration Commission or the SASAC, the State Administration of Taxation, or the SAT, the State Administration for Industry and Commerce or the SAIC and SAFE, amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle (“SPV”) formed for purposes of an overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC. The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

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Regulation of the Software Industry

Software Copyright

The China State Council promulgated the Regulations on the Protection of Computer Software, or the Software Protection Regulations, on December 20, 2001, which became effective on January 1, 2002. The Software Protection Regulations were promulgated, among other things, to protect the copyright of computer software in China. According to the Software Protection Regulations, computer software that is independently developed and exists in a physical form or is attached to physical goods will be protected. However, such protection does not apply to any ideas, mathematical concepts, processing and operation methods used in the development of software solutions.

Under the Software Protection Regulations, PRC citizens, legal persons and organizations shall enjoy copyright protection over computer software that they have developed, regardless of whether the software has been published. Foreigners or any person without a nationality shall enjoy copyright protection over computer software that they have developed, as long as such computer software was first distributed in China. Software of foreigners or any person without a nationality shall enjoy copyright protection in China under these regulations in accordance with a bilateral agreement signed between China and the country to which the developer is a citizen of or in which the developer habitually resides, or in accordance with an international treaty to which China is a party.

Under the Software Protection Regulations, owners of software copyright protection shall enjoy the rights of publication, authorship, modification, duplication, issuance, lease, transmission on the information network, translation, licensing and transfer. Software copyright protection takes effect on the day of completion of the software’s development.

The protection period for software developed by legal persons and other organizations is 50 years and ends on the thirty-first day of December of the fiftieth year from the date the software solution was first published. However, the Software Protection Regulations will not protect the software if it is published within 50 years of the completion of its development. A contract of licensing shall be made to license others to exploit the software copyright, and if the licensing of exploitation of software copyright is exclusive, a written contract shall be made. A written contract also shall be made for the transfer of any software copyright.

Civil remedies available under the Software Protection Regulations against infringements of copyright include cessation of the infringement, elimination of the effects, apology and compensation for losses. The administrative department of copyright shall order the infringer of software copyright to stop all infringing acts, confiscate illegal gains, confiscate and destroy infringing copies, and may impose a fine on the offender under certain circumstances. Disputes regarding infringements of software copyright may be settled through mediation. In addition, the parties involved in the disputes may apply for arbitration in accordance with any arbitration provisions set forth in the copyright contract or arbitration agreement otherwise entered into between or among the parties. If the parties neither have an arbitration provision in the copyright contract, nor an arbitration agreement, they may resolve their dispute through the PRC courts directly.

Software Copyright Registration

On February 20, 2002, the State Copyright Administration of the PRC promulgated and enforced the Measures Concerning Registration of Computer Software Copyright Procedures, or the Registration Procedures, to implement the Software Protection Regulations and to promote the development of China’s software industry. The Registration Procedures apply to the registration of software copyrights and software copyright exclusive licensing contracts and assignment contracts. The registrant of a software copyright will either be the copyright owner, or another person (whether a natural person, legal person or an organization) in whom the software copyright becomes vested through succession, assignment or inheritance.

Pursuant to the Registration Procedures, the software to be registered must (i) have been independently developed or (ii) significantly improve in its function or performance after modification from the original software with the permission of the original copyright owner. If the software being registered is developed by more than one person, the copyright owners may nominate one person to handle the copyright registration process on behalf of the other copyright owners. If the copyright owners fail to reach an agreement with respect to the registration, any of the copyright owners may apply for registration but the names of the other copyright owners must be recorded on the application.

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The registrant of a software copyright and the parties to a software copyright assignment contract or exclusive licensing contract may apply to the Copyright Protection Center of the PRC for registration of such software copyright and contracts. To register a software copyright, the following documents shall be submitted: (i) a completed software copyright registration application form in accordance with relevant requirements; (ii) identification materials of software; and (iii) relevant documentation demonstrating ownership. To register a software copyright assignment contract or exclusive licensing contract, the following materials shall be submitted: (i) a completed contract registration form in accordance with relevant requirements; (ii) a copy of the contract; and (iii) the applicant’s identification documents. The Copyright Protection Center of the PRC will complete its examination of an accepted application within 60 days of the date of acceptance. If an application complies with the requirements of the Software Protection Regulations and the Registration Procedures, a registration will be granted, a corresponding registration certificate will be issued and the registration will be publicly announced.

Software Products Administration

On October 27, 2000, the MIIT issued and enforced the Measures Concerning Software Products Administration, to regulate and administer software products and promote the development of the software industry in China. Pursuant to the Measures Concerning Software Products Administration, all software products operated or sold in China had to be duly registered and recorded with the relevant authorities, and no entity or individual is allowed to sell or distribute any unregistered and unrecorded software products.

To produce software products in China, a software producer was required to meet the following requirements: (i) it possessed the status of an enterprise legal person, and its scope of operations included the computer software business (including technology development of software or production of software products); (ii) it had a fixed production site; (iii) it possessed necessary conditions and technologies for producing software products; and (iv) it possessed quality control measures and capabilities for the production of software products. Software developers or producers were allowed to sell their registered and recorded software products independently or through agents, or by way of licensing. Software products developed in China had to be registered with the local provincial governmental authorities in charge of information industry and then filed with the taxation authority at the same level and MIIT. Imported software products (software developed overseas and sold or distributed into China), had to be registered with the MIIT. Upon registration, the software products had to be granted registration certificates. Each registration certificate was valid for five years from the issuance date and could be renewed upon expiry. The MIIT and other relevant departments carried out supervision and inspection over the development, production, operation and import/export activities of software products in China.

On March 1, 2009, the MIIT promulgated the amended and restated Measures Concerning Software Products Administration, or the New Measures, which became effective on April 10, 2009. Under the New Measures, software products operated or sold in China are not required to be registered or recorded by relevant authorities, and software products developed in China (including those developed in China on the basis of imported software) can enjoy certain favorable policies when they have been registered and recorded. The New Measures also eliminated the October 2000 requirements set forth above.

Policies to Encourage the Development of Software and Integrated Circuit Industries

On June 24, 2000, the State Council issued Certain Policies to Encourage the Development of Software and Integrated Circuit Industries, or the Policies, to encourage the development of the software and integrated circuit industries in China and to enhance the competitiveness of the PRC information technology industry in the international market. The Policies encourage the development of the software and integrated circuit industries in China through various methods, including:

(i)	Encouraging venture capital investment in the software industry and providing or assisting software enterprises to raise capital overseas;

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(ii)	Providing tax incentives, including an immediate tax rebate for taxpayers who sell self-developed software products, before 2010, of the amount of the statutory value-added tax that exceeds 3% and a number of exemptions and reduced enterprise income tax rates;

(iii)	Providing government support, such as government funding in the development of software technology;

(iv)	Providing preferential treatment, such as credit facilities with low interest rates to enterprises that export software products;

(v)	Taking various strategies to ensure that the software industry has sufficient expertise; and

(vi)	Implementing measures to enhance intellectual property protection in China.

To qualify for preferential treatment, an enterprise must be recognized as a software enterprise by governmental authorities. A software enterprise is subject to annual inspection, failure of which in a given year shall cause the enterprise not to be able to enjoy the relevant benefits.

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DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following discussion sets forth information regarding the executive officers and directors of the Company as of the date of this prospectus. Our Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting. Mr. Joel Paritz, our former independent director, resigned as a member of the Board of the Company and chairman of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee on September 1, 2011. We are currently in the process of seeking a replacement of his role on the Board. Provided below is a brief description of our executive officers’ and directors’ business experience during the past five years.

Name	Age	Position
Jianzhong Zuo	43	Chief Executive Officer, President and Chairman of the Board
Yong Zhao	40	Chief Financial Officer
Hirofumi Kotoi	49	Director
Xiaojun Li(1)	49	Independent Director
Hongjie Chen(1)	40	Independent Director

(1)	Serves as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Jianzhong Zuo, Chief Executive Officer, President and Chairman

Mr. Zuo has been our Chief Executive Officer, President and Chairman of the Board since February 26, 2010. Mr. Zuo founded our wholly-owned subsidiary, Hua Shen Trading (International) Ltd., and served as its President since 1999. From 1993 to 1996, Mr. Zuo worked at Shenzhen Huashen Shiye International and Beijing Huashen Automation Engineering, and from 1992 to 1993 he was at Beijing Nonferrous Metal Research Institute. He earned his M.S. degree from the University of Science and Technology, Beijing in 1992 and an Executive MBA from the Central European Business School in 2007.  As our founder and Chief Executive Officer, Mr. Zuo’s deep experience and solid customer relationships in the petroleum and petrochemical industry, as well as his extensive management experience, enable him to provide significant insights into our business and make him qualified to be the Chairman of our Board of Directors.

Yong Zhao, Chief Financial Officer

Mr. Zhao was appointed as our Chief Financial Officer on February 26, 2010. Mr. Zhao joined our wholly owned subsidiary, Beijing JianXin Petrochemical Engineering Ltd., as the Chief Financial Officer in 2008. From 1998 to 2008, he served as a financial manager for Beijing Feite Tianyuan Environmental Protection, Ltd., Co., Beijing Huashen Huizheng System Engineering Technology, Ltd., Co. and Beijing Huashen Guotong Technology Development Ltd. Mr. Zhao earned his Certificate in Project Financial Analysis at Beijing Technology and Business University in 2004 and earned his Bachelor’s Degree in Finance from Capital University of Economics and Business in 1992.

Hirofumi Kotoi, Director

Mr. Kotoi has been a member of our Board of Directors since March 27, 2010. Mr. Kotoi is a Vice-President and Representative Director at SJI Inc. where he has worked since June 1990. He earned his master degree from Kyoto University and completed a Ph.D. course major in Computer science. He also studied at the University of Science and Technology of China. A Chinese native, he came to Japan as a government funded overseas student in 1981.  Mr. Kotoi’s extensive experience in corporate management, and especially his experience as a member of senior management of SJI Inc. (a Jasdaq listed company), enable him to provide significant insights into the improvement of our internal controls and corporate governance related matters.

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Xiaojun Li, Director

Mr. Li has been a member of our Board of Directors since May 17, 2010. Currently, Mr. Li is the president of ShengYuan Investment Company Ltd., an international investment and trading company, and vice president of Zhonghui Guohua Industrial Group Company Limited, a major Chinese mining company. He also serves as deputy secretary of the National Development and Reform Commission of China Industrial Development Association, and has served as general manager of China’s Overseas Economic Cooperation Corporation of State Foreign Trade, Central Asia branch. Mr. Li received his bachelor’s degree in economics from the Political Education Department of Xinjiang University.  Mr.Li’s extensive experience in investment and management, as well as his special experience gained while serving the National Development and Reform Commission of the China Industrial Development Association, and China’s Overseas Economic Cooperation Corporation of State Foreign Trade, enable him to provide a unique and valuable perspective to the Board of Directors.

Hongjie Chen, Director

Mr. Chen has been a member of our Board of Directors since May 17, 2010. Since 1998, Mr. Chen has been a managing director of the investment banking firm Haitong Securities Co., Ltd.  Previously, he was a financial manager with Lison International Ltd., a subsidiary of Sinopec Shanghai Engineering Co., Ltd. (“SSEC”) in Hong Kong, and a project financial analyst at SSEC. Mr. Chen received his Bachelor of Economics at Shanghai University of Engineering Science and his EMBA from China Europe International Business School.  Mr.Chen’s extensive experience in investment banking and financial management, as well as his previous experiences in the petroleum and petrochemical industry, enable him to provide a unique and valuable perspective to the Board of Directors.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Code of Ethics

We adopted a Code of Business Conduct and Ethics on May 14, 2010. The Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of the Code of Ethics may be obtained free of charge by writing to China LianDi Clean Technology Inc., Unit 401-405.4/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China 100089.

Board Composition

The Board of Directors is currently composed of four members. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. A quorum is a majority of the Board of Directors.

Director Independence

Two of our directors, Messrs. Li and Chen, have been determined to be independent as defined by Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC and Section 10A(m)(3) of the Exchange Act. No transactions, relationships or arrangements were considered by the board of directors in determining that these directors were independent. Our former director Mr. Paritz was determined to be independent as defined by Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC and Section 10A(m)(3) of the Exchange Act when he served as a director with the Company.

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Committees of the Board of Directors

Audit Committee

Our Audit Committee currently consists of Xiaojun Li and Hongjie Chen, each of whom is independent. The Audit Committee assists the Board of Directors oversight of (i) the integrity of the our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor, and prepares the report that the Securities and Exchange Commission requires to be included in our annual proxy statement. The audit committee operates under a written charter. Mr. Joel Paritz was the Chairman of our audit committee before his resignation on September 1, 2011. Currently, we are in the process of seeking a replacement to serve as Chairman of our Audit Committee and we do not have an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become members of our Board of Directors, in determining the composition of the Board of Directors and in monitoring the process to assess Board effectiveness. Currently, Xiaojun Li and Hongjie Chen are members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter. Mr. Joel Paritz was the Chairman of the Nominating and Corporate Governance Committee before his resignation on September 1, 2011. Currently, we are in the process of seeking a replacement to serve as Chairman of our Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee is responsible for overseeing and, as appropriate, making recommendations to the Board of Directors regarding the annual salaries and other compensation of our executive officers and general employees and other policies, and for providing assistance and recommendations with respect to our compensation policies and practices. Currently, Xiaojun Li and Hongjie Chen are members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Joel Paritz was the Chairman of Compensation Committee before his resignation on September 1, 2011. Currently, we are in the process of seeking a replacement to serve as Chairman of our Compensation Committee.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the Board of Directors as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Shareholder Communications

We have a process for shareholders who wish to communicate with the Board of Directors. Shareholders who wish to communicate with the Board may write to it at our address given above. These communications will be reviewed by one or more of our employees designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

Background and Compensation Philosophy

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board of Directors in determining the compensation of our executive officers.

Elements of Compensation

Some of our executive officers receive a base salary to compensate them for services rendered during the year. Our policy of compensating our certain executives with a cash salary has served the Company well. Because of our history of attracting and retaining executive talent, we do not believe it is necessary at this time to provide our executives equity incentives, or other benefits for the Company to continue to be successful.

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Base Salary and Bonus.   The value of base salary and bonus for each our executive reflects his skill set and the market value of that skill set in the sole discretion of the Board of Directors.

Equity Incentives.   The Company and its subsidiaries have not established an equity based incentive program and have not granted stock based awards as a component of compensation. In the future, we may make awards under an equity incentive plan pursuant to which awards may be granted if our Compensation Committee determines that it is in the best interest of the Company and its stockholders to do so.

Retirement Benefits.   Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites.   We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation.   We do not provide our executives the opportunity to defer receipt of annual compensation.

Summary Compensation Table

The following table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, for each of the last two fiscal years of the Company to each named executive officer.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards	All Other compensation ($)	Total

Jianzhong Zuo,	2012	14,390	—	—	—	14,390
President and Chief Executive Officer	2011	6,258	—	—	—	6,258

Yong Zhao,	2012	18,770	—	—	—	18,770
Chief Financial Officer	2011	17,881	—	—	—	17,881

During each of the last two fiscal years, none of our other officers had total compensation greater than $100,000. In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Employment Agreements

Jianzhong Zuo

Mr. Zuo’s employment agreement, effective June 15, 2008, provides that Mr. Zuo will be employed as President of Beijing JianXin for a two year term, which term has been extended for an additional two years until June 15, 2012. During the term of the agreement, Mr. Zuo will devote substantially all of his time to the service of the Company and may not compete directly or indirectly with us. We may terminate Mr. Zuo for cause at any time, and without cause upon 30 days notice. Mr. Zuo may resign without good reason upon 30 days notice.

Mr. Zuo received total compensation of $14,390 and $6,258 for fiscal 2012 and 2011, respectively, based on a verbal agreement with management.

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Yong Zhao

Mr. Zhao’s employment agreement, effective June 15, 2008, provides that Mr. Zuo will be employed as Chief Financial Officer of Beijing JianXin for a two year term, which term has been extended for an additional two years until June 15, 2012.  During the term of the agreement, Mr. Zhao will devote substantially all of his time to the service of the Company and may not compete directly or indirectly with us. We may terminate Mr. Zhao for cause at any time, and without cause upon 30 days notice. Mr. Zhao may resign without good reason upon 30 days notice.

Mr. Zhao received total compensation of $18,770 and $17,881 for fiscal 2012 and 2011, respectively, based on a verbal agreement with management.

Apart from as set forth above, our named executive officers are reimbursed for reasonable expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors for fiscal 2012 and 2011.

Director Agreements

In connection with the appointments of Joel Paritz, Xiaojun Li and Hongjie Chen to our Board of Directors, on May 17, 2010, we entered into one year agreements with each of them. Pursuant to these agreements, each of Messrs. Chen and Li will receive a fee of $300 per month for the term of the agreement, while Mr. Paritz will receive a monthly fee of $4,000 for the term of the agreement. Pursuant to their agreements, Messrs. Chen and Li were each awarded (i) on the date of execution of the agreement, a 5-year option to purchase up to 5,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant, and (ii) on the one-year anniversary of the execution of the agreement, an additional 5-year option to purchase up to 5,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant. Pursuant to Mr. Paritz’s agreement, he was awarded (i) on the date of execution of the agreement, a 5-year option to purchase up to 24,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant, and (ii) on the one-year anniversary of the execution of the agreement, an additional 5-year option to purchase up to 24,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant. We will also include such directors under our directors and officers insurance and reimburse each independent director for expenses related to his attending meetings of the board, meetings of committees of the board, executive sessions and shareholder meetings.

Outstanding Equity Awards at Fiscal Year-end

None.

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Director Compensation

The following table sets forth information regarding compensation of each director, other than named executive officers, for fiscal 2012 ended March 31, 2012.

FISCAL 2012 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Hirofumi Kotoi	-	-	-	-	-	-	-

Joel Paritz*	8,000	-	10,440	-	-	-	18,440

Xiaojun Li	3,600	-	2,175	-	-	-	5,775

Hongjie Chen	3,600	-	2,175	-	-	-	5,775

* Mr. Paritz resigned on September 1, 2011.

(1) The aggregate grant date fair value of the options awarded computed in accordance with FASB ASC Topic 718.

Apart from as set forth above, our directors, other than named executive officers are reimbursed for reasonable expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors for fiscal 2012.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We intend to adopt one or more such programs in the future.

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its directors or executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of August 6, 2012 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our Common Stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers and director nominees as a group. As of August 6, 2012, an aggregate of 36,444,850 shares of our Common Stock were outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is c/o China LianDi Clean Technology Engineering Ltd., Unit 401-405.4/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China 100089.

All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of August 6, 2012, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

	Common Stock
Name of Beneficial Owner	Number of Shares	Percentage of Class(1)
SJ Asia Pacific Ltd. (2)(3)	19,881,463	54.55%
China LianDi Energy Resources Engineering Technology Ltd. (4)	5,284,660	14.50%
Jianzhong Zuo, Chairman, Chief Executive Officer & President (4)	5,284,660	14.50%
Yong Zhao, Chief Financial Officer	—	—
Hirofumi Kotoi, Director (5)	19,881,463	54.55%
Xiaojun Li, Independent Director (6)	5,000	*
Hongjie Chen, Independent Director (7)	5,000	*
TriPoint Global Equities, LLC (8)	1,898,370	5.09%
Pope Investments II LLC(9)	2,837,068	7.68%
All officers and directors as a group (5 persons)	25,176,123	69.08%

* Less than one percent.

(1)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or or investment power within 60 days. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(2)	SJ Asia Pacific Ltd. is a wholly-owned subsidiary of SJI Inc., a Jasdaq listed company organized under the laws of Japan. Hirofumi Kotoi, one of our directors, and Jian Li are directors of SJ Asia Pacific Ltd. Its business address is Shinagawa Seaside, East Tower 4-12-8, Higashi-Shinagawa, Shinagawa-Ku, Tokyo, Japan.

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(3)

Consists of (1) 11,675,118 shares of our common stock held of record by SJ Asia Pacific Ltd.; (2) 6,838,620 shares of our common stock held of record by Hua Shen Trading (International) Ltd., whose sole shareholder is SJ Asia Pacific Ltd., which may be deemed to beneficially own the shares held by Hua Shen Trading (International) Ltd.; and (3) 1,367,725 shares of our common stock held of record by Rapid Capital Holdings Limited., whose sole shareholder is SJ Asia Pacific Ltd., which may be deemed to indirectly beneficially own the shares held by Rapid Capital Holdings Limited. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13D/A filed by SJ Asia Pacific Ltd., Hua Shen Trading (International) Ltd., Hirofumi Kotoi and Jian Li, with the SEC on May 11, 2012.

(4)	Mr. Jianzhong Zuo, our Chairman, Chief Executive Officer and President, is a director of China LianDi Energy Resources Engineering Technology Ltd. and holds voting and dispositive power over the shares held by it.

(5)

Includes shares held of record by SJ Asia Pacific Ltd., Hua Shen Trading (International) Ltd., and Rapid Capital Holdings Limited. Mr. Kotoi is a director of SJ Asia Pacific Ltd. and shares voting and dispositive power over the shares beneficially owned by SJ Asia Pacific Ltd. directly and indirectly as stated in item (3), as a result of his position as a director of SJ Asia Pacific Ltd.

(6)	Includes options to acquire 5,000 shares of our common stock that are exercisable within 60 days of August 6, 2012.

(7)	Includes options to acquire 5,000 shares of our common stock that are exercisable within 60 days of August 6, 2012.

(8)

This number includes (a) the following securities held by TriPoint Global Equities, LLC, our placement agent in the Private Placement: (i) 582,706 shares of common stock underlying Placement Agent Warrants, (ii) 148,955 shares underlying placement agent Series A Warrants and (iii) 148,955 shares underlying placement agent Series B Warrants; and (b) the following securities held by TriPoint Capital Advisors, LLC, our previous financial consultant: (i) 1,017,754 shares of common stock. Mark Elenowitz and Michael Boswell share voting and dispositive power over the securities held by TriPoint Global Equities, LLC. Mark Elenowitz and Michael Boswell, along with Louis Taubman, share voting and dispositive power over the securities held by TriPoint Capital Advisors, LLC. The principal address of TriPoint Global Equities, LLC is 17 State Street, 20th Floor, New York, New York 10004.

(9)	Consists of (1) 2,337,068 shares of Common Stock; (2) 250,000 shares underlying Series A Warrants; and (3) 250,000 shares underlying Series B Warrants. Mr. William P. Wells has voting and dispositive power over the shares held by Pope Investments II LLC. The address for Pope Investments II LLC is 5100 Poplar Avenue, Suite 805, Memphis, TN 38137.

Changes in Control

Pursuant to the Share Exchange, we had 28,571,430 shares of Common Stock issued and outstanding, of which China LianDi’s former shareholders own approximately 83% with the balance held by the Investors in the Private Placement and those who held our shares of Common Stock prior to the Share Exchange. Accordingly, the closing of the Share Exchange caused a change in control.

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in any other change in control of the Company.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 31, 2012, we borrowed approximately $8.3 million from SJ Asia Pacific Limited (a shareholder of the Company). The loans are unsecured, payable on demand and bear interest at 3% to 5% per annum.

As of March 31, 2012, we borrowed approximately $1.2 million from Mr. Zuo (our Chief Executive Officer, President and Chairman). This loan is unsecured, interest free, and is payable on demand.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

It is our policy that we will not enter into transactions required to be disclosed under item 404 of the SEC’s Regulation S-K unless our Board of Directors first reviews and approves the transactions.

Promoters and Certain Control Persons

We have not had a promoter at any time during the past five years. Other than our shares received as part of the Share Exchange or compensation or reimbursement of expenses in connection with job responsibilities at our company, as the case may be, none of the persons or entities that may be deemed to have acquired control of us as a result of the Share Exchange have received anything of value from us during the past five years. Other than the shares of China LianDi received in the Share Exchange, we have not received any assets from such persons during the past five years.

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SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding, and shares of Common Stock underlying our Series A Preferred Stock and Warrants held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus there are 36,444,850 shares of Common Stock issued and outstanding.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•	the number and percentage of shares of our Common Stock beneficially owned by the Selling Stockholders prior to the offering and after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

None of the Selling Stockholders has been our officer or director or an officer or director of any of our predecessors or affiliates within the last three years.

Except for Hayden Communications International Inc., which has been engaged by us as our investor relations firm, and TriPoint Global Equities, LLC (“TriPoint Global”), our financial advisor and placement agent in the Private Placement, none of our Selling Stockholders had a material relationship with the Company within the last three years.

Hayden Communications International Inc. was issued the shares registered herein in exchange for services provided to us pursuant to an investor relations agreement dated February 22, 2010 between us and Hayden Communications International Inc. Other than Hayden Communications International Inc., all of the Selling Stockholders named below received their shares in connection with the Private Placement.

We entered into a placement agent agreement with TriPoint Global on October 27, 2009 whereby we paid a cash fee to TriPoint Global equal to 7% of the gross proceeds received by us in connection with the Private Placement and we issued to TriPoint Global and its designees (i) Warrants to purchase 787,342 shares of Common Stock, (ii) Series A Warrants to purchase 196,836 shares of Common Stock and (iii) Series B Warrants to purchase 196,836 shares of Common Stock.

Except for TriPoint Global, Syndicated Capital, Inc., Brill Securities, Meyer Associates LP and SHP Securities, LLC, none of the Selling Stockholders is a broker dealer. Each of TriPoint Global, Syndicated Capital, Inc., Brill Securities, Meyer Associates LP and SHP Securities, LLC received the shares they are offering for resale in this prospectus as placement agent compensation in connection with the Private Placement.

Except for Shira Capital LLC, Burt Stangarone, Anthony G. Polak, John Riccardi, Jr., NTC & Co. F/B/O Paul Masters IRA, Pershing LLC as Custodian, FBO Ronald Lazar IRA, RL Capital Partners and Heather U Baines and Lloyd McAdams AB Living Trust 8/01/2001, none of the Selling Stockholders is an affiliate of a broker dealer. Each of Shira Capital LLC, Burt Stangarone, Anthony G. Polak, John Riccardi, Jr., NTC & Co. F/B/O Paul Masters IRA, Pershing LLC as Custodian, FBO Ronald Lazar IRA, RL Capital Partners and the Heather U Baines and Lloyd McAdams AB Living Trust 8/01/2001 certified to us that it or he bought the securities in the ordinary course of business and at the time of purchase, it or he had no agreements or understandings, directly or indirectly, with any person to distribute the securities. None of the Selling Stockholders has any agreement or understanding to distribute any of the Shares being registered.

69

Each Selling Stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Stockholders will sell all of the Shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage Ownership Before Offering	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering (3)
Hermes Partners, LP (4)	20,000	*	20,000	-0-	-0-
Alder Capital Partners I, L.P. (5)	95,000	*	95,000	-0-	-0-
Burt Stangarone (6)	51,420	*	51,420	-0-	-0-
Snow Hill Developments Limited (7)	345,000	*	345,000	-0-	-0-
The Knapp Family Trust, Geoffrey D. Knapp, Trustee (8)	75,000	*	75,000	-0-	-0-
Pershing LLC Custodian FBO Ronald M. Lazar IRA (9)	15,000	*	15,000	-0-	-0-
RL Capital Partners L.P.(10)	60,000	*	60,000	-0-	-0-
Anthony G. Polak (11)	15,000	*	15,000	-0-	-0-
Domaco Venture Capital Fund (12)	15,000	*	15,000	-0-	-0-
Frederick B. Polak (13)	15,000	*	15,000	-0-	-0-
Steve Strasser (14)	35,000	*	35,000	-0-	-0-
Ephraim Fields (15)	321,420	*	321,420	-0-	-0-
Trading Systems, LLC (16)	45,000	*	45,000	-0-	-0-
Lawrence Kaplan IRA FCC as Custodian (17)	147,970	*	40,000	107,970	*
Douglas N. Woodrum (18)	43,500	*	43,500	-0-	-0-
Michael Miller (19)	60,000	*	60,000	-0-	-0-
Martha A. Rogers (20)	15,000	*	15,000	-0-	-0-
Sandor Capital Master Fund (21)	171,000	*	171,000	-0-	-0-
Shira Capital LLC (22)	35,710	*	35,710	-0-	-0-
Li Jun (23)	85,710	*	85,710	-0-	-0-
Markets Edge Limited (24)	21,000	*	21,000	-0-	-0-
Stanley A. Kaplan (25)	15,000	*	15,000	-0-	-0-
Futurtec, L.P. (26)	77,700	*	45,000	32,700	*
Peter Fahey (27)	64,276	*	64,276	-0-	-0-
Venturetek, LP (28)	203,322	*	203,322	-0-	-0-
Allan C. Lichtenberg (29)	7,500	*	7,500	-0-	-0-
NTC & Co. F/B/O Paul Masters IRA (30)	29,960	*	29,960	-0-	-0-
Stephanie Ognar (31)	300,000	*	300,000	-0-	-0-
JW Partners, L.P. (32)	28,570	*	28,570	-0-	-0-
Taylor International Fund LTD (33)	1,352,982	3.66%	1,352,982	-0-	-0-
Ulf Ivarsson (34)	10,000	*	10,000	-0-	-0-
Allen Lupyrypa (35)	43,500	*	43,500	-0-	-0-
Michael Cohen (36)	106,500	*	106,500	-0-	-0-
Blue Earth Fund, L.P. (37)	857,130	2.33%	857,130	-0-	-0-
Dennis Jason Wong, Sole Trustee of the Dennis and Sharon Wong Family Trust (38)	128,566	*	128,566	-0-	-0-
Daybreak Special Situations Master Fund, Ltd. (39)	35,716	*	35,716	-0-	-0-
William P. Haus (40)	22,500	*	22,500	-0-	-0-

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Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage Ownership Before Offering	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering (3)
Silver Rock II, Ltd. (41)	189,866	*	128,566	61,300	*
James H. Stebbins (42)	45,000	*	45,000	-0-	-0-
John C. Kleinert (43)	8,700	*	8,700	-0-	-0-
Martin Feinberg (44)	21,750	*	21,750	-0-	-0-
Brightstar Investment Fund LP (45)	10,000	*	10,000	-0-	-0-
MKM Opportunity Master Fund, Ltd. (46)	35,000	*	35,000	-0-	-0-
Lennox Capital Partners, LP (47)	263,566	*	263,566	-0-	-0-
Squires Family LP (48)	150,000	*	150,000	-0-	-0-
Eric E. Shear (49)	10,726	*	10,726	-0-	-0-
Greg Freihofner (50)	42,000	*	42,000	-0-	-0-
Paul Hickey (51)	42,000	*	42,000	-0-	-0-
Maple Day Limited (52)	100,726	*	100,726	-0-	-0-
Dynacap Global Capital Fund II, LP (53)	128,550	*	128,550	-0-	-0-
BBS Capital Fund, LP (54)	214,276	*	214,276	-0-	-0-
Trillion Growth China LP (55)	101,428	*	90,000	11,428	*
Pope Investments II LLC (56)	2,837,068	7.68%	1,592,140	1,244,928	3.37%
Jayhawk Private Equity Fund II, L.P. (57)	571,426	1.54%	571,426	-0-	-0-
Hua Mei 21 st Century Partners, LP (58)	402,246	1.10%	321,436	80,810	*
Guerilla Partners, LP (59)	398,596	1.09%	107,146	291,450	*
Joseph Myers (60)	25,000	*	25,000	-0-	-0-
Nicholas Primpas (61)	30,000	*	30,000	-0-	-0-
Ashar Qureshi (62)	5,000	*	5,000	-0-	-0-
David Forti (63)	45,000	*	45,000	-0-	-0-
Lutz Engineering PSP (64)	10,000	*	10,000	-0-	-0-
AEJ Doyer (65)	6,000	*	6,000	-0-	-0-
David Morin (66)	15,000	*	15,000	-0-	-0-
Hugh Hadden (67)	15,000	*	15,000	-0-	-0-
Michael Leone (68)	2,250	*	2,250	-0-	-0-
Gary Andreasen (69)	4,500	*	4,500	-0-	-0-
Steven Gianniotis (70)	7,500	*	7,500	-0-	-0-
Jeffrey A. Grossman (71)	45,000	*	45,000	-0-	-0-
Jon L. Grossman (72)	4,500	*	4,500	-0-	-0-
John O. Senior (73)	6,000	*	6,000	-0-	-0-
Kira L. Grossman (74)	3,000	*	3,000	-0-	-0-
Mark Napier (75)	5,000	*	5,000	-0-	-0-
Charles Barovian (76)	4,500	*	4,500	-0-	-0-
Robert Lutz/Jo Lutz (77)	3,000	*	3,000	-0-	-0-
Angela LaRosa/Joseph Maida (78)	5,000	*	5,000	-0-	-0-
David F. Davis (79)	5,250	*	5,250	-0-	-0-
Kenneth Noggle (80)	3,000	*	3,000	-0-	-0-
John Dow (81)	2,500	*	2,500	-0-	-0-
John Riccardi, Jr. (82)	5,250	*	5,250	-0-	-0-
William Seifer (83)	1,500	*	1,500	-0-	-0-
Todd Taricco (84)	15,000	*	15,000	-0-	-0-
Robert Leng (85)	2,000	*	2,000	-0-	-0-
John R. Duffy/Lorrain Duffy (86)	15,000	*	15,000	-0-	-0-
Albert Shehabar (87)	6,000	*	6,000	-0-	-0-
Paul E. Triulzi (88)	1,500	*	1,500	-0-	-0-
Paul E. Triulzi, IRA (89)	4,500	*	4,500	-0-	-0-

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Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage Ownership Before Offering	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering (3)
Barbara Mishan (90)	7,140	*	7,140	-0-	-0-
Meir Duke (91)	64,276	*	64,276	-0-	-0-
Robert Baron (92)	1,426	*	1,426	-0-	-0-
Martin Feinberg (93)	22,500	*	22,500	-0-	-0-
Cubs Capital c/o Morris Resner (94)	2,250	*	2,250	-0-	-0-
Heller Capital Investments (95)	25,000	*	25,000	-0-	-0-
Octagon Capital Partners (96)	12,500	*	12,500	-0-	-0-
Alpha Capital Anstalt (97)	85,710	*	85,710	-0-	-0-
Tommy Dilling (98)	19,200	*	19,200	-0-	-0-
Robin Whaite (99)	30,000	*	30,000	-0-	-0-
Compact Poolen Modehuset AB (100)	23,550	*	23,550	-0-	-0-
Kristian Stensjo/Pernilla Stensjo (101)	10,650	*	10,650	-0-	-0-
Ulf Sorvik (102)	21,376	*	21,376	-0-	-0-
David Sandgren (103)	108,000	*	108,000	-0-	-0-
Hans Waren (104)	15,000	*	15,000	-0-	-0-
Ferghal O’regan (105)	45,000	*	45,000	-0-	-0-
Olive or Twist AB (106)	18,000	*	18,000	-0-	-0-
Enebybergs Revisionsbyra AB (107)	42,750	*	42,750	-0-	-0-
Henrik Gumaelius (108)	18,000	*	18,000	-0-	-0-
Kari Ekholm (109)	30,000	*	30,000	-0-	-0-
Peter Gustafsson (110)	53,550	*	53,550	-0-	-0-
Garolf AB (111)	64,500	*	64,500	-0-	-0-
Heather U Baines and Lloyd McAdams AB Living Trust 8/01/2001 (112)	64,276	*	64,276	-0-	-0-
Exsultat AB (113)	20,000	*	20,000	-0-	-0-
Joachim Jaginder (114)	30,000	*	30,000	-0-	-0-
Matthew Hayden (115)	108,800	*	58,800	50,000	*
Lawrence Kaplan (IRA) (116)	20,000	*	20,000	-0-	-0-
TriPoint Global Equities, LLC (117)	1,898,370	5.09%	880,616	1,017,754	2.73%
Syndicated Capital, Inc. (118)	31,191	*	31,191	-0-	-0-
Brill Securities (119)	3,855	*	3,855	-0-	-0-
Meyers Associates LP (120)	32,216	*	32,216	-0-	-0-
SHP Securities, LLC (121)	24,924	*	24,924	-0-	-0-
Brian Corbman (122)	11,256	*	11,256	-0-	-0-
Jason Stein (123)	7,073	*	7,073	-0-	-0-
Michael Graichen (124)	8,082	*	8,082	-0-	-0-
Charles W. Allen (125)	9,848	*	9,848	-0-	-0-
Karl Birkenfeld (126)	6,758	*	6,758	-0-	-0-
John Finley (127)	47,195	*	47,195	-0-	-0-
Angela Gioia (128)	20,400	*	20,400	-0-	-0-
Brian Wood (129)	20,400	*	20,400	-0-	-0-
Nicole Whang (130)	33,300	*	33,300	-0-	-0-
Andrew Kramer (131)	14,000	*	14,000	-0-	-0-
Qian Xu (132)	24,600	*	24,600	-0-	-0-
Jing Shi (133)	5,300	*	5,300	-0-	-0-

*	less than one percent

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(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 36,444,850 shares of Common Stock outstanding as of August 6, 2012.

(2)	Includes the total number of shares of Common Stock that each Selling Stockholder intends to sell, regardless of the 9.99% beneficial ownership limitation, more fully explained in footnote 3.

(3)	Pursuant to the terms of the Warrants, at no time may a holder exercise such holder’s Warrant if the exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of our then issued and outstanding shares of Common Stock; provided, however, that upon a purchaser providing us with sixty-one days’ notice that such purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the shares referenced in the waiver notice. The 9.99% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 9.99% of our Common Stock without ever at any one time holding more than this limit.

(4)	Consists of 10,000 shares underlying Series A Warrants and 10,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Paul Flather has voting and dispositive power over the shares held by Hermes Partners, LP. Mr. Flather may be deemed to beneficially own the shares of Common Stock held by Hermes Partners, LP. Mr. Flather disclaims beneficial ownership of such shares. The address for Hermes Partners, LP is 1223 Camino Del Mar, Del Mar, CA 92014.

(5)	Consists of 47,500 shares underlying Series A Warrants and 47,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Michael Licosati, Managing Partner, has voting and dispositive power over the shares held by Alder Capital Partners I, L.P. Mr. Licosati may be deemed to beneficially own the shares of Common Stock held by Alder Capital Partners I, L.P. Mr. Licosati disclaims beneficial ownership of such shares. The address for Alder Capital Partners I, L.P. is 1223 Camino Del Mar, Del Mar, CA 92014.

(6)	Consists of 34,280 shares of Common Stock, 8,570 shares underlying Series A Warrants and 8,570 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(7)	Consists of 230,000 shares of Common Stock, 57,500 shares underlying Series A Warrants and 57,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Baiqian Yang, the Chairman of China Merchants Technology Holdings Co. Ltd., has sole voting and dispositive power over the shares held by Snow Hill Developments Limited. Mr. Yang may be deemed to beneficially own the shares of Common Stock held by Snow Hill Developments Limited. Mr. Yang disclaims beneficial ownership of such shares. The registered address for Snow Hill Developments Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its contact address is 5/F, B&H Plaza, 1077 Nanhai Ave., Shekou Shenzhen 518067 China.

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(8)	Consists of 50,000 shares of Common Stock, 12,500 shares underlying Series A Warrants and 12,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Geoffrey D. Knapp has voting and dispositive power over the shares held by The Knapp Family Trust, Geoffrey D. Knapp, Trustee. Mr. Knapp may be deemed to beneficially own the shares of Common Stock held by The Knapp Family Trust, Geoffrey D. Knapp, Trustee. Mr. Knapp disclaims beneficial ownership of such shares. The address for The Knapp Family Trust, Geoffrey D. Knapp, Trustee, is 1031 Keys Drive, Boulder City, NV 89005.

(9)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Ronald M. Lazar has voting and dispositive power over the shares held by Pershing LLC Custodian FBO Ronald M. Lazar IRA. Mr. Lazar may be deemed to beneficially own the shares of Common Stock held by the trust. Mr. Lazar disclaims beneficial ownership of such shares. The address for IRA FBO Ronald Lazar, Pershing LLC as Custodian is 200 Winston Drive, #3109, Cliffside Park, NJ 07010.

(10)	Consists of 40,000 shares of Common Stock, 10,000 shares underlying Series A Warrants and 10,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Ronald M. Lazar, Managing Member has voting and dispositive power over the shares held by RL Capital Partners L.P. Mr. Lazar may be deemed to beneficially own the shares of Common Stock held by RL Capital Partners L.P. Mr. Lazar disclaim beneficial ownership of such shares. The address for RL Capital Partners L.P is 405 Lexington Avenue, 2 nd Floor, New York, NY 10174.

(11)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(12)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Jack Polak, General Partner, has voting and dispositive power over the shares held by Domaco Venture Capital Fund. Mr. Polak may be deemed to beneficially own the shares of Common Stock held by Domaco Venture Capital Fund. Mr. Polak disclaims beneficial ownership of such shares. The address for Domaco Venture Capital Fund is 195 Beech Street, Eastchester, NY 10709.

(13)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(14)	Consists of 15,000 shares of Common Stock, 10,000 shares underlying Series A Warrants and 10,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(15)	Consists of 214,280 shares of Common Stock, 53,570 shares underlying Series A Warrants and 53,570 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(16)	Consists of 30,000 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Gary J. McAdam, Manager, has voting and dispositive power over the shares held by Trading Systems, LLC. Mr. McAdam may be deemed to beneficially own the shares of Common Stock held by Trading Systems, LLC. Mr. McAdam disclaims beneficial ownership of such shares. The address for Trading Systems, LLC is 14 Red Tail Drive, Highlands Ranch, CO 80126.

(17)	Consists of 147,970 shares of Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Lawrence Kaplan has voting and dispositive power over the shares held by Lawrence Kaplan IRA FCC as Custodian. Mr. Kaplan may be deemed to beneficially own the shares of Common Stock held by Lawrence Kaplan IRA FCC as Custodian. Mr. Kaplan disclaims beneficial ownership of such shares. The address for Lawrence Kaplan IRA FCC as Custodian is 2000 S. Ocean Blvd, APT 5K Boca Raton, FL 33432.

74

(18)	Consists of 29,000 shares of Common Stock, 7,250 shares underlying Series A Warrants and 7,250 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(19)	Consists of 40,000 shares of Common Stock, 10,000 shares underlying Series A Warrants and 10,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(20)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(21)	Consists of 114,000 shares of Common Stock, 28,500 shares underlying Series A Warrants and 28,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. John S. Lemack has voting and dispositive power over the shares held by Sandor Capital Master Fund. Mr. Lemack may be deemed to beneficially own the shares of Common Stock held by Sandor Capital Master Fund. Mr. Lemack disclaims beneficial ownership of such shares. The address for Sandor Capital Master Fund is 2828 Routh Street, Suite 500, Dallas, TX 75201.

(22)	Consists of 17,855 shares underlying Series A Warrants and 17,855 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Montgomery Cornell has voting and dispositive power over the shares held by Shira Capital LLC. Mr. Cornell may be deemed to beneficially own the shares of Common Stock held by Shira Capital LLC. Mr. Cornell disclaims beneficial ownership of such shares. The address for Shira Capital LLC is 71 S. Wacker, Suite 1900, Chicago, IL 60606.

(23)	Consists of 57,140 shares of Common Stock, 14,285 shares underlying Series A Warrants and 14,285 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(24)	Consists of 13,500 shares of Common Stock, 3,750 shares underlying Series A Warrants and 3,750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Majed Soueidan has voting and dispositive power over the shares held by Markets Edge Limited. Mr. Soueidan may be deemed to beneficially own the shares of Common Stock held by Markets Edge Limited. Mr. Soueidan disclaims beneficial ownership of such shares. The address for Markets Edge Limited is 116 Pheasant Lane, Collegeville, PA 19426.

(25)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(26)	Consists of 62,700 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Ido Klear has voting and dispositive power over the shares held by Futurtec, L.P. Mr. Klear may be deemed to beneficially own the shares of Common Stock held by Futurtec, L.P. Mr. Klear disclaims beneficial ownership of such shares. The address for Futurtec, L.P. is 18 Briarfield Drive, Great Neck, New York 11020.

(27)	Consists of 42,850 shares of Common Stock, 10,713 shares underlying Series A Warrants and 10,713 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(28)	Consists of 131,896 shares of Common Stock, 35,713 shares underlying Series A Warrants and 35,713 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. David Selengut has voting and dispositive power over the shares held by Venturetek, LP. Mr. Selengut may be deemed to beneficially own the shares of Common Stock held by Venturetek, LP. Mr. Selengut disclaims beneficial ownership of such shares. The address for Venturetek, LP is P.O. Box 339, Lawrence, NY 11559.

75

(29)	Consists of 3,750 shares underlying Series A Warrants and 3,750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(30)	Consists of 19,260 shares of Common Stock, 5,350 shares underlying Series A Warrants and 5,350 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Paul Masters has voting and dispositive power over the shares held by NTC & Co. F/B/O Paul Masters IRA. Mr. Masters may be deemed to beneficially own the shares of Common Stock held by NTC & Co. F/B/O Paul Masters IRA. Mr. Masters disclaims beneficial ownership of such shares. The address for NTC & Co. F/B/O Paul Masters IRA is 717 17 th Street, Suite 2200, Denver, CO 80202-3331.

(31)	Consists of 200,000 shares of Common Stock, 50,000 shares underlying Series A Warrants and 50,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(32)	Consists of 14,285 shares underlying Series A Warrants and 14,285 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Jason Wild has voting and dispositive power over the shares held by JW Partners, L.P. Mr. Wild may be deemed to beneficially own the shares of Common Stock held by JW Partners, L.P. Mr. Wild disclaims beneficial ownership of such shares. The address for JW Partners, L.P. is 900 Third Avenue, Suite 1901, New York, NY 10022.

(33)	Consists of 879,412 shares of Common Stock, 236,785 shares underlying Series A Warrants and 236,785 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. 81,000 shares of Common Stock, 22,500 Series A Warrants and 22,500 Series B Warrants were transferred from Ancora Greater China Fund, LP in May 2011. Messrs. Steve Taylor and Robert Kirkland, share voting and dispositive power over the shares held by Taylor International Fund LTD. Messrs. Taylor and Kirkland may be deemed to beneficially own the shares of Common Stock held by Taylor International Fund, LTD. Messrs. Taylor and Kirkland disclaim beneficial ownership of such shares. The address for Taylor International Fund LTD. is 714 South Dearborn Street, 2nd Floor, Chicago, IL 60605.

(34)	Consists of 5,000 shares underlying Series A Warrants and 5,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(35)	Consists of 29,000 shares of Common Stock, 7,250 shares underlying Series A Warrants and 7,250 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(36)	Consists of 71,000 shares of Common Stock, 17,750 shares underlying Series A Warrants and 17,750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(37)	Consists of 571,420 shares of Common Stock, 142,855 shares underlying Series A Warrants and 142,855 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Brett Conrad, Managing Member, General Partner has voting and dispositive power over the shares held by Blue Earth Fund, LP. Mr. Conrad may be deemed to beneficially own the shares of Common Stock held by Blue Earth Fund, LP. Mr. Conrad disclaims beneficial ownership of such shares. The address for Blue Earth Fund, LP is 1312 Cedar St., Santa Monica, CA 90405.

(38)	Consists of 85,710 shares of Common Stock, 21,428 shares underlying Series A Warrants and 21,428 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Dennis Jason Wong has voting and dispositive power over the shares held by Dennis Jason Wong, Sole Trustee of the Dennis and Sharon Wong Family Trust. Mr. Wong may be deemed to beneficially own the shares of Common Stock held by Dennis Jason Wong, Sole Trustee of the Dennis and Sharon Wong Family Trust. Mr. Wong disclaims beneficial ownership of such shares. The address for Dennis Jason Wong, Sole Trustee of the Dennis and Sharon Wong Family Trust is 88 Kearny Street, Suite 1818, San Francisco, CA 94108.

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(39)	Consists of 17,858 shares underlying Series A Warrants and 17,858 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Messrs. Lawrence J. Butz and John Prinz share voting and dispositive power over the shares held by Daybreak Special Situations Master Fund, Ltd. Messrs. Butz and Prinz may be deemed to beneficially own the shares of Common Stock held by Daybreak Special Situations Master Fund, Ltd. Messrs. Butz and Prinz disclaim beneficial ownership of such shares. The address for Daybreak Special Situations Master Fund, Ltd. is 100 East Cook Avenue, Suite 100, Libertyville, IL 60048.

(40)	Consists of 15,000 shares of Common Stock, 3,750 shares underlying Series A Warrants and 3,750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(41)	Consists of 147,010 shares of Common Stock, 21,428 shares underlying Series A Warrants and 21,428 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Ezzat Jallat, Director, has voting and dispositive power over the shares held by Silver Rock II, Ltd. Mr. Jallat may be deemed to beneficially own the shares of Common Stock held by Silver Rock II, Ltd. Mr. Jallat disclaims beneficial ownership of such shares. The address for Silver Rock II, Ltd. is Villa D 103, Palm Jumeriah Island, Dubai UAE.

(42)	Consists of 30,000 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(43)	Consists of 1,450 shares of Common Stock, 3,625 shares underlying Series A Warrants and 3,625 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(44)	Consists of 14,250 shares of Common Stock, 3,750 shares underlying Series A Warrants and 3,750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(45)	Consists of 5,000 shares underlying Series A Warrants and 5,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Eric Allen, Managing Partner, has voting and dispositive power over the shares held by Brightstar Investment Fund LP. Mr. Allen may be deemed to beneficially own the shares of Common Stock held by Brightstar Investment Fund LP. Mr. Allen disclaims beneficial ownership of such shares. The address for Brightstar Investment Fund LP is 12720 Huntsman Way, Potomac, MD 20854.

(46)	Consists of 17,500 shares underlying Series A Warrants and 17,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. David Skriloff, Portfolio Manager, has voting and dispositive power over the shares held by MKM Opportunity Master Fund, Ltd. Mr. Skriloff may be deemed to beneficially own the shares of Common Stock held by MKM Opportunity Master Fund, Ltd. Mr. Skriloff disclaims beneficial ownership of such shares. The address for MKM Opportunity Master Fund, Ltd. is c/o MKM Capital Advisors, 1515 Broadway, 11 th Floor, New York, NY 10036.

(47)	Consists of 170,710 shares of Common Stock, 46,428 shares underlying Series A Warrants and 46,428 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Richard D. Squires has voting and dispositive power over the shares held by Lennox Capital Partners, LP. Mr. Squires may be deemed to beneficially own the shares of Common Stock held by Lennox Capital Partners, LP. Mr. Squires disclaims beneficial ownership of such shares. The address for Lennox Capital Partners, LP is 2101 Cedar Springs Road, Suite 1525, Dallas, TX 75201.

(48)	Consists of 100,000 shares of Common Stock, 25,000 shares underlying Series A Warrants and 25,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Richard D. Squires has voting and dispositive power over the shares held by Squires Family LP. Mr. Squires may be deemed to beneficially own the shares of Common Stock held by Squires Family LP. Mr. Squires disclaims beneficial ownership of such shares. The address for Squires Family LP is 2101 Cedar Springs Rd. Suite 1525, Dallas, TX 75201.

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(49)	Consists of 7,150 shares of Common Stock, 1,788 shares underlying Series A Warrants and 1,788 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(50)	Consists of 27,000 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(51)	Consists of 27,000 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(52)	Consists of 67,150 shares of Common Stock, 16,788 shares underlying Series A Warrants and 16,788 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Yuchao Xue, Director, has voting and dispositive power over the shares held by Maple Day Limited. Mr. Xue may be deemed to beneficially own the shares of Common Stock held by Maple Day Limited. Mr. Xue disclaims beneficial ownership of such shares. The address for Maple Day Limited is Xin Hao Cheng Hua Yuan, Hao Jin Ge 8A, Futian District, Shenzhen Guangdong 518053.

(53)	Consists of 85,700 shares of Common Stock, 21,425 shares underlying Series A Warrants and 21,425 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Charles Smith, General Partner, has voting and dispositive power over the shares held by Dynacap Global Capital Fund II LP . Mr. Smith may be deemed to beneficially own the shares of Common Stock held by Dynacap Global Capital Fund II LP. Mr. Smith disclaims beneficial ownership of such shares. The address for Dynacap Global Capital Fund II LP is 1541 E Interstate 30 #140, Rockwall Texas 75087.

(54)	Consists of 142,850 shares of Common Stock, 35,713 shares underlying Series A Warrants and 35,713 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Berke Bakay, the principal and portfolio manager of BBS Capital Fund, LP, has voting and dispositive power over the shares held by BBS Capital Fund, LP. Mr. Bakay may be deemed to beneficially own the shares of Common Stock held by BBS Capital Fund, LP. Mr. Bakay disclaims beneficial ownership of such shares. The address for BBS Capital Fund, LP is 4975 Preston Park Blvd. Suite #775W, Plano, TX 75093.

(55)	Consists of 71,428 shares of Common Stock, 15,000 shares underlying Series A Warrants and 15,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Corey Mitchell, the managing partner has voting and dispositive power over the shares held by Trillion Growth China LP. Mr. Mitchell may be deemed to beneficially own the shares of Common Stock held by Trillion Growth China LP. Mr. Mitchell disclaims beneficial ownership of such shares. The address for Trillion Growth China LP is 1000, 888-3 rd Street S.W., Calgary, AB T2P 5C5, Canada.

(56)	Consists of 2,337,068 shares of Common Stock, 250,000 shares underlying Series A Warrants and 250,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. 57,140 shares were transferred from JW Partners, L.P. to Pope Investments II LLC in April 2011. 35,000 shares were transferred from Heller Capital Investments, LLC to Pope Investments II LLC in November 2011. Mr. William P. Wells has voting and dispositive power over the shares held by Pope Investments II LLC. Mr. Wells may be deemed to beneficially own the shares of Common Stock held by Pope Investments II LLC. Mr. Wells disclaims beneficial ownership of such shares. The address for Pope Investments II LLC is 5100 Poplar Avenue, Suite 805, Memphis, TN 38137.

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(57)	Consists of 285,713 shares underlying Series A Warrants and 285,713 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Kent C. McCarthy, President of Jayhawk Private Equity, LLC which is the general partner and has voting and dispositive power over the shares held by Jayhawk Private Equity Fund II, L.P. Mr. McCarthy may be deemed to beneficially own the shares of Common Stock held by Jayhawk Private Equity Fund II, L.P. Mr. McCarthy disclaims beneficial ownership of such shares. The address for Jayhawk Private Equity Fund II, L.P. is 7335 Cottonwood Drive, Shawnee, KS 66216.

(58)	Consists of 295,100 shares of Common Stock, 53,573 shares underlying Series A Warrants and 53,573 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Messrs. Peter Siris and Leigh S. Curry, Managing Director, share voting and dispositive power over the shares held by Hua-Mei 21 st Century Partners. Messrs. Siris and Curry may be deemed to beneficially own the shares of Common Stock held by Hua-Mei 21 st Century Partners. Messrs. Siris and Curry disclaim beneficial ownership of such shares. Peter Siris is the managing director of Hua-Mei 21 st Century Partners. The address for Hua-Mei 21 st Century Partners is 237 Park Avenue, 9 th Floor, New York, NY 10017.

(59)	Consists of 132,880 shares of Common Stock, 17,858 shares underlying Series A Warrants and 17,858 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above, and 230,000 shares underlying warrants issued to the stockholder in December 2011. Messrs. Peter Siris and Leigh S. Curry share voting and dispositive power over the shares held by Guerilla Partners. Messrs. Siris and Curry may be deemed to beneficially own the shares of Common Stock held by Guerilla Partners. Messrs. Siris and Curry disclaim beneficial ownership of such shares. The address for Guerilla Partners is 237 Park Avenue, 9 th Floor, New York, NY 10017.

(60)	Consists of 12,500 shares underlying Series A Warrants and 12,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(61)	Consists of 20,000 shares of Common Stock, 5,000 shares underlying Series A Warrants and 5,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(62)	Consists of 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(63)	Consists of 30,000 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(64)	Consists of 5,000 shares underlying Series A Warrants and 5,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Robert E. Lutz, Trustee, has voting and dispositive power over the shares held by Lutz Engineering PSP. Mr. Lutz may be deemed to beneficially own the shares of Common Stock held by Lutz Engineering PSP. Mr. Lutz disclaims beneficial ownership of such shares. The address for Lutz Engineering PSP is 10221 E. Hercules Drive, Sun Lakes, AZ 85248.

(65)	Consists of 4,000 shares of Common Stock, 1,000 shares underlying Series A Warrants and 1,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(66)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(67)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(68)	Consists of 1,500 shares of Common Stock, 375 shares underlying Series A Warrants and 375 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

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(69)	Consists of 3,000 shares of Common Stock, 750 shares underlying Series A Warrants and 750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(70)	Consists of 5,000 shares of Common Stock, 1,250 shares underlying Series A Warrants and 1,250 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(71)	Consists of 30,000 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(72)	Consists of 3,000 shares of Common Stock, 750 shares underlying Series A Warrants and 750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(73)	Consists of 4,000 shares of Common Stock, 1,000 shares underlying Series A Warrants and 1,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(74)	Consists of 2,000 shares of Common Stock, 500 shares underlying Series A Warrants and 500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(75)	Consists of 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(76)	Consists of 3,000 shares of Common Stock, 750 shares underlying Series A Warrants and 750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(77)	Consists of 1,500 shares underlying Series A Warrants and 1,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(78)	Consists of 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(79)	Consists of 3,500 shares of Common Stock, 875 shares underlying Series A Warrants and 875 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(80)	Consists of 2,000 shares of Common Stock, 500 shares underlying Series A Warrants and 500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(81)	Consists of 1,250 shares underlying Series A Warrants and 1,250 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(82)	Consists of 3,500 shares of Common Stock, 875 shares underlying Series A Warrants and 875 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(83)	Consists of 1,000 shares of Common Stock, 250 shares underlying Series A Warrants and 250 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(84)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

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(85)	Consists of 1,000 shares underlying Series A Warrants and 1,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(86)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(87)	Consists of 4,000 shares of Common Stock, 1,000 shares underlying Series A Warrants and 1,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(88)	Consists of 1,000 shares of Common Stock, 250 shares underlying Series A Warrants and 250 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(89)	Consists of 3,000 shares of Common Stock, 750 shares underlying Series A Warrants and 750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Paul E. Triulzi has voting and dispositive power over the shares held by Paul E. Triulzi, IRA. Mr. Triulzi may be deemed to beneficially own the shares of Common Stock held by Paul E. Triulzi, IRA. Mr. Triulzi disclaims beneficial ownership of such shares. The address for Paul E. Triulzi, IRA is 112 Spring Lake Ct., Durham, NC 27713.

(90)	Consists of 3,570 shares underlying Series A Warrants and 3,570 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(91)	Consists of 42,850 shares of Common Stock, 10,713 shares underlying Series A Warrants and 10,713 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(92)	Consists of 713 shares underlying Series A Warrants and 713 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(93)	Consists of 15,000 shares of Common Stock, 3,750 shares underlying Series A Warrants and 3,750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(94)	Consists of 1,125 shares underlying Series A Warrants and 1,125 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Morris Resner has voting and dispositive power over the shares held by Cubs Capital c/o Morris Resner. Mr. Resner may be deemed to beneficially own the shares of Common Stock held by Cubs Capital c/o Morris Resner. Mr. Resner disclaims beneficial ownership of such shares. The address for Cubs Capital c/o Morris Resner is 2 Frost Avenue West, Edison, NJ 08820.

(95)	Consists of 12,500 shares underlying Series A Warrants and 12,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Ronald I. Heller has voting and dispositive power over the shares held by Heller Capital Investments. Mr. Heller may be deemed to beneficially own the shares of Common Stock held by Heller Capital Investments. Mr. Heller disclaims beneficial ownership of such shares. The address for Heller Capital Investments is 700 E. Palisade Avenue, Englewood Cliffs, NJ 07632.

(96)	Consists of 6,250 shares underlying Series A Warrants and 6,250 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Steven Hart has voting and dispositive power over the shares held by Octagon Capital Partners. Mr. Hart may be deemed to beneficially own the shares of Common Stock held by Octagon Capital Partners. Mr. Hart disclaims beneficial ownership of such shares. The address for Octagon Capital Partners is 155 W. 68 th Street, #27E, New York, NY 10023.

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(97)	Consists of 57,140 shares of Common Stock, 14,285 shares underlying Series A Warrants and 14,285 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Konrad Ackerman, Director, has voting and dispositive power over the shares held by Alpha Capital. Mr. Ackerman may be deemed to beneficially own the shares of Common Stock held by Alpha Capital. Mr. Ackerman disclaims beneficial ownership of such shares. The address for Alpha Capital is Pradafont 7 Furstentoms 9490 Vaduz, Liechtenstein.

(98)	Consists of 12,800 shares of Common Stock, 3,200 shares underlying Series A Warrants and 3,200 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(99)	Consists of 20,000 shares of Common Stock, 5,000 shares underlying Series A Warrants and 5,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(100)	Consists of 15,700 shares of Common Stock, 3,925 shares underlying Series A Warrants and 3,925 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Bjorn Torstenson, Managing Director, has voting and dispositive power over the shares held by Compact Poolen Modehuset AB. Mr. Torstenson may be deemed to beneficially own the shares of Common Stock held by Compact Poolen Modehuset AB. Mr. Torstenson disclaims beneficial ownership of such shares. The address for Compact Poolen Modehuset AB is Drottninggaten 73 Gothenburg, 41107 Sweden.

(101)	Consists of 7,100 shares of Common Stock, 1,775 shares underlying Series A Warrants and 1,775 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(102)	Consists of 14,250 shares of Common Stock, 3,563 shares underlying Series A Warrants and 3,563 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(103)	Consists of 72,000 shares of Common Stock, 18,000 shares underlying Series A Warrants and 18,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(104)	Consists of 10,000 shares of Common Stock, 2,500 shares underlying Series A Warrants and 2,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(105)	Consists of 30,000 shares of Common Stock, 7,500 shares underlying Series A Warrants and 7,500 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(106)	Consists of 12,000 shares of Common Stock, 3,000 shares underlying Series A Warrants and 3,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. The shares of Common Stock and shares underlying Series A Warrants and Series B Warrants were transferred from Olive or Twist Limited to Olive or Twist AB in March 2012. Mr. Joel Wahlstrom has voting and dispositive power over the shares held by Olive or Twist AB. Mr. Wahlstrom may be deemed to beneficially own the shares of Common Stock held by Olive or Twist AB. Mr. Wahlstrom disclaims beneficial ownership of such shares. The address for Olive or Twist Limited is 68 Hing Man Street, Room 17/f, Marina House Shaukerwan, Hong Kong.

(107)	Consists of 28,500 shares of Common Stock, 7,125 shares underlying Series A Warrants and 7,125 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Lars Svantemark, Director, has voting and dispositive power over the shares held by Enebybergs Revisionsbyra AB. Mr. Svantemark may be deemed to beneficially own the shares of Common Stock held by Enebybergs Revisionsbyra AB. Mr. Svantemark disclaims beneficial ownership of such shares. The address for Enebybergs Revisionsbyra AB is Senapsgrand 19 Enebyberg, Sweden 18245.

(108)	Consists of 12,000 shares of Common Stock, 3,000 shares underlying Series A Warrants and 3,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

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(109)	Consists of 20,000 shares of Common Stock, 5,000 shares underlying Series A Warrants and 5,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(110)	Consists of 35,700 shares of Common Stock, 8,925 shares underlying Series A Warrants and 8,925 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(111)	Consists of 43,000 shares of Common Stock, 10,750 shares underlying Series A Warrants and 10,750 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Tommy Martensson, Director, has voting and dispositive power over the shares held by Garolf AB. Mr. Martensson may be deemed to beneficially own the shares of Common Stock held by Garolf AB. Mr. Martensson disclaims beneficial ownership of such shares. The address for Garolf AB is Floragatan 12 Stockholm, Sweden 11431.

(112)	Consists of 42,850 shares of Common Stock, 10,713 shares underlying Series A Warrants and 10,713 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Lloyd McAdams, Trustee, has voting and dispositive power over the shares held by Heather U Baines and Lloyd McAdams AB Living Trust 8/01/2001. Mr. McAdams may be deemed to beneficially own the shares of Common Stock held by Heather U Baines and Lloyd McAdams AB Living Trust 8/01/2001. Mr. McAdams disclaims beneficial ownership of such shares. The address for Heather U Baines and Lloyd McAdams AB Living Trust 8/01/2001 is 1200 Turquesa Lane, Pacific Palisades, CA 90272.

(113)	Consists of 20,000 shares of Common Stock, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These shares were transferred from Ulf Ivarsson to Exsultat AB in December 2010. Ulf Ivarsson has voting and dispositive power over the shares held by Exsultat AB. Mr. Ivarsson may be deemed to beneficially own the shares of Common Stock held by Exsultat AB. The address for Exsultat AB is Hovas Fasanstig 3, SE-436 50 Hovas, Sweden.

(114)	Consists of 20,000 shares of Common Stock, 5,000 shares underlying Series A Warrants and 5,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above.

(115)	Consists of 108,800 shares of Common Stock beneficially owned by the stockholder. 58,800 shares of Common Stock were transferred from Hayden Communications International Inc, who was engaged as our investor relations firm to Mr. Matthew Hayden, President and the beneficial owner of Hayden Communications International Inc. in September 2011.

(116)	Consists of 10,000 shares underlying Series A Warrants and 10,000 shares underlying Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from Oppenheimer & Co., Inc. Custodian FBO Lawrence Kaplan RLURIRA to Lawrence Kaplan (IRA) in December 2010. Mr. Lawrence Kaplan has voting and dispositive power over the shares held by Lawrence Kaplan (IRA). Mr. Kaplan may be deemed to beneficially own the shares of Common Stock held by Lawrence Kaplan (IRA). Mr. Kaplan disclaims beneficial ownership of such shares. The address for Lawrence Kaplan (IRA) is c/o Oppenheimer & Co., 3310 W. Big Beaver Road, Troy, MI 48084.

(117)	Consists of 582,706 shares of Common Stock underlying placement agent Warrants, 148,955 shares underlying placement agent Series A Warrants and 148,955 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. The number of shares beneficially owned prior to the offering also includes 1,017,754 shares of Common Stock held by TriPoint Capital Advisors, LLC, our previous financial consultant and an affiliate of TriPoint Global Equities, LLC. Messrs. Mark Elenowitz and Michael Boswell share voting and dispositive power over the securities held by TriPoint Global Equities, LLC. The address for TriPoint Global Equities, LLC is 17 State Street, 20th Floor, New York, NY 10004.

(118)	Consists of 20,795 shares of Common Stock underlying placement agent Warrants, 5,198 shares underlying placement agent Series A Warrants and 5,198 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Ms. Faith Lee has voting and dispositive power over the securities held by Syndicated Capital, Inc. The address for Syndicated Capital, Inc is 1299 Ocean Avenue, Suite 210, Santa Monica, CA 90401.

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(119)	Consists of 2,571 shares of Common Stock underlying placement agent Warrants, 642 shares underlying placement agent Series A Warrants and 642 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Robert Brown has voting and dispositive power over the securities held by Brill Securities. The address for Brill Securities is 152 W. 57 th Street, New York NY 10017.

(120)	Consists of 21,478 shares of Common Stock underlying placement agent Warrants, 5,369 shares underlying placement agent Series A Warrants and 5,369 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Bruce Meyers has voting and dispositive power over the securities held by Meyers Associates LP. The address for Meyers Associates LP is 45 Broadway, 2 nd Floor, New York NY 10006.

(121)	Consists of 16,616 shares of Common Stock underlying placement agent Warrants, 4,154 shares underlying placement agent Series A Warrants and 4,154 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. Mr. Tim Mallot has voting and dispositive power over the securities held by SHP Securities, LLC. The address for SHP Securities, LLC is 6310 Greenwich Drive, Suite 120, San Diego, CA 92122.

(122)	Consists of 7,504 shares of Common Stock underlying placement agent Warrants, 1,876 shares underlying placement agent Series A Warrants and 1,876 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(123)	Consists of 4,715 shares of Common Stock underlying placement agent Warrants, 1,179 shares underlying placement agent Series A Warrants and 1,179 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(124)	Consists of 5,388 shares of Common Stock underlying placement agent Warrants, 1,347shares underlying placement agent Series A Warrants and 1,347 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(125)	Consists of 6,566 shares of Common Stock underlying placement agent Warrants, 1,641 shares underlying placement agent Series A Warrants and 1,641 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(126)	Consists of 4,506 shares of Common Stock underlying placement agent Warrants, 1,126 shares underlying placement agent Series A Warrants and 1,126 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(127)	Consists of 32,497 shares of Common Stock underlying placement agent Warrants, 7,349 shares underlying placement agent Series A Warrants and 7,349 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

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(128)	Consists of 14,400 shares of Common Stock underlying placement agent Warrants, 3,000 shares underlying placement agent Series A Warrants and 3,000 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(129)	Consists of 14,400 shares of Common Stock underlying placement agent Warrants, 3,000 shares underlying placement agent Series A Warrants and 3,000 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(130)	Consists of 23,300 shares of Common Stock underlying placement agent Warrants, 5,000 shares underlying placement agent Series A Warrants and 5,000 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(131)	Consists of 10,000 shares of Common Stock underlying placement agent Warrants, 2,000 shares underlying placement agent Series A Warrants and 2,000 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(132)	Consists of 16,600 shares of Common Stock underlying placement agent Warrants, 4,000 shares underlying placement agent Series A Warrants and 4,000 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

(133)	Consists of 3,300 shares of Common Stock underlying placement agent Warrants, 1,000 shares underlying placement agent Series A Warrants and 1,000 shares underlying placement agent Series B Warrants, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 3 above. These Warrants were transferred from TriPoint Global Equities, LLC in October 2010. This individual is an employee of TriPoint Global Equities, LLC, who served as placement agent for our Private Placement, which was completed on February 26, 2010.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

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TriPoint Global Equities, LLC (“TriPoint Global”) is a registered broker dealer and FINRA member firm and listed as a Selling Stockholder in this prospectus. TriPoint Global served as placement agent for our Private Placement, which was completed on February 26, 2010. Syndicated Capital, Inc., Brill Securities, Meyer Associates LP and SHP Securities, LLC also served as sub-placement agents in connection with the Private Placement and received the shares they are offering for resale in this prospectus as placement agent compensation in connection with the Private Placement.

We entered into a placement agent agreement with TriPoint Global on October 27, 2009 whereby we paid a cash fee to TriPoint Global equal to 7% of the gross proceeds received by us in connection with the Private Placement and we issued to TriPoint Global and its designees (i) Warrants to purchase 787,342 shares of Common Stock, (ii) Series A Warrants to purchase 196,836 shares of Common Stock and (iii) Series B Warrants to purchase 196,836 shares of Common Stock. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying Warrants granted to TriPoint Global and its designees. The Warrants granted to TriPoint Global and its designees expire on February 26, 2013. The shares of Common Stock issuable upon exercise of placement agent Warrants received by TriPoint Global are transferable within TriPoint Global or to its assigns or designees, at the discretion of TriPoint Global, and in accordance with the Securities Act of 1933, as amended.

TriPoint Capital Advisors, LLC, an affiliate of TriPoint Global, received 820,634 shares of our Common Stock in February 2010 pursuant to the Share Exchange.

TriPoint Global does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through TriPoint Global. Further, other than any existing brokerage relationship as customers with TriPoint Global, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with TriPoint Global to sell their securities through TriPoint Global.

FINRA Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of Selling Stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

•	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•	in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

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We have advised each Selling Stockholder that it may not use Shares registered on this registration statement to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the Shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares: 50,000,000 shares of Common Stock are authorized, par value $0.001 per share, of which 36,444,850 shares are outstanding, and 25,000,000 shares of the Company’s preferred stock are authorized, par value $0.001 per share, of which 15,000,000 shares are designated and authorized as Series A Preferred Stock, of which nil share is outstanding.

Common Stock

Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

We have 25,000,000 authorized shares of preferred stock par value $.001 per share, of which 15,000,000 shares are designated as Series A Preferred Stock, of which nil share is issued and outstanding as of the date of this prospectus.

Voting Rights

The holders of Series A Preferred Stock have class voting rights with respect to actions that may materially and adversely affect the rights of the holders, including (i) authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of preferred stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, (ii) amending, altering or repealing the provisions of the Series A Preferred Stock, (iii) issuing any shares of Series A Preferred Stock, (iv) repurchasing, redeeming or paying dividends on, shares of Common Stock or shares of equity securities that do not rank pari passu or senior to the Series A Preferred Stock, or “Junior Stock”, (v) amending the articles of incorporation or by-laws, (vi) effecting a distribution with respect to the Junior Stock, (vii) reclassifying outstanding securities, (viii) voluntarily filing for bankruptcy, liquidating assets or making an assignment for the benefit of creditors, or (ix) materially changing the nature of our business. Without the affirmative vote or consent of the holder of a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class, such actions are prohibited. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, the shares of Series A Preferred Stock have no voting rights. The shares of Common Stock into which the Series A Preferred Stock are convertible will, upon issuance, have all of the same voting rights as other issued and outstanding shares of Common Stock and none of the rights of the Series A Preferred Stock.

Dividends Rights

The holders of the Series A Preferred Stock are entitled to dividends payable quarterly at the rate of 8% per annum, payable at our option in cash or by issuing to the holder of Series A Preferred Stock such number of additional Conversion Shares which, when multiplied by $3.50, would equal the amount of such quarterly dividend not paid in cash.

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Conversion of Series A Preferred Stock

At any time on or after the issuance date, the holder of any such shares of Series A Preferred Stock may, at the holder’s option, elect to convert all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the series A liquidation preference amount ($3.50) of the shares of Series A Preferred Stock being converted divided by (ii) the conversion price, which initially is $3.50 per share, subject to certain adjustments, such as in the event of (i) combination, stock split, or reclassification of the Common Stock; (ii) distribution of dividends; (iii) reclassification, exchange or substitution, (iv) reorganization, merger, consolidation or sales of assets or (iv) the issuance or sale of additional shares of Common Stock or Common Stock equivalents. Pursuant to the terms of the Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert into shares of Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder and its affiliates at such time, when aggregated with all other shares of Common Stock owned by such holder and its affiliates at such time, result in such holder and its affiliates beneficially owning in excess of 9.99% of the then issued and outstanding shares of Common Stock at such time. However, a holder of Series A Preferred Stock is entitled to waive this cap upon a 61-day notice to us.

Failure to Timely Convert

If within three business days, with respect to our Common Stock being issued upon conversion, and within five business days in the event a new preferred stock certificate is being issued, of our receipt of an executed copy of a conversion notice the transfer agent fails to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series A Preferred Stock or within five trading days fails to issue a new preferred stock certificate representing the number of Series A Preferred Stock to which such holder is entitled, we will pay additional damages to such holder on each trading day after such third or fifth trading day, as the case may be, that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our Common Stock on the last possible date which we could have issued such Common Stock and such preferred stock certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within five trading days of the date incurred, then such payment will bear interest at the rate of 2.0% per month (prorated for partial months) until such payments are made.

For the purposes of this provision with respect to our Common Stock, the term “closing bid price” shall mean, for any security as of any date, the last closing bid price of such security on the NASDAQ or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets, Inc. If the closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the closing bid price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock, as applicable.

Liquidation Rights of Series A Preferred Stock

In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding are entitled to receive, out of our assets available for distribution to stockholders, a liquidation preference amount of $3.50 per share for the Series A Preferred Stock, before any payment is made or any assets are distributed to the holders of the Common Stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount payable to the holders of outstanding shares of the Series A Preferred Stock preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. All payments pursuant thereto are to be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by us and reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash is to be paid to holders of junior stock unless each holder of the outstanding shares of Series A Preferred Stock have been paid in cash the full liquidation preference amount to which such holder is entitled as provided herein.

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Series A Warrants and Series B Warrants

Series A Warrants

We have Series A Warrants to purchase up to 1,968,363 Series A Warrant Shares outstanding. The Series A Warrants:

(a)           entitle the holder to purchase that number of Series A Warrant Shares as is equal to 25% of the aggregate number of shares of Common Stock included in the Units and underlying the Series A Preferred Stock purchased by such holder;

(b)           are exercisable at any time after the Closing Date and shall expire three years therefrom;

(c)           are exercisable, in whole or in part, at the Series A Warrant Exercise Price of $4.50 per share, subject to adjustment upon the occurrence of certain events, including recapitalizations or consolidations, combinations of our Common Stock;

(d)           may be exercised only for cash (except that there will be a cashless exercise option at any time during which a registration statement covering such shares is not effective); and

(e)           are callable by us following the date that the Common Stock equals or exceeds $9.00 for 15 consecutive trading days and the average daily trading volume of the Common Stock exceeds 75,000 shares for 15 consecutive trading days at a price equal to $0.001 per called Series A Warrant Share.

Series B Warrants

We have Series B Warrants to purchase up to 1,968,363 Series B Warrant Shares outstanding. The Series B Warrants:

(a)           entitle the holder to purchase that number of Series B Warrant Shares as is equal to 25% of the aggregate number of shares of Common Stock included in the Units and underlying the Series A Preferred Stock purchased by such holder;

(b)           are exercisable at any time after the Closing Date and shall expire three years therefrom;

(c)           are exercisable, in whole or in part, at the Series B Warrant Exercise Price of $5.75 per share, subject to adjustment upon the occurrence of certain events, including recapitalizations or consolidations, combinations of our Common Stock;

(d)           may be exercised only for cash (except that there will be a cashless exercise option at any time during which a registration statement covering such shares is not effective); and

(e)           are callable by us following the date that the Common Stock equals or exceeds $11.50 for 15 consecutive trading days and the average daily trading volume of the Common Stock exceeds 75,000 shares for 15 consecutive trading days at a price equal to $0.001 per called Series B Warrant Share.

As of the date of this prospectus, none of the Series A Warrants or Series B Warrants have been exercised.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we shall round the number of shares to be issued upon exercise up to the nearest whole number of shares. Pursuant to the terms of the Warrants, we will not effect the exercise of any Warrants, and no person who is a holder of any Warrant has the right to exercise his/her Warrant, if after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our Common Stock. However, a holder of Warrants is entitled to waive this restriction upon 61 days prior written notice to us.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “LNDT.” Prior to April 21, 2010, our common stock was quoted on the OTC Bulletin Board under the trading symbol “RMSI.”

The following table sets forth the high and low bid quotations for our common stock for the periods indicated. The OTC Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

Common Stock
	High	Low
Quarter ended June 30, 2010	$5.60	$2.25

Quarter ended September 30, 2010	$5.95	$2.77

Quarter ended December 31, 2010	$3.94	$3.00

Quarter ended March 31, 2011	$3.72	$2.25

Quarter ended June 30, 2011	$2.99	$1.26

Quarter ended September 30, 2011	$2.70	$1.55

Quarter ended December 31, 2011	$2.25	$1.80

Quarter ended March 31, 2012	$1.95	$1.20

Quarter ended June 30, 2012	$1.60	$0.80

From July 1, 2012 through August 3, 2012	$1.35	$1.05

*	No bid information was available for the period commencing on January 1, 2010 and ending on February 28, 2010.

On August 3, 2012, the last reported price for our common stock on the OTC Bulletin Board was $1.15.

Holders of Common Stock

As of August 3, 2012, there were of record 117 holders of Common Stock.

Dividend Policy

We have never declared or paid cash dividends on our capital stock and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Payments of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the date of this prospectus, we do not have any equity compensation plans.

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Equity Repurchases

None.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws and articles of incorporation.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws and articles of incorporation provide that we will indemnify our directors, officers, employees, and agents, to the fullest extent to the extent required by the Nevada Revised Statutes and shall indemnify such individuals to the extent permitted by the Nevada Revised Statutes. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the Nevada Revised Statutes.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in our articles of incorporation, bylaws and Nevada law with regard to limitation of liability and indemnification of our officers, directors and employees. The full provisions are contained in the Nevada Revised Statutes and such documents.

Indemnification.   Our directors and officers are indemnified as provided by our articles of incorporation, our bylaws and the Nevada Revised Statutes. Our bylaws and articles of incorporation provide that we will indemnify our directors, officers, employees, and agents, to the fullest extent to the extent required by the Nevada Revised Statutes and shall indemnify such individuals to the extent permitted by the Nevada Revised Statutes. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the Nevada Revised Statutes. Our bylaws and Nevada laws permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he has exercised his powers in good faith and with a view to the interests of the corporation; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Limitation of Liability.   Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.

In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

94

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby has been passed upon for us by Lionel Sawyer & Collins, Las Vegas, Nevada.

EXPERTS

The audited financial statements as of and for the years ended March 31, 2012 and 2011 have been included in this prospectus in reliance upon the report of Crowe Horwath (HK) CPA Limited, an independent registered public accounting firm and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

95

LIANDI CLEAN TECHNOLOGY INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of March 31, 2012 and 2011	F-2 – F-3

Consolidated Statements of Income and Comprehensive Income for the Years Ended March 31, 2012 and 2011	F-4 – F-5

Consolidated Statements of Cash Flows for the Years Ended March 31, 2012 and 2011	F-6 – F-7

Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended March 31, 2012 and 2011	F-8

Notes to Consolidated Financial Statements	F-9 – F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

LianDi Clean Technology Inc.

We have audited the accompanying consolidated balance sheets of LianDi Clean Technology Inc. (“Company”) and subsidiaries as of March 31, 2012 and 2011 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended March 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of March 31, 2012 and 2011 and the consolidated results of their operations and cash flows for each of the two years in the period ended March 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath (HK) CPA Limited

Hong Kong, China

July 13, 2012

F-1

LIANDI CLEAN TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLAR)

	As of March 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$86,001,608	$73,242,735
Restricted cash	3,890,403	4,122,085
Notes receivable	-	545,519
Accounts receivable, net of $nil allowance	20,085,108	12,293,961
Inventories	4,222,568	5,920,514
Prepayments to suppliers	6,919,279	9,469,765
Prepaid expenses and deposits	452,653	1,612,736
Other receivables, net of $nil allowance	6,466,075	462,352
Pledged trading securities	7,076	11,592
Due from a related party	401,820	-
Prepaid land use rights – current portion	-	47,902

Total current assets	128,446,590	107,729,161

Other Assets
Property, plant and equipment, net	908,847	11,307,135
Intangible assets, net	4,324,988	4,787,175
Investment in and advance to equity method affiliate	39,970,263	-
Prepaid land use rights – non-current portion	-	1,828,266
Deposit for land use rights	-	1,360,503
Construction in progress	-	860,738
Goodwill	-	365,528

Total assets	$173,650,688	$128,238,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short term bank loans	$9,522,368	$2,678,187
Accounts payable	1,742,612	4,049,470
Deferred revenue	2,208,356	1,257,883
Other payables and accrued expenses	7,187,463	15,438,576
Provision for income tax	3,499,282	635,142
Due to shareholders	9,463,237	8,046,181
Due to noncontrolling interests	-	4,141,332
Preferred stock dividend payable	922,412	416,696

Total current liabilities	34,545,730	36,663,467

Deferred tax liability	7,799,664	675,258

Total liabilities	42,345,394	37,338,725

Commitments and Contingencies (Notes 20 and 27)

F-2

LIANDI CLEAN TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(AMOUNTS EXPRESSED IN US DOLLAR)

	As of March 31,
	2012	2011

8% Series A contingently redeemable convertible preferred stock (25,000,000 shares authorized; par value: $0.001 per share; nil and 5,517,970 shares issued and outstanding, respectively; aggregate liquidation preference amount: $nil and $19,729,591at March 31, 2012 and 2011, respectively)	-	14,068,693

Stockholders’ Equity
Common stock (par value: $0.001 per share; 50,000,000 shares authorized; 36,444,850 and 30,926,880 shares issued and outstanding at March 31, 2012 and 2011, respectively)	36,445	30,927
Additional paid-in capital	38,559,525	24,294,437
Statutory reserves	1,190,690	1,190,690
Retained earnings	86,593,584	43,505,802
Accumulated other comprehensive income	4,925,050	1,879,286

Total LianDi Clean stockholders’ equity	131,305,294	70,901,142

Noncontrolling interests	-	5,929,946

Total equity	131,305,294	76,831,088

Total liabilities and stockholders’ equity	$173,650,688	$128,238,506

The accompanying notes form an integral part of these consolidated financial statements.

F-3

LIANDI CLEAN TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended March 31,
	2012	2011
NET REVENUE:
Sales and installation of equipment	$94,562,731	$103,386,679
Sales of software	17,473,104	14,666,303
Services	3,616,454	215,181
Sales of industrial chemicals	12,026,140	22,574,134
	127,678,429	140,842,297
Cost of revenue:
Cost of equipment sold	(80,613,787)	(84,083,187)
Amortization of intangibles	(638,168)	(607,948)
Cost of software	(4,478,245)	(5,489,240)
Cost of industrial chemicals	(11,156,356)	(20,879,094)
	(96,886,556)	(111,059,469)

Gross profit	30,791,873	29,782,828
Operating expenses:
Selling expenses	(2,590,083)	(2,296,708)
General and administrative expenses	(3,303,858)	(3,731,147)
Research and development cost	(346,519)	(258,296)
Total operating expenses	(6,240,460)	(6,286,151)

Income from operations	24,551,413	23,496,677
Other income (expenses), net
Interest income	43,456	122,404
Interest and bank charges	(597,651)	(604,388)
Exchange losses, net	(887,190)	(598,426)
Value added tax refund	-	1,938,205
Gain on deconsolidation of subsidiary	30,407,821	-
Other	131,800	603,527
Total other income (expenses), net	29,098,236	1,461,322

Income before income tax	53,649,649	24,957,999
Income tax expense	(10,656,555)	(519,717)
Income before equity in earnings of equity method affiliate	42,993,094	24,438,282
Equity in earnings of equity method affiliate	1,279,751	-

NET INCOME	44,272,845	24,438,282

Loss (income) attributable to noncontrolling interests	80,823	(295,282)
Net income attributable to LianDi Clean stockholders	$44,353,668	$24,143,000
Preferred stock deemed dividend	-	(4,007,745)
Preferred stock dividend	(1,265,886)	(1,823,422)
Net income available to common stockholders	$43,087,782	$18,311,833

F-4

LIANDI CLEAN TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (CONTINUED)
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended March 31,
	2012	2011

Net income attributable to LianDi Clean stockholders	$44,353,668	$24,143,000

Other comprehensive income attributable to LianDi Clean stockholders:
Foreign currency translation adjustment	3,045,764	1,814,125

Comprehensive income attributable to LianDi Clean stockholders	47,399,432	25,957,125

Comprehensive income attributable to noncontrolling interests	9,531	482,464

TOTAL COMPREHENSIVE INCOME	$47,408,963	$26,439,589

Earnings per share attributable to LianDi Clean stockholders::
Basic	$1.35	$0.61
Diluted	$1.22	$0.61

Weighted average number of shares outstanding:
Basic	31,938,481	29,939,570
Diluted	36,444,850	30,182,555

The accompanying notes form an integral part of these consolidated financial statements.

F-5

LIANDI CLEAN TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,272,845	$24,438,282
Adjustments for:
Depreciation of property, plant and equipment	654,269	958,332
Amortization of intangible assets	670,920	658,306
Loss on disposal of fixed assets	2,331	-
Deferred tax liability	7,568,781	(40,509)
Changes in fair value of pledged trading securities	4,516	-
Equity in earnings of equity method affiliate	(1,279,751)	-
Gain on deconsolidation of subsidiary	(30,407,821)	-
Share-based payments	201,913	406,003
(Increase) decrease in assets:
Accounts receivable	(11,583,396)	(7,245,660)
Notes receivable	(155,777)	(202,894)
Inventories	(3,756,613)	(3,120,478)
Prepayments to suppliers	(6,645,629)	(4,863,253)
Deferred costs, prepaid expenses and other current assets	(3,904,717)	(1,033,311)
Increase (decrease) in liabilities:
Accounts payable	3,093,518	(47,513)
Deferred revenue, other payables and accruals	328,033	2,394,314
Income tax payable	2,993,355	561,961
Net cash provided by operating activities	2,056,777	12,863,580

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(105,828)	(1,180,343)
Payment for construction in progress	(2,927,387)	-
Cash outflow due to deconsolidation of Anhui Jucheng (note1)	(5,364,481)	-
Acquisition of subsidiaries, net of cash and cash equivalents acquired (note 1)	-	2,385,523
Payment of deposit for land use rights	(2,114,587)	(1,262,088)
Advance to related parties	(395,598)	-
Advance to other entities	(5,630,895)	(1,618,717)
Net cash used in investing activities	(16,538,776)	(1,675,625)

F-6

LIANDI CLEAN TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended March 31,
	2012	2011

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (increase) in restricted cash	274,698	(1,109,862)
Repayment of short term bank loans	(5,311,111)	(596,027)
New short term bank loans	14,190,772	-
Capital contributions received in advance from new shareholders of Anhui Jucheng (note 1)	22,233,704	-
Repayment to noncontrolling interests	(194,148)	(826,222)
Advance from (repayment to) shareholders	1,376,455	(45,850)
(Repayment to) advance from other entities	(6,193,509)	5,914,507
Payment of preferred stock dividend	(760,170)	(1,591,546)
Net cash provided by financing activities	25,616,691	1,745,000

Effect of foreign currency translation on cash	1,624,181	1,071,352
Increase in cash and cash equivalents	12,758,873	14,004,307
Cash and cash equivalents, beginning of year	73,242,735	59,238,428

CASH AND CASH EQUIVALENTS, end of year	$86,001,608	$73,242,735

SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$291,430	$138,428
Cash paid for income tax	$55,901	$17,673

NON-CASH ACTIVITIES
Common stock issued for conversion of preferred stock	$14,068,693	$3,998,070

Deconsolidation of Anhui Jucheng (note 1)

The accompanying notes form an integral part of these consolidated financial statements.

F-7

LIANDI CLEAN TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(AMOUNTS EXPRESSED IN US DOLLAR)

						Accumulated
	Common Stock		Additional			Other	Non-
	Number		Paid-in	Statutory	Retained	Comprehensive	Controlling
	of Shares	Amount	Capital	Reserves	Earnings	Income	Interests	Total

Balance, April 1, 2010	29,358,772	$29,359	$19,891,932	$1,138,733	$25,245,926	$65,161	$-	$46,371,111
Noncontrolling equity interests in acquired subsidiary	-	-	-	-	-	-	5,447,482	5,447,482
Net income for the year	-	-	-	-	24,143,000	-	295,282	24,438,282
Foreign currency translation adjustment	-	-	-	-	-	1,814,125	187,182	2,001,307
Share-based payments to independent directors	-	-	61,900	-	-	-	-	61,900
Share-based payments to consultancy services provider	-	-	344,103	-	-	-	-	344,103
Transfer to statutory reserve	-	-	-	51,957	(51,957)	-	-	-
Preferred stock converted into common stock	1,568,108	1,568	3,996,502	-	-	-	-	3,998,070
Preferred stock dividend	-	-	-	-	(1,823,422)	-	-	(1,823,422)
Preferred stock deemed dividend	-	-	-	-	(4,007,745)	-	-	(4,007,745)

Balance, March 31, 2011	30,926,880	$30,927	$24,294,437	$1,190,690	$43,505,802	$1,879,286	$5,929,946	$76,831,088

Net income for the year	-	-	-	-	44,353,668	-	(80,823)	44,272,845
Foreign currency translation adjustment	-	-	-	-	-	3,045,764	90,354	3,136,118
Share-based payments to independent directors	-	-	14,790	-	-	-	-	14,790
Share-based payments to consultancy services provider	-	-	80,965	-	-	-	-	80,965
Share-based payments to an investor	-	-	106,158	-	-	-	-	106,158
Preferred stock converted into common stock	5,517,970	5,518	14,063,175	-	-	-	-	14,068,693
Preferred stock dividend	-	-	-	-	(1,265,886)	-	-	(1,265,886)
Deconsolidation of Anhui Jucheng	-	-	-	-	-	-	(5,939,477)	(5,939,477)

Balance, March 31, 2012	36,444,850	$36,445	$38,559,525	$1,190,690	$86,593,584	$4,925,050	$-	$131,305,294

The accompanying notes form an integral part of these consolidated financial statements.

F-8

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

nOTE 1	description of business AND ORGANIZATION

Nature of operations

LianDi Clean Technology Inc. (“LianDi Clean” or the “Company”) is a holding company and, through its subsidiaries, primarily engages in the distribution of clean technology for refineries (unheading units for the delayed coking process), the distribution of a wide range of petroleum and petrochemical valves and equipment, providing systems integration, developing and marketing optimization software for the polymerization process and providing related technical and engineering services to large domestic Chinese petroleum and petrochemical companies and other energy companies. The Company is also engaged in manufacturing and selling industrial chemical products, which is operated through its equity method affiliate, Anhui Jucheng Fine Chemicals Co., Ltd. (“Anhui Jucheng”), that is engaged in the business of developing, manufacturing and selling organic and inorganic chemical products and high polymer fine chemical products, as well as providing chemical professional services.

Corporate organization

LianDi Clean was incorporated in the State of Texas on June 25, 1999 under the name Slopestyle Corporation. On December 12, 2007, the Company changed its name from Slopestyle Corporation to Remediation Services, Inc. (“Remediation”) and re-domiciled from Texas to Nevada. On February 26, 2010, Remediation completed a reverse acquisition of China LianDi Clean Technology Engineering Ltd. (“China LianDi”), which is further described below. The reverse acquisition of China LianDi resulted in a change-in-control of Remediation.

On February 26, 2010, Remediation consummated the transactions contemplated by the Share Exchange Agreement (the “Exchange Agreement”), by and among (i) China LianDi and China LianDi’s shareholders, (collectively, the “China LianDi Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China LianDi (the “China LianDi Shares”) and (ii) the former principal stockholder of Remediation. Immediately prior to the Share Exchange, 4,690,000 shares of Remediation’s common stock then outstanding were cancelled and retired, so that immediately prior to the Share Exchange, Remediation had 28,571,430 shares issued and outstanding. Pursuant to the terms of the Exchange Agreement, the China LianDi Shareholders transferred to Remediation all of the China LianDi Shares in exchange for the issuance of 27,354,480 shares of Remediation’s common stock, par value $0.001 per share (such transaction, the “Share Exchange”), representing approximately 96% of Remediation’s shares of common stock then issued and outstanding. The Share Exchange resulted in a change in control of Remediation. China LianDi also paid $275,000 to Remediation’s former principal shareholder, as a result of the Share Exchange having been consummated.

As a result, the Share Exchange has been accounted for as a reverse acquisition whereby China LianDi is deemed to be the accounting acquirer (legal acquiree) and Remediation to be the accounting acquiree (legal acquirer).  The financial statements before the Share Exchange are those of China LianDi with the results of Remediation being consolidated from the closing date. The equity section and earnings per share of the Company have been retroactively restated to reflect the reverse acquisition and no goodwill has been recorded as a result of this transaction.

On March 17, 2010, Remediation formed a corporation under the laws of the State of Nevada named LianDi Clean Technology Inc. ("Merger Sub") and on the same day, acquired one hundred shares of Merger Sub's common stock for cash. Accordingly, Merger Sub became a wholly-owned subsidiary of Remediation.

Effective as of April 1, 2010, Merger Sub was merged with and into Remediation. As a result of the merger, the Company’s corporate name was changed to “LianDi Clean Technology Inc.”  Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger, the separate existence of the Merger Sub ceased.  LianDi Clean was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the Company.

F-9

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

nOTE 1	description of business AND ORGANIZATION (CONTINUED)

Corporate organization (continued)

Details of LianDi Clean’s subsidiaries as of March 31, 2012 are as follows:

Subsidiaries’ names	Place and date of incorporation	Percentage of ownership	Principal activities
China LianDi Clean Technology Engineering Ltd. (“China LianDi”)	British Virgin Islands July 28, 2004	100% (directly by the Company)	Holding company of the other subsidiaries

Hua Shen Trading (International) Limited (“Hua Shen HK”)	Hong Kong January 20, 1999	100% (through China LianDi)	Delivering of industrial valves and other equipment with the related integration and technical services

Petrochemical Engineering Limited (“PEL HK”)	Hong Kong September 13, 2007	100% (through China LianDi)	Delivering of industrial valves and other equipment with the related integration and technical services, and investment holding

Bright Flow Control Ltd. (“Bright Flow”)	Hong Kong December 17, 2007	100% (through China LianDi)	Delivering of industrial valves and other equipment with the related integration and technical services

Beijing JianXin Petrochemical Engineering Ltd. (“Beijing JianXin”)	People’s Republic of China (“PRC”) May 6, 2008	100% (through PEL HK)	Delivering of industrial valves and other equipment with the related integration and technical services, developing and marketing optimization software for polymerization processes, and provision of delayed coking solutions for petrochemical, petroleum and other energy companies

Hongteng Technology Limited (“Hongteng HK”)	Hong Kong, February 12, 2009	100% (through China LianDi)	Investment holding company

Beijing Hongteng Weitong Technology Co., Ltd (“Beijing Honteng”)	PRC January 12, 2010	100% (through Honteng (HK) )	Delivering of industrial valves and other equipment with the related integration and technical services, developing and marketing software, and provision of other technical consultancy services for petrochemical, petroleum and other energy companies

In July 2004, China LianDi was founded with 60% owned by Mr. Jianzhong Zuo (“Mr. Zuo,” the Chief Executive Officer and Chairman of the Company) and 40% owned by another minority shareholder. On October 2, 2007, Mr. Zuo acquired from such minority shareholder the remaining 40% interest in China LianDi for US$1, and accordingly became the sole shareholder of China LianDi. On March 6, 2008, SJ Asia Pacific Limited (a company incorporated in the British Virgin Islands and wholly owned by SJI Inc., a company incorporated in Japan and whose shares are listed on the Jasdaq Securities Exchange, Inc.) acquired a 51% interest in China LianDi from Mr. Zuo in exchange for: (i) US$1.00; (ii) the commitment to investing HK$60,000,000 (or approximately $7.7 million) in China LianDi; and (iii) the provision of financial support for China LianDi by way of an unlimited shareholder’s loan bearing interest at a rate not exceeding 5% per annum. As a result, China LianDi was owned 51% by SJ Asia Pacific Limited and 49% by Mr. Zuo.

F-10

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

nOTE 1	description of business AND ORGANIZATION (CONTINUED)

Corporate organization (continued)

On January 8, 2010, Mr. Zuo transferred a 25%, 14% and 10% interest in China LianDi to China LianDi Energy Resources Engineering Technology Ltd. (“LianDi Energy,” a company wholly owned by Mr. Zuo), Hua Shen Trading (International) Ltd. (“Hua Shen BVI,” a company incorporated in the British Virgin Islands and wholly owned by SJ Asia Pacific Limited, and of which Mr. Zuo is a director and holds voting and dispositive power over the shares held by it) and Rapid Capital Holdings Ltd (“Rapid Capital”), respectively. On February 10, 2010, SJ Asia Pacific Limited and LianDi Energy transferred 28.06% and 1.47% interest in China LianDi to Rapid Capital (26.53%) and TriPoint Capital Advisors, LLC (“TriPoint”) (3%), respectively. On February 12, 2010, Rapid Capital transferred its 31.53% interest in China LianDi to LianDi Energy (15.53%), Hua Shen BVI (11%) and Dragon Excel Holdings Ltd (5%), respectively. As a result, immediately before the Share Exchange as defined below, China LianDi was owned 48% by SJ Asia Pacific Limited (including 25% through Hua Shen BVI) and 39% by Mr. Zuo through LianDi Energy. The remaining 13% was held as to 5% by Dragon Excel Holdings Limited (“Dragon Excel”), 5% by Rapid Capital and 3% by TriPoint.

Dragon Excel and Rapid Capital are held by two individuals unaffiliated to China LianDi at the time of the transfers. The transfer of a 5% interest in China LianDi from Mr. Zuo to each of Dragon Excel and Rapid Capital was effected for Mr. Zuo’s own personal reasons. The transfer of a 3% interest of China LianDi from the principal shareholder, SJ Asia Pacific Limited to TriPoint was entered into for consulting services related to facilitating the private placement.

Hua Shen HK was founded by Mr. Zuo in 1999. On January 8, 2008, China LianDi acquired a 100% ownership interest in Hua Shen HK from Mr. Zuo. As Hua Shen HK and China LianDi had been under common control, the acquisition of Hua Shen HK by China LianDi has been accounted for using the “as if” pooling method of accounting.

In 2007, China LianDi established PEL HK and Bright Flow, as wholly-owned subsidiaries, in Hong Kong. In 2008, PEL HK established Beijing JianXin, as a wholly-owned subsidiary, in the PRC.

On February 26, 2010 and immediately following the Share Exchange, the Company completed a private placement transaction pursuant to a securities purchase agreement with certain investors (collectively, the “Investors”) and sold 787,342 units at a purchase price of $35 per unit, consisting of, in the aggregate, (a) 7,086,078 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of common stock, (b) 787,342 shares of common stock, (c) Series A Warrants to purchase up to 1,968,363 shares of common stock, at an exercise price of $4.50 per share for a three-year period, and (d) Series B Warrants to purchase up to 1,968,363 shares of common stock, at an exercise price of $5.75 per share for a three-year period. The Company also issued to the placement agent in the private placement (i) warrants to purchase 787,342 shares of common stock at an exercise price of $3.50, (ii) Series A Warrants to purchase 196,836 shares of common stock, and (iii) Series B Warrants to purchase 196,836 shares of common stock, which expire in three years on February 26, 2013. The Company received aggregate gross proceeds of approximately $27.56 million from the private placement.

On December 31, 2010, China LianDi acquired a 100% equity interest in Hongteng Technology Limited together with its wholly-owned subsidiary in the PRC, Beijing Hongteng Weitong Technology Co., Ltd., from Mr. Zuo, CEO of the Company, for cash consideration of $2,272.

F-11

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

nOTE 1	description of business AND ORGANIZATION (CONTINUED)

Corporate organization (continued)

Net assets of Hongteng Technology Limited and subsidiary as of December 31, 2010 (date of acquisition as a subsidiary of the Company)	Book value and fair value

Cash and cash equivalents	$60,462
Other current assets	472,731
Property, plant and equipment, net	128,268
Other current liabilities	(659,189)
Net assets acquired	$2,272
Total purchase consideration payable	$2,272
Net cash from acquisition of Hongteng Technology Limited and subsidiary	$60,462

On July 5, 2010, Beijing Jianxin acquired a 51% equity interest of Anhui Jucheng. Anhui Jucheng is primarily engaged in developing, manufacturing and selling of organic and inorganic chemicals and high polymer fine chemicals with related technical services, and recycle and sales of discarded product or used packing.

Net assets of Anhui Jucheng as of July 5, 2010 (date of acquisition as a subsidiary of the Company)	Book value	Fair value
Prepaid land use right	$102,831	$1,850,864
Inventories	2,632,798	2,590,922
Property, plant and equipment, net (including buildings)	10,255,673	11,282,723
Cash and cash equivalents	2,325,060	2,325,060
Other current assets	7,036,246	7,038,678
Deferred tax liability	-	(693,771)
Amount due to shareholder	(6,074,352)	(6,074,352)
Other current liabilities	(12,011,494)	(13,226,465)
Net assets	$4,266,762	$5,093,659
Cash injection by Beijing JianXin		6,023,652
		11,117,311
Noncontrolling interest’s share of net assets		(5,447,482)
Net assets acquired		$5,669,829
Total purchase consideration		6,023,652
Goodwill (note 16)		$353,823

Pursuant to an investment agreement signed on August 3, 2011, and approved by the shareholders of Anhui Jucheng, six unaffiliated third party investors, invested cash in the aggregate of RMB142 million (approximately US$22.23 million) in exchange for a 23.28% interest in the enlarged registered capital. The total capital injection of RMB142 million was paid on August 9, 2011, of which RMB7.74 million was credited as registered capital (the enlarged registered capital became RMB33.25 million) and RMB134.26 million was credited as additional paid-in capital. The capital injection was approved by the PRC bureau and the new business licence of Anhui Jucheng was issued on August 30, 2011. As such, effective from August 30, 2011, the Company’s equity interest in Anhui Jucheng decreased from 51% to 39.13%, and the Company ceased to have a controlling financial interest in Anhui Jucheng, but still retains significant influence over Anhui Jucheng.

F-12

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

nOTE 1	description of business AND ORGANIZATION (CONTINUED)

Corporate organization (continued)

Net assets of Anhui Jucheng as of August 30, 2011 (date of deconsolidation as a subsidiary of the Company):	Book value

Prepaid land use rights	$4,044,281
Inventories	5,670,984
Property, plant and equipment, net (including buildings)	15,387,489
Cash and cash equivalents	5,364,481
Other current assets	19,115,229
Deferred tax liability	(666,666)
Amount due to shareholder	(4,052,833)
Capital contributions received in advance from new shareholders	(22,233,704)
Other current liabilities	(10,372,558)
Net assets of Anhui Jucheng as of August 30, 2011	12,256,703
Goodwill (note 16)	371,098
12,627,801
Noncontrolling interest’s share of net assets as of August 30, 2011	6,005,784
Fair value of the Company’s retained noncontrolling interests in Anhui Jucheng (note 15)	37,373,448
Exchange realignment	(343,610)
43,035,622
Gain on deconsolidation of Anhui Jucheng	$30,407,821

On September 27, 2011, two of the Company’s existing stockholders, SJ Asia Pacific Limited ("SJ Asia") and LianDi Energy, and Jianzhong Zuo, a director and the sole stockholder of LianDi Energy and the Chairman and Chief Executive Officer of the Company, consummated the transactions contemplated by the Share Purchase Agreement (the "Share Purchase Agreement") dated as of September 22, 2011 relating to the purchase by SJ Asia from LianDi Energy of 5,400,000 shares of the Company’s common stock in exchange for an aggregate purchase price of $25,920,000 ($4.80 per share). As a result, SJ Asia beneficially owned an aggregate of 18,513,738 shares of the Company’s common stock, which constituted approximately 51% of the outstanding common shares of the Company as of March 31, 2012. The source of funds used for this investment was the capital increase of SJI, Inc., which is the sole shareholder of SJ Asia. The purpose of the Share Purchase Agreement and the transactions contemplated thereby was for SJ Asia to acquire in excess of 51% of the outstanding common shares of the Company and consolidate the Company's business with that of SJI, Inc., the parent company of SJ Asia. Following the transactions contemplated by the Share Purchase Agreement, Mr. Zuo remained the Chairman and Chief Executive Officer of the Company with the backing of SJ Asia. In addition to the Share Purchase Agreement described above, SJ Asia entered into a joinder agreement to a lock-up agreement with the Company whereby SJ Asia agreed that it may only sell up to one-twelfth (1/12) of SJ Asia's holdings every month through February 26, 2012.

F-13

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

nOTE 1	description of business AND ORGANIZATION (CONTINUED)

Corporate organization (continued)

On March 30, 2012, SJ Asia signed an Accord and Satisfaction Agreement pursuant to which it agreed to accept on May 9, 2012 (the “Transfer Date”), in lieu of an outstanding debt in the amount of Japanese Yen (J¥) 539,255,277 (approximately US$6,763,518 at an exchange rate of US$1.00 = J¥80.00 on May 10, 2012), 100% of the shares of Rapid Capital Holdings Limited, a corporation organized under the laws of the British Virgin Islands (“Rapid Capital”), who in turn, owns 1,367,725 shares of our common stock. Therefore, SJ Asia indirectly, beneficially owns 1,367,725 shares of Common Stock of the Company through Rapid Capital.

As a result, SJ Asia beneficially owns an aggregate of 19,881,463 shares of our common stock, which constitutes approximately 54.6% of the outstanding common shares of our company as of the date of this report on Form 10-K. Following the above transactions contemplated, Mr. Zuo remains the Chairman and Chief Executive Officer of the Company with the backing of SJ Asia.

SJ Asia and SJI, Inc. become the Company’s immediate holding and ultimate holding companies since September 27, 2011.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Use of estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Accordingly, actual results may differ from these estimates under different assumptions or conditions. Significant estimates for the years ended March 31, 2012 and 2011 include the useful lives of property and equipment and intangible assets, assumptions used in assessing impairment for long-term assets and goodwill, and the fair value of share-based payments and warrants granted in connection with the private placement of preferred stock.

Cash and cash equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.  Restricted cash is excluded from cash and cash equivalents.  As of March 31, 2012 and 2011, approximately $7.65 million and $16.23 million of the Company’s cash and cash equivalents were denominated in Chinese Renminbi (“RMB”) and were placed with banks in the PRC.  The convertibility of RMB into other currencies and the remittance of these funds out of the PRC are subject to exchange control restrictions imposed by the PRC government.

F-14

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts and other receivables

Accounts and other receivables are stated at cost, net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. The Company reviews the accounts and other receivables on a periodic basis and makes allowances where there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

Inventories

Inventories are stated at the lower of cost or market. Cost of equipment and software inventory is determined on a specific identification basis and the cost of industrial chemical inventory is determined on a weighted average basis. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or management’s estimates based on prevailing market conditions. Management will write down the inventories to market value if it is below cost. Management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of property, plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life
Leasehold improvements	5 years
Buildings	30 years
Plant and machinery	10 years
Office equipment	2-5 years

Intangible assets

Purchased software and copyrights are initially recorded at cost and amortized on a straight-line basis over the shorter of the contractual terms or estimated useful economic life of 2 to 10 years.

F-15

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill

The excess of the purchase price over the fair value of net assets acquired in a business combination is recorded on the consolidated balance sheet as goodwill. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. The Company performs its annual goodwill impairment test at the end of each fiscal year for all reporting units. Goodwill is tested following a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. The Company recognized no impairment loss on goodwill for the two years ended March 31, 2012 and 2011.

Investment in equity method affiliate

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting in accordance to ASC Topic 323 “Equity Method and Joint Ventures”. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee companies’ board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee companies.

Under the equity method of accounting, the Company’s share of the earnings or losses of the equity method affiliate is reflected in the caption “Equity in earnings of equity method affiliate” in the consolidated statements of income and comprehensive income. The amount recorded in income is adjusted to eliminate intercompany gains and losses. The Company’s carrying value (including advance to the investee) in equity method affiliate is reflected in the caption “Investment in and advance to equity method affiliate” in the Company’s consolidated balance sheets. Dividends received from the unconsolidated subsidiaries reduce the carrying amount of the investment.

When the Company’s carrying value in an equity method affiliate is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guarantees obligations of the equity method affiliate or has committed additional funding. When the equity method affiliate subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

Impairment of long-lived assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups.

F-16

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

Revenue is recognized when the following four criteria are met as prescribed by Accounting Standard Codification (“ASC”) Topic 605, “Revenue Recognition” issued by the Financial Accounting Standard Board (“FASB”): (i) persuasive evidence of an arrangement exists, (ii) product delivery has occurred or the services have been rendered, (iii) the fees are fixed or determinable, and (iv) collectibility is reasonably assured.

Multiple-deliverable arrangements

The Company derives revenue from fixed-price sale contracts with customers that may provide for the Company to deliver equipment with varied performance specifications specific to each customer and provide the technical services for installation, integration and testing of the equipment. In instances where the contract price is inclusive of the technical services, the sale contracts include multiple deliverables. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The delivered item(s) has value to the customer on a stand-alone basis;

•	There is objective and reliable evidence of the fair value of the undelivered item(s); and

•	If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.

The Company’s multiple-element contracts generally include customer-acceptance provisions which provide for the Company to carry out installation, test runs and performance tests at the Company’s cost until the equipment can meet the performance specifications within a specified period (“acceptance period”) stated in the contracts. These contracts generally provide the customers with the right to deduct certain percentages of the contract value as compensation or liquidated damages from the balance payment stipulated in the contracts, if the performance specifications cannot be met within the acceptance period. There is generally no provision giving the customers a right of return, cancellation or termination with respect to any uninstalled equipment.

The delivered equipment has no standalone value to the customer until it is installed, integrated and tested at the customer’s site by the Company in accordance with the performance specifications specific to each customer. In addition, under these multiple-element contracts, the Company has not sold the equipment separately from the installation, integration and testing services, and hence there is no objective and reliable evidence of the fair value for each deliverable included in the arrangement. As a result, the equipment and the technical services for installation, integration and testing of the equipment are considered a single unit of accounting pursuant to ASC Subtopic 605-25, Revenue Recognition — Multiple-Element Arrangements. In addition, the arrangement generally includes customer acceptance criteria that cannot be tested before installation and integration at the customer’s site. Accordingly, revenue recognition is deferred until customer acceptance, indicated by an acceptance certificate signed off by the customer.

The Company may also provide its customers with a warranty for one year following the customer’s acceptance of the installed equipment. Some contracts require that 5% to 15% of the contract price be held as retainage for the warranty and only due for payment by the customer upon expiration of the warranty period. For those contracts with retainage clauses, the Company defers the recognition of the amounts retained as revenue until expiration of the warranty period when collectibility can reasonably be assured. The Company has not provided for warranty costs for those contracts without retainage clauses, as the relevant estimated costs were insignificant based on historical experience.

F-17

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)

Product only

Revenue derived from sales contracts that require delivery of products only is recognized when the title to the products passes to customers. Titles to the products pass to the customers when the products are delivered and accepted by the customers.

Software sale

The Company recognizes revenue from the delivery of data processing platform software when the software is delivered to and accepted by the customer, pursuant to ASC Topic 985, “Software” and ASC Topic 605, “Revenue Recognition”. Costs of software revenue include amortization of software copyrights.

Service

The Company recognizes revenue from provision of services when the service has been performed, in accordance with ASC Topic 605, “Revenue Recognition”.

The Company is subject to business tax of 5% and value added tax of 17% on the revenues earned for services provided and products sold in the PRC, respectively. The Company presents its revenue net of business tax and related surcharges and value added tax, as well as discounts and returns. There were no product returns for the two years ended March 31, 2012 and 2011.

Deferred revenue and costs

Deferred revenue represents payments received from customers on equipment delivery and installation contracts prior to customer acceptance.  As revenues are deferred, the related costs of equipment paid to suppliers are also deferred. The deferred revenue and costs are recognized in the consolidated statements of income and comprehensive income in the period in which the criteria for revenue recognition are satisfied as discussed above.

Research and development expenses

Research and development costs are charged to expense when incurred.

Advertising and promotion costs

Advertising and promotion costs are charged to expense when incurred. During the two years ended March 31, 2012 and 2011, advertising and promotion costs were insignificant.

Shipping and handling cost

Shipping and handling costs are charged to expense when incurred. Shipping and handling costs were included in selling expenses in the consolidated statements of income and comprehensive income and amounted to $945,937 and $761,177 for the two years ended March 31, 2012 and 2011, respectively. Typically, the Company does not charge customers for these costs.

F-18

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income taxes”.  ASC Topic 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company’s income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the tax jurisdictions where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on the criteria of ASC 740-10-25-5 through 740-10-25-7 and 740-10-25-13. The interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

Comprehensive income

FASB ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from foreign currency translation adjustments.

Stock based compensation

The Company accounts for share-based compensation awards to employees in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that share-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period.

The Company accounts for share-based compensation awards to non-employees in accordance with FASB ASC Topic 718 and FASB ASC Subtopic 505-50, “Equity-Based Payments to Non-employees”. Under FASB ASC Topic 718 and FASB ASC Subtopic 505-50, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as expense as the goods or services are received.

F-19

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share

The Company reports earnings per share in accordance with the provisions of FASB ASC Topic 260, “Earnings per Share”. FASB ASC Topic 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilutive effects of convertible securities (using the as-if converted method), and options and warrants and their equivalents (using the treasury stock method).

The following table is a reconciliation of the net income and the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented:

	Year Ended March 31,
	2012	2011

NET INCOME ATTRUBUTABLE TO LIANDI CLEAN STOCKHOLDERS	$44,353,668	$24,143,000
Preferred stock deemed dividend	-	(4,007,745)
Preferred stock dividend	(1,265,886)	(1,823,422)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS-BASIC	$43,087,782	$18,311,833
Preferred stock dividend	1,265,886	-
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS – DILUTED	$44,353,668	$18,311,833

Weighted average number of shares:
Basic	31,938,481	29,939,570
Effect of preferred stock	4,506,369	-
Effect of dilutive warrants and options	-	242,985
Diluted	36,444,850	30,182,555

Earnings per share:
Basic	$1.35	$0.61
Diluted	$1.22	$0.61

The diluted earnings per share calculation for the year ended March 31, 2012 did not include the warrants and options to purchase up to 5,184,352 and 334,000 shares of common stock, respectively, because their effect was anti-dilutive.

The diluted earnings per share calculation for the year ended March 31, 2011 did not include the warrants and options to purchase up to 3,438,972 and 107,973 shares of common stock, respectively, and the effect of convertible preferred stock, because their effect was anti-dilutive.

Commitments and contingencies

The Company follows ASC Subtopic 450-20, “Loss Contingencies” in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

F-20

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign currency

The Company has evaluated the determination of its functional currency based on the guidance in FASB ASC Topic 830, “Foreign Currency Matters,” which provides that an entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash.

Historically, the sales and purchase contracts of the Company’s Hong Kong subsidiaries have substantially been denominated and settled in the U.S. dollar. Therefore, the Company’s Hong Kong subsidiaries generate and expend their cash predominately in the U.S. dollar. Accordingly, it has been determined that the functional currency of the Company’s Hong Kong subsidiaries is the U.S. dollar.

Historically, the sales and purchase contracts of the Company’s PRC subsidiaries have predominantly been denominated and settled in Renminbi (the lawful currency of Mainland China). Accordingly, it has been determined that the functional currency of the Company’s PRC subsidiaries is Renminbi.

On its own, the Company raises finances in the U.S. dollar, pays its own operating expenses primarily in the U.S. dollar, and expects to receive a dividend if and when declared by its subsidiaries (including Beijing JianXin and Beijing Hongteng, which are wholly foreign-owned enterprises with a registered capital denominated in the U.S. dollar) in U.S. dollars.

Therefore, it has been determined that the Company’s functional currency is the U.S. dollar based on the sales price, expense and financing indicators, in accordance with the guidance in ASC 830-10-85-5.

The Company uses the United States dollar (“U.S. Dollar” or “US$” or “$”) for financial reporting purposes. The subsidiaries within the Company maintain their books and records in their respective functional currency, being the primary currency of the economic environment in which their operations are conducted. Assets and liabilities of a subsidiary with functional currency other than the U.S. Dollar are translated into the U.S. Dollar using the applicable exchange rates prevailing at the balance sheet date. Items on the statements of income and comprehensive income and cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

The Company’s PRC subsidiaries maintain their books and records in Renminbi (“RMB”), the lawful currency in the PRC, which may not be freely convertible into foreign currencies. The exchange rates used to translate amounts in RMB into the U.S. Dollar for the purposes of preparing the consolidated financial statements are based on the rates as published on the website of People’s Bank of China and are as follows:

	March 31, 2012	March 31, 2011
Balance sheet items, except for equity accounts	US$1=RMB6.2943	US$1=RMB6.5564

Year Ended March 31,
	2012	2011
Items in statements of income and cash flows	US$1=RMB6.3933	US$1=RMB6.7111

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the above rates.

The value of RMB against U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of U.S. dollar reporting.

F-21

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial instruments

The Company values its financial instruments as required by FASB ASC 320-12-65. The estimated fair value amounts have been determined by the Company using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

Fair value measurements

The Company’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, other receivables, prepayments to suppliers, short term bank loans, accounts payable, other payables and due to shareholders.

As of the balance sheet dates, the estimated fair values of these financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at the respective reporting periods.

ASC Topic 820, “Fair Value Measurement”, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

F-22

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value measurements (Continued)

Assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	As of March 31, 2012
	Fair value measurement using inputs			Carrying
Financial instruments	Level 1	Level 2	Level 3	amount
Short-term investment:
Marketable equity securities	$7,076	$-	$-	$7,076
Total	$7,076	$-	$-	$7,076

	As of March 31, 2011
	Fair value measurement using inputs			Carrying
Financial instruments	Level 1	Level 2	Level 3	amount
Short-term investment:
Marketable equity securities	$11,592	$-	$-	$11,592
Total	$11,592	$-	$-	$11,592

There was no asset or liability measured at fair value on a non-recurring basis as of March 31, 2012 and 2011.

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04 – Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update intend to converge requirements for how to measure fair value and for disclosing information about fair value measurements in U.S. GAAP with International Financial Reporting Standards. For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2011. The adoption of the provisions in ASU 2011-04 will have no material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05 – Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this update require (i) that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements (the current option to present components of other comprehensive income (“OCI”) as part of the statement of changes in stockholders’ equity is eliminated); and (ii) presentation of reclassification adjustments from OCI to net income on the face of the financial statements. For public entities, the amendments in this ASU are effective for years, and interim periods within those years, beginning after December 15, 2011. The amendments in this update should be applied retrospectively. Early adoption is permitted. The adoption of the provisions in ASU 2011-05 will have no material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08 —Intangibles —Goodwill and Other (Topic 350). The amendments in this update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of the provisions in ASU 2011-08 will have no material impact on the Company’s consolidated financial statements.

F-23

LIANDI CLEAN TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent accounting pronouncements (Continued)

In December 2011, the FASB issued ASU No. 2011-11 —Balance Sheet (Topic 210). The objective of this update is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of the provisions in ASU 2011-11 will have no material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12 —Comprehensive Income (Topic 220). The amendments in this update supersede certain pending paragraphs in ASU No. 2011-05, to effectively defer only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments will be temporary to allow the Board time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities. The amendments in this update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of the provisions in ASU 2011-12 will have no material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTE 3	RESTRICTED CASH

Restricted cash as of March 31, 2012 and 2011 represented the Company’s bank deposits held as collateral for the Company’s credit facilities as discussed in Note 20.

F-24

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 4	ACCOUNTS RECEIVABLE AND NOTES RECEIVABLE, NET

ACCOUNTS RECEIVABLE

The Company’s accounts receivable at March 31, 2012 and 2011 are summarized as follows:

	March 31,	March 31,
	2012	2011
Accounts receivable	$20,085,108	$12,293,961
Less: Allowance for doubtful debts	-	-
	$20,085,108	$12,293,961

As of March 31, 2012 and 2011, the balance of accounts receivable included $2,208,356 and $1,257,883, respectively, of amounts billed but not paid by customers under retainage provisions in contracts.

Based on the Company’s assessment of collectibility, there has been no allowance for doubtful accounts recognized as of March 31, 2012 and 2011.

NOTES RECEIVABLE

Notes receivable arose from sale of goods and represent commercial drafts issued by customers to the Company that were guaranteed by bankers of the customers.  Notes receivable are interest-free with maturity dates of 3 to 6 months from date of issuance. Notes receivable consisted of the following:

	March 31,	March 31,
	2012	2011
Notes receivable	$-	$545,519
Less: Allowance for doubtful debts	-	-
	$-	$545,519

NOTE 5	INVENTORIES

The Company’s inventories at March 31, 2012 and 2011 consisted of the following:

	March 31,	March 31,
	2012	2011

Raw materials	$-	$989,498
Work in process	-	242,100
Finished goods	4,253,368	4,187,689
Parts	-	532,027
Less: Allowance for stock obsolescence	(30,800)	(30,800)
Total	$4,222,568	$5,920,514

F-25

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 6	PREPAYMENTS TO SUPPLIERS

Prepayments to suppliers as of March 31, 2012 and 2011 represented deposits or advance payments of $6.92 million and $4.36 million, respectively, for the purchases of equipment for sales to customers, and nil and $5.11 million, respectively, for the purchases of raw materials for the production and sales of chemical products.

NOTE 7	PREPAID EXPENSES AND DEPOSITS

The Company’s prepaid expenses and deposits at March 31, 2012 and 2011 consisted of the following:

	March 31,	March 31,
	2012	2011

Prepaid operating expenses	$239,645	$158,312
Tender deposits	86,300	1,194,221
Rental deposits	52,014	64,017
Advances to staff for normal business purpose	74,694	196,186
Total	$452,653	$1,612,736

Tender deposits represented deposit payments made to bid for contracts.

NOTE 8	OTHER RECEIVABLES

The Company’s other receivables at March 31, 2012 and 2011 are summarized as follows:

	March 31,	March 31,
	2012	2011

Other receivables from unrelated entities	$6,466,075	$462,352
Less: Allowance for doubtful debts	-	-
	$6,466,075	$462,352

Other receivables from unrelated entities represented temporary loans advanced to unrelated entities, which were unsecured, non-interest bearing and repayable on demand.

NOTE 9	PLEDGED TRADING SECURITIES

The Company’s pledged trading securities at March 31, 2012 and 2011 are summarized as follows:

	March 31,	March 31,
	2012	2011

Marketable equity securities	$7,076	$11,592

As of March 31, 2012 and 2011, all of the Company’s trading securities were pledged as collateral for the Company’s credit facilities (see Note 20). Marketable equity securities are reported at fair value based on quoted market prices in active markets (Level 1 inputs), with gains or losses resulting from changes in fair value recognized currently in earnings.

F-26

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 10	DUE FROM A RELATED PARTY

Due from a related party amounting to $401,820 at March 31, 2012 represented a short-term temporary loan advanced to a wholly-owned PRC subsidiary of SJI, Inc. (see Note 1). The loan is interest bearing at 3% per annum, unsecured and repayable on demand. During the year ended March 31, 2012, interest of $4,564 was earned from this related party.

NOTE 11	PREPAID LAND USE RIGHTS AND DEPOSIT FOR LAND USE RIGHTS

The Company had recorded as prepaid land use rights the lump sum payments paid by Anhui Jucheng to acquire long-term rights to utilize the land underlying its building and production facility.  This type of arrangement is common for the use of land in the PRC.  The prepaid land use rights are expensed on the straight-line basis over the term of the land use rights of 50 years.

The amortization expense on prepaid land use rights for the two years ended March 31, 2012 and 2011 was $19,712 and $35,098, respectively.

As of March 31, 2011, the deposit for land use rights of $1,360,503 represented the payment made by Anhui Jucheng to a local authority to acquire 50-year right to use two parcels of land which will be used for expansion of its manufacturing facilities.

NOTE 12	PROPERTY, PLANT AND EQUIPMENT, NET

The Company’s property, plant and equipment at March 31, 2012 and 2011 are summarized as follows:

	March 31,	March 31,
	2012	2011

Leasehold improvements	$330,533	$818,592
Buildings	-	4,805,953
Plant and machinery	687,882	8,803,075
Office equipment	145,672	351,240
Total cost	1,164,087	14,778,860
Less: Accumulated depreciation	(255,240)	(3,471,725)
Net	$908,847	$11,307,135

Depreciation expenses in the aggregate for the two years ended March 31, 2012 and 2011 were $654,269 and $958,332, respectively.

As of March 31, 2011, buildings and plant and machinery included assets held by Anhui Jucheng.

NOTE 13	CONSTRUCTION IN PROGRESS

Construction in progress, amounting to $860,738 as of March 31, 2011, comprised (i) capital expenditures of $639,316 for machinery which were either under installation or undergoing quality inspection and thus not yet put into use; and (ii) capital expenditures for construction of a new factory of Anhui Jucheng of $221,422.

F-27

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 14	INTANGIBLE ASSETS

The Company’s intangible assets at March 31, 2012 and 2011 are summarized as follows:

	March 31,	March 31,
	2012	2011
Computer software and program	$40,997	$39,359
Software copyright	6,482,055	6,222,927
Less: Accumulated amortization	(2,198,064)	(1,475,111)

Net	$4,324,988	$4,787,175

In December 2008, the Company’s subsidiary, Beijing JianXin, purchased a software copyright on data processing platform software for application in petrochemical production pursuant to an agreement dated October 1, 2008 from a company unaffiliated to the Company at the time of the agreement. The agreement provides that the purchase price shall be based on the valuation of RMB40,800,000 (or $5,941,459). The agreement stipulates that the seller shall provide assistance for the registration of the software copyright in the name of Beijing JianXin. The agreement also provides that the seller shall dismiss all human resources for the business activities related to the software from the date Beijing JianXin is granted the software copyright and at the same time, provide assistance for Beijing JianXin to re-employ the necessary staff from the seller to ensure a smooth transitioning of the activities related to the software. The agreement provides for Beijing JianXin to pay the purchase price within 1 year from the date it obtains the software copyright, but no later than March 31, 2010. The purchase price for the software copyright was fully paid before March 31, 2010.

This software copyright has been registered with the National Copyright Administration of the People’s Republic of China in the name of Beijing JianXin and is protected under the relevant copyright law of the PRC for 50 years from November 11, 2008, the date of first publication of the software. This software copyright is amortized over its estimated useful life of ten years using the straight-line method.

Amortization expenses for the two years ended March 31, 2012 and 2011 were $651,208 and $623,208, respectively.

The estimated amortization expense of intangible assets over each of the next five years and thereafter will be $661,451 per annum.

NOTE 15	INVESTMENT IN AND ADVANCE TO EQUITY METHOD AFFILIATE

As explained in Note 1, since August 30, 2011, the Company owns a 39.13% equity interest in Anhui Jucheng and has the right to appoint one director out of a total of five to the board of directors. Accordingly, the Company exercises significant influence on Anhui Jucheng and thus Anhui Jucheng is accounted for as an equity method affiliate since August 30, 2011. The Company initially measured ( at August 30, 2011), its retained investment in the common stock of the investee at fair value in the deconsolidation transaction mentioned above in accordance with ASC Topic 810, “Consolidation”, paragraphs 810-10-40-3A through 40-5.

F-28

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 15	INVESTMENT IN AND ADVANCE TO EQUITY METHOD AFFILIATE (CONTINUED)

Investment in equity method affiliate as of March 31, 2012:

Company’s share of retained investment in Anhui Jucheng at fair value on August 30, 2011 (note 1)	$37,373,448
Equity in earnings of equity method affiliate	1,279,751
Exchange realignment	568,768
Company’s share of retained investment in Anhui Jucheng at March 31, 2012	39,221,967
Amount due from Anhui Jucheng – long term	748,296
Investment in equity method affiliate as of March 31, 2012	$39,970,263

The amount due from the equity method affiliate is interest free and the Company will not demand repayment within one year from the respective balance sheet date and the amount is therefore considered non-current.

Summarized financial information of the equity method affiliate:

For the period from August 30, 2011 to March 31, 2012
Revenues	$24,250,478
Net income	$3,270,510
Company’s equity interest	39.13%
Equity in earnings of equity method affiliate	$1,279,751

At book value of Anhui Jucheng	As of March 31, 2012
Current assets	$34,086,644
Non-current assets	27,560,514
Current liabilities	(22,650,895)
Non-current liabilities	(677,588)
Total equity	$38,318,675

NOTE 16	GOODWILL

The Company’s goodwill at March 31, 2012 and 2011 is summarized as follows:

Balance as of April 1, 2010	$-
Arising from acquisition of Anhui Jucheng (note 1)	353,823
Exchange realignment	11,705
Balance as of March 31, 2011	$365,528
Exchange realignment	5,570
Reversal due to the deconsolidation of Anhui Jucheng (note 1)	(371,098)
Balance as of March 31, 2012	$-

Goodwill at March 31, 2011 arose from the Company’s acquisition of Anhui Jucheng on July 5, 2010. Impairment of goodwill is tested at least annually at the reporting unit. The test consists of two steps. First, the Company identifies potential impairment by comparing the fair value of the reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired. Second, if there is impairment identified in the first step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Topic 805,”Business Combinations.”

F-29

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 17	SHORT TERM BANK LOANS

The Company’s short-term bank loans at March 31, 2012 and 2011 consisted of the following:

	March 31,	March 31,
	2012	2011

Bank loan granted to Anhui Jucheng by HuiShang Bank Huaibei Suixi Branch, with interest rate of 6.67% per annum, guaranteed by a third party, Bangbu Tongli Automobile Co., Limited, and repaid on March 17, 2012	$-	$1,982,795

Bank loan granted by Sumitomo Mitsui Banking Corporation, with interest rate of 1.46% per annum, secured by a standby letter of credit issued by a bank which in turn is guaranteed by SJI Inc., and repaid on April 18, 2011	-	115,498

Bank loan granted by Sumitomo Mitsui Banking Corporation, with interest rate of 1.47% per annum, secured by a standby letter of credit issued by a bank which in turn is guaranteed by SJI Inc., and repaid on April 26, 2011	-	579,894

Bank loan granted by Sumitomo Mitsui Banking Corporation, with interest rate of 1.8% per annum, secured by a standby letter of credit issued by a bank which in turn is guaranteed by SJI Inc., due on August 10, 2012	2,626,110	-

Bank loan granted by Shoko Chukin Bank, with interest rate of 1.71% per annum, secured by a standby letter of credit issued by a bank which in turn is guaranteed by SJI Inc., due on December 15, 2012	2,500,694	-

A revolving line of credit granted by Standard Chartered Bank, with interest rate of 1.25% per annum over HIBOR for HKD or 1.25% per annum over LIBOR for USD (see Note 20 for details of security terms)	2,245,564	-

A short-term loan under a revolving line of credit granted by Standard Chartered Bank, with interest rate of 3% per annum over the bank’s cost of funding (see Note 20 for details of security terms)	1,200,000	-

A short-term loan under a revolving line of credit granted by Standard Chartered Bank, with interest rate of 3% per annum over the bank’s cost of funding (see Note 20 for details of security terms)	950,000	-
	$9,522,368	$2,678,187

F-30

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 18	OTHER PAYABLES AND ACCRUED EXPENSES

The Company’s other payables and accrued expenses at March 31, 2012 and 2011 are summarized as follows:

	March 31,	March 31,
	2012	2011

Business tax and value added tax payable	$3,321,252	$3,408,190
Accrued operating expenses	216,077	266,507
Advance from customers	3,375,472	4,908,256
Salary payables	52,477	104,290
Other payables	222,185	6,751,333

Total	$7,187,463	$15,438,576

Other payables at March 31, 2011 included advances of $6.03 million from unaffiliated third parties for the short term RMB financing needs of Beijing JianXin, primarily for its tender bidding purposes. The advances from these companies were unsecured, interest free and were fully repaid in April 2011.

NOTE 19	DUE TO SHAREHOLDERS AND NONCONTROLLING INTERESTS

The Company’s due to shareholders and noncontrolling interests at March 31, 2012 and 2011 are summarized as follows:

Due to shareholders	March 31,	March 31,
	2012	2011

Due to Mr. Zuo (shareholder, CEO and chairman of the Company, see Note 1)	$1,187,302	$666,800
Due to SJ Asia Pacific Limited (shareholder of the Company, see Note 1)	8,275,935	7,379,381

Total	$9,463,237	$8,046,181

The amount due to Mr. Zuo is unsecured, interest free and is payable on demand.

The amount due to SJ Asia Pacific Limited is also unsecured, bears interest at 3% to 5% per annum and is payable on demand. During the years ended March 31, 2012 and 2011, interest of $0.25 million and $0.24 million was payable to SJ Asia Pacific Limited, respectively.

Amount due to noncontrolling interests	March 31,	March 31,
	2012	2011

Due to Mr. Fang (Auhui Jucheng’s noncontrolling shareholder)	$-	$4,141,332

Amount due to noncontrolling interests was unsecured, interest free and payable on demand.

F-31

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 20	CREDIT FACILITIES

As of March 31, 2012, the Company had available banking facilities (“General Facilities”), which consisted of overdraft, guarantee, trade finance and short term money market loan facilities up to an aggregate amount of HK$79.5 million (equivalent to approximately $10.24 million). Collateral for the General Facilities include the Company’s bank deposits classified as restricted cash and trading securities as described in Notes 3 and 9, respectively, an unlimited guarantee from Mr. Jianzhong Zuo (CEO and Chairman of the Company), a standby letter of credit of not less than HK$45 million (or approximately $5.80 million) issued by a bank which is in turn guaranteed by SJI Inc. (the holding company of SJ Asia Pacific Ltd., a stockholder of the Company) and an undertaking from Hua Shen HK to maintain a tangible net worth of not less than HK$5 million (or approximately $0.64 million).

The General Facilities are available to the Company until July 15, 2012. As of March 31, 2012, the General Facilities were utilized to the extent of $4,599,266 and $4,395,564 in relation to contract performance guarantees and short-term bank loans (Note 17), respectively.

As of March 31, 2012, total outstanding contract performance guarantees were $5,880,476 issued by banks on behalf of the Company.

On November 11, 2011, the Company obtained a banking facility for import facilities up to HK$6 million (equivalent to approximately $773,000) under a Special Loan Guarantee Scheme sponsored and guaranteed by the Government of the Hong Kong Special Administrative Region (“Government Sponsored Facility”). Collateral for the Government Sponsored Facility includes a guarantee for HK$6 million from China LianDi. As of March 31, 2012, there was no borrowing under the Government Sponsored Facility.

F-32

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 21	COMMON STOCK, PREFERRED STOCK AND WARRANTS

(a)	Common Stock

The Company is authorized to issue 50,000,000 shares of common stock, $0.001 par value. The Company had 1,216,950 shares of common stock outstanding prior to the Share Exchange with China LianDi, and, as described in Note 1, and issued 27,354,480 shares of common stock to the shareholders of China LianDi in connection with the Share Exchange. For accounting purposes, the shares issued to the shareholders of China LianDi are assumed to have been outstanding on April 1, 2008 and the 1,216,950 shares held by the existing shareholders of the Company prior to the Share Exchange on February 26, 2010 are assumed to have been issued on that date in exchange for the net assets of the Company.

On February 26, 2010 and immediately following the Share Exchange, the Company completed a private placement transaction pursuant to a securities purchase agreement with certain investors (collectively, the “Investors”) and sold 787,342 units at a purchase price of $35 per unit, consisting of, in the aggregate, (a) 7,086,078 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of common stock, (b) 787,342 shares of common stock, (c) Series A Warrants to purchase up to 1,968,363 shares of common stock, at an exercise price of $4.50 per share for a three-year period, and (d) Series B Warrants to purchase up to 1,968,363 shares of common stock, at an exercise price of $5.75 per share for a three-year period. The Company also issued to the placement agent in the private placement (i) warrants to purchase 787,342 shares of common stock at an exercise price of $3.50, (ii) Series A Warrants to purchase 196,836 shares of common stock, and (iii) Series B Warrants to purchase 196,836 shares of common stock, which expire in three years on February 26, 2013. The Company received aggregate gross proceeds of approximately $27.56 million from the private placement.

For the year ended March 31, 2011, 1,568,108 shares of preferred stock were converted into 1,568,108 shares of common stock.

For the year ended March 31, 2012, 5,517,970 shares of preferred stock were converted into 5,517,970 shares of common stock.

At March 31, 2012, 36,444,850 shares of common stock were issued and outstanding.

F-33

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 21	COMMON STOCK, PREFERRED STOCK AND WARRANTS (CONTINUED)

(b)	Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock, $0.001 par value, of which one series of preferred stock has been designated as Series A Preferred Stock, or the preferred shares, of which the Company issued 7,086,078 shares to certain accredited investors in a private placement on February 26, 2010. Each preferred share is convertible into one share of common stock, at a conversion price of $3.50 per share (subject to certain adjustments) at any time at the holder’s option, and will automatically convert at the earlier to occur of the following: (i) twenty-four (24) months following February 26, 2010, and (ii) such time that the volume weighted average price of the common stock is no less than $5.00 for a period of ten (10) consecutive trading days with the daily volume of the common stock equal to at least 50,000 shares per day. The designation, rights, preferences and other terms and provisions of the preferred shares are set forth in the Certificate of Designation filed with the Nevada Secretary of State on March 4, 2010. The preferred shares are entitled to a cumulative dividend at an annual rate of 8%, payable quarterly, at the Company’s option, in cash or in additional shares of Series A Preferred Stock. The Series A Preferred Stock has class voting rights such that the Company, prior to taking certain corporate actions (including certain issuances or redemptions of its securities or changes in its organizational documents), is required to obtain the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock then issued and outstanding. The Series A Preferred Stock has no other voting rights with the common stock or other equity securities of the Company. The preferred shares have a liquidation preference of $3.50 per share, plus any accrued but unpaid dividends. If the Company cannot issue shares of common stock registered for resale under the registration statement for any reasons, holders of the Series A Preferred Stock, solely at the holder’s option, can require the Company to redeem from such holder those Series A Preferred Stock for which the Company is unable to issue registered shares of common stock at a price equal the Series A liquidation preference amount, provided that the Company shall have the sole option to pay such redemption price in cash or restricted shares of common stock.

On February 26, 2012, 4,675,766 shares of the Company’s outstanding Series A preferred stock, which had not been voluntarily converted into the Company’s common shares, were fully converted to the Company’s common shares under the Mandatory Conversion clause described above.

The Company has evaluated the terms of the Series A Preferred Stock and determined that the Series A Preferred Stock, without embodying an obligation for the Company to repurchase or to settle by transferring assets, is not a liability in accordance with the guidance provided in ASC Topic 480, Distinguishing Liabilities from Equity.

Because the event that may trigger redemption of the Series A Preferred Stock, the delivery of registered shares, is not solely within the Company’s control, the Series A Preferred Stock has been classified as mezzanine equity (out of permanent equity) in accordance with the requirement of ASC 480-10-S99 until they are converted into the Company’s common stock.

F-34

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 21	COMMON STOCK, PREFERRED STOCK AND WARRANTS (CONTINUED)

(b)	Preferred Stock (continued)

In conjunction with the private placement on February 26, 2010, the Company entered into a make good escrow agreement with the investors pursuant to which LianDi Energy delivered into an escrow account 1,722,311 shares of common stock to be used as a share escrow for the achievement of a fiscal year 2011 net income performance threshold of $20.5 million. The Company has evaluated the terms of this escrow arrangement based on the guidance provided in ASC 718-10S99 and concluded that because the escrow shares would be released to the Company’s principal stockholder or distributed to the investors without regard to the continued employment of any of the Company’s directors or officers, the escrow arrangement is in substance an inducement to facilitate the private placement, rather than compensatory.

Because the fiscal 2011 performance threshold has been met, 1,722,311 shares were released to LianDi Energy, the principal stockholder, on August 24, 2011.

In accordance to ASC Topic 718 and ASU No. 2010-05—Compensation—Stock Compensation: Escrowed Share Arrangements and the Presumption of Compensation, the Company evaluated the substance of this arrangement and whether the presumption of compensation has been overcome. According to the Security Escrow Agreement signed between the Company and its investors, the release of these escrow shares to the principal stockholder was not contingent on continued employment, and this arrangement is in substance an inducement made to facilitate the financing transaction on behalf of the Company, rather than as compensatory. Therefore, the Company has accounted for the escrowed share arrangement according to its nature, and therefore did not recognize a non-cash compensation charge as a result of the Company satisfying the 2011 performance thresholds.

Accordingly, the Company has accounted for the escrow share arrangement according to its nature and reflected it as a reduction of the proceeds allocated to the newly issued securities in the private placement, based on its at fair value of $4,925,810 as of February 26, 2010.

The aggregate fair value of the escrow shares as of February 26, 2010 is allocated to the different securities issued in the private placement according to their respective allocated net proceeds as follows:

	Net proceeds of private placement allocated to	Allocation of escrow shares
Discount on common stock	$1,309,380	$373,260
Dividend on preferred stock	14,059,018	4,007,745
Discount on warrants	1,911,156	544,805
Total	$17,279,554	$4,925,810

The amount of the escrow shares allocated to preferred stock is accreted similar to a dividend to the preferred stock, regardless of the probability of meeting 2011 net income targets, over the period from the date of issuance of securities in the private placement to March 31, 2011, using the effective interest method. Accretion of such preferred stock deemed dividend for the year ended March 31, 2011 was $4,007,745. No further accretion was required after March 31, 2011.

F-35

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 21	COMMON STOCK, PREFERRED STOCK AND WARRANTS (CONTINUED)

(c)	Warrants

On February 26, 2010, the Company issued Series A Warrants to purchase up to 1,968,363 shares of common stock at an exercise price of $4.50 and Series B Warrants to purchase up to 1,968,363 shares of common stock at an exercise price of $5.75, for cash. These warrants are exercisable at any time for three years from February 26, 2010.

Also on February 26, 2010, the Company issued (i) warrants to purchase 787,342 shares of common stock at an exercise price of $3.50, (ii) Series A Warrants to purchase 196,836 shares of common stock, and (iii) Series B Warrants to purchase 196,836 shares of common stock, which were issued to the placement agent in connection with the private placement and expire in three years on February 26, 2013.

On December 16, 2011, the Company issued 230,000 shares of warrants to an investor to purchase up to 230,000 shares of common stock at an exercise price of $2.25 for cash. These warrants are exercisable at any time from December 16, 2011 through September 30, 2014. The compensation costs associated with these warrants are recognized, based on the grant-date fair values of these warrants. The Company valued these options utilizing the Black-Scholes options pricing model using the following assumptions, and recorded $106,158 as stock-based compensation costs for the year ended March 31, 2012.

At grant date

Number of warrants	230,000
Risk-free interest rate	0.32%
Expected life	2.79 years
Volatility	41.50%
Dividend yield	0.0%
Value per warrant	$0.46

Warrants issued and outstanding at March 31, 2012 and changes during the year then ended, are as follows:

	Warrants Outstanding			Warrants Exercisable
	Number of underlying shares	Weighted Average Exercise Price	Average Remaining Contractual Life (years)	Number of underlying shares	Weighted Average Exercise Price	Average Remaining Contractual Life (years)
Balance, March 31, 2011	5,117,740	$4.88	1.91	5,117,740	$4.88	1.91
Granted / Vested	230,000	2.25	2.75	230,000	2.25	2.75
Forfeited	-			-
Exercised	-			-
Balance, March 31, 2012	5,347,740	$4.76	0.98	5,347,740	$4.76	0.98

The Company has evaluated the terms of the warrants with reference to the guidance provided in ASC 815-40-15. The Company has concluded that these warrants are indexed to the Company’s own stock, because the warrants have no contingent exercise provision and fixed strike prices which are only subject to adjustments in the event of stock splits, combinations, dividends, mergers or other customary corporate events. Therefore, these warrants have been classified as equity.

F-36

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 22	SHARE-BASED COMPENSATION

(a)	Options granted to Independent Directors

On August 10, 2010, the Company granted options to three of its then independent directors, Mr. Joel Paritz, Mr. Hongjie Chen and Mr. Xiaojun Li, to purchase 24,000, 5,000 and 5,000 shares of the Company’s common stock, respectively, at a strike price of $5.99 per share, in consideration for their services to the Company.

As of March 31, 2012, all options are exercisable.  Unexercised options will expire on August 10, 2015.

The compensation costs associated with these options are recognized, based on the grant-date fair values of these options, over the requisite service period, or vesting period. The Company valued these options utilizing the Black-Scholes options pricing model using the following assumptions, and recorded $14,790 and $61,900 as stock-based professional fees during the two years ended March 31, 2012 and 2011, respectively.

	At grant date	At grant date	At grant date	At grant date
Number of options	8,500	8,500	8,500	8,500
Risk-free interest rate	0.63%	0.67%	0.69%	0.72%
Expected life	2.50 years	2.64 years	2.76 years	2.88 years
Volatility	60.09%	59.49%	58.30%	57.63%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Value per option	$2.2187	$2.2538	$2.2630	$2.2869

(b)	Options granted for consultancy services

On December 6, 2010, the Company granted options to a consultancy service company, to purchase 300,000 shares of the Company’s common stock, at a strike price of $3.50 per share, in consideration for its consultancy services to the Company for five months.  There options shall become vested and exercisable pursuant to the following vesting schedule:

Date	Number of options vested
December 6, 2010	100,000
January 6, 2011	40,000
February 6, 2011	40,000
Mach 6, 2011	40,000
April 6, 2011	40,000
May 6, 2011	40,000

These options will expire December 6, 2014.

F-37

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 22	SHARE-BASED COMPENSATION (CONTINUED)

(b)	Options granted for consultancy services (continued)

The Company records and reports stock-based compensation by measuring the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which services are received. Stock compensation for stock granted to non-employees is determined as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.  The Company valued these options utilizing the Black-Scholes options pricing model using the following assumptions at approximately $1.42 per option, and recorded $80,965 and $344,103 as stock-based professional fees during the two years ended March 31, 2012 and 2011, respectively.

At grant date

Risk-free interest rate	1.10%
Expected life	4 years
Volatility	51.81%
Dividend yield	0.0%

Options issued and outstanding at March 31, 2012 and their movements during the year then ended are as follows:

	Number of underlying shares	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value (1)	Weighted- Average Contractual Life Remaining in Years
Outstanding at March 31, 2011	334,000	$3.75	$-	3.76
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Forfeited	-	-	-	-
Outstanding at March 31, 2012	334,000	$3.75	$-	2.76
Exercisable at March 31, 2012	334,000	$3.75	$-	2.76

(1)	The intrinsic value of the stock option at March 31, 2012 is the amount by which the market value of the Company’s common stock of $1.49 as of March 31, 2012 exceeds the exercise price of the option.

F-38

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 23	STATUTORY RESERVES

The Company’s subsidiaries, Beijing JianXin and Beijing HongTeng, as PRC companies, are required on an annual basis to make appropriations of retained earnings to statutory reserves at a certain percentage of after-tax profit determined in accordance with PRC accounting standards and regulations (“PRC GAAP”).

The general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under PRC GAAP at each year-end and after setting off against any accumulated losses from prior years) until such fund has reached 50% of registered capital, whereas the enterprise expansion fund appropriation is at its discretion. Appropriation to the general reserve must be made before distribution of dividends to stockholders. The general reserve fund and statutory reserve fund can only be used for specific purposes, such as setting off the accumulated losses, enterprise expansion or increasing the registered capital. The enterprise expansion fund was mainly used to expand production and operation; it also may be used for increasing the registered capital. There was no transfer from retained earnings of Beijing JianXin to statutory reserves during the two years ended March 31, 2012 and 2011 because its statutory reserves of $1,138,733 at March 31, 2009 already reached 50% of Beijing JianXin’s registered capital of $2,200,000. Therefore, any further transfer to the statutory reserves is at the Company’s discretion and Beijing JianXin decided not to make any appropriations to the statutory reserves during the two years ended March 31, 2012 and 2011. Beijing HongTeng incurred a net loss for its PRC fiscal year ended December 31, 2011, therefore, no statutory reserves were provided.

There are no legal requirements in the PRC to fund these reserves by transfer of cash to restricted accounts, and the Company has not done so.

NOTE 24	OTHER INCOME – VALUE ADDED TAX REFUND

Beijing JianXin has been recognized by the PRC government as a software enterprise with its own software copyright. Under the PRC government’s preferential policies for software enterprises, Beijing JianXin is entitled to a refund of 14% value added tax in respect of its sales of self-developed software products. The Company recognizes the value added tax refund as revenue only when it has been received and there is no condition to the use of the refund received.

F-39

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 25	INCOME TAXES

The entities within the Company file separate tax returns in the respective tax jurisdictions in which they operate.

Under the Inland Revenue Ordinance of Hong Kong, only profits arising in or derived from Hong Kong are chargeable to Hong Kong profits tax, whereas the residence of a taxpayer is not relevant. Therefore, the Company’s Hong Kong subsidiaries are generally subject to Hong Kong income tax on their taxable income derived from the trade or businesses carried out by them in Hong Kong at 16.5% for the years ended March 31, 2012 and 2011.

In March 2007, the PRC government enacted the PRC Enterprise Income Tax Law, or the New EIT Law, and promulgated related regulations, Implementing Regulations for the PRC Enterprise Income Tax Law. The law and regulations became effective from January 1, 2008. The PRC Enterprise Income Tax Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises registered in the PRC.

Beijing JianXin, Beijing Hongteng and Anhui Jucheng, being established in the PRC, are generally subject to PRC enterprise income tax (“EIT”). Beijing JianXin has been recognized by the relevant PRC tax authority as a software enterprise with its own software copyright and is entitled to tax preferential treatment – a two-year tax holiday through EIT exemption for the calendar years ended December 31, 2009 and 2010, and a 50% reduction on its EIT rate for the three ensuing calendar years ending December 31, 2011, 2012 and 2013. Beijing Hongteng and Anhui Jucheng are subject to an EIT rate of 25% for the two years ended March 31, 2012 and 2011.

No provision for other overseas taxes is made as neither LianDi Clean or China LianDi has any taxable income in the U.S. or the British Virgin Islands.

The new Tax Law also imposes a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China for distribution of earnings generated after January 1, 2008. Under the New Tax Law, the distribution of earnings generated prior to January 1, 2008 is exempt from the withholding tax. As the Company’s subsidiaries in the PRC will not be distributing earnings to the Company for the years ended March 31, 2012 and 2011, no deferred tax liability has been recognized for the undistributed earnings of these PRC subsidiaries at March 31, 2012 and 2011. Total undistributed earnings of these PRC subsidiaries at March 31, 2012 and 2011 were RMB635,873,058 ($101,023,634) and RMB346,109,423 ($52,789,552).

The Company’s income tax expense consisted of:

	Year Ended March 31,
	2012	2011

Current – PRC	$3,087,774	$560,225
Deferred	7,568,781	(40,508)

Total	$10,656,555	$519,717

F-40

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 25	INCOME TAXES (CONTINUED)

A reconciliation of the provision for income taxes to the Company’s effective income tax is as follows:

	Year Ended March 31,
	2012	2011

Pre-tax income	$53,649,649	$24,957,999
United States federal corporate income tax rate	35%	35%
Income tax computed at United States statutory corporate income tax rate	18,777,377	8,735,300
Rate differential for PRC earnings	(5,447,097)	(2,690,588)
Impact of tax holiday of Beijing JianXin	(2,990,047)	(5,955,166)
Loss not recognized as deferred tax asset	239,817	454,944
Non-deductible expenses and non-taxable income	76,505	(24,773)
Others	-	-
Income tax expense	$10,656,555	$519,717

The Company’s deferred income tax assets at March 31, 2012 and 2011 were as follows:

	March 31,	March 31,
	2012	2011

Tax effect of net operating losses carried forward	$791,011	$551,194
Less: Valuation allowance	(791,011)	(551,194)
Net deferred tax assets	$-	$-

The net operating losses carried forward of the U.S. entity, LianDi Clean Technology Inc., were $2,260,032 and $1,574,841 at March 31, 2012 and 2011, respectively, which will expire in years through 2031. A full valuation allowance has been recorded because it is considered more likely than not that the deferred tax assets will not be realized as the Company’s U.S. operations will not generate sufficient future earnings to which the operating losses relate.

F-41

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 25	INCOME TAXES (CONTINUED)

The Company’s deferred income tax liabilities at March 31, 2012 and 2011 were as follows:

	March 31,	March 31,
	2012	2011

Tax effect of acquisition revaluation (1)	$675,258	$693,771
Reversal during the period	(33,175)	(40,508)
Reversal during the period due to the deconsolidation of Anhui Jucheng (note 1)	(666,666)	-
Tax effect of gain on deconsolidation of Anhui Jucheng (note 1) (2)	7,601,955	-
Exchange realignment	222,292	21,995
Net deferred tax liabilities – non-current portion	$7,799,664	$675,258

(1)	Deferred tax liabilities arose on the revaluation of Anhui Jucheng’s properties, plant and equipment and land use right upon the acquisition of Anhui Jucheng on July 5, 2010.

(2)	Deferred tax liability arose on the gain on deconsolidation of Anhui Jucheng on August 30, 2011, which was calculated based on the approximate $30.41 million deconsolidation gain and an income tax rate of 25%, the enacted tax rate that will be in effect in the period in which the differences are expected to reverse.

As of March 31, 2012 and 2011, the Company did not have any other significant temporary differences and carry forwards that may result in deferred tax assets or liabilities.

As of March 31, 2012 and 2011, the Company has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future periods and does not believe that there will be any significant increases or decreases of unrecognized tax benefits within the next twelve months. No interest or penalties relating to income tax matters have been imposed on the Company during the two years ended March 31, 2012 and 2011, and no provision for interest and penalties is deemed necessary as of March 31, 2012 and 2011.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or its withholding agent. The statute of limitations extends to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion.

F-42

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 26	CERTAIN RISKS AND CONCENTRATION

Credit risk and concentration of customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, trading securities, accounts receivable, and prepayments and other current assets. As of March 31, 2012 and 2011, substantially all of the Company’s cash and cash equivalents and trading securities were held by major financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality.

The Company primarily derived its revenue from petroleum, petrochemical and energy companies operating in the PRC and had certain risk of concentration of customers as follows:

•	As of March 31, 2012, one customer individually accounted for 87% of the accounts receivable of the Company. As of March 31, 2011, two customers individually accounted for 76% and 10% of the accounts receivable of the Company, respectively. Except for the aforementioned, there was no other single customer who accounted for more than 10% of the Company’s accounts receivable as of March 31, 2012 or 2011.

•	During the year ended March 31, 2012, two customers individually accounted for 49% and 27% of the Company’s net revenue, respectively. During the year ended March 31, 2011, two customers individually accounted for 35% and 32% of the Company’s net revenue, respectively. Except for the aforementioned, there was no other single customer who accounted for more than 10% of the Company’s net revenue for the years ended March 31, 2012 or 2011.

Concentration of suppliers

The Company sourced industrial valves and other equipment from a few suppliers who individually accounted for more than 10% of the Company’s costs of revenue:

•	During year ended March 31, 2012, two suppliers together accounted for 61% of the Company’s costs of revenue (37% and 24% individually). During the year ended March 31, 2011, two suppliers together accounted for 53% of the Company’s costs of revenue (33% and 20% individually).

The majority of the Company’s operations are conducted within the PRC. The Company’s operations in the PRC are subject to various political, economic, and other risks and uncertainties inherent in the PRC. Among other risks, the Company’s operations in the PRC are subject to the risks of restrictions on transfer of funds, export duties, quotas, and embargoes, domestic and international customs and tariffs, changing taxation policies, foreign exchange restrictions and political conditions and governmental regulations.

F-43

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 27	LEASE COMMITMENTS

In the normal course of business, the Company entered into operating lease agreements for the rental of offices. The Company was obligated under operating leases requiring minimum amounts as of March 31, 2012 as follows:

Office rental
Payable within fiscal year ending March 31,
- 2013	$356,404
- 2014	50,348
- Thereafter	-
Total minimum payments	$406,752

During the two years ended March 31, 2012 and 2011, rental expenses under operating leases amounted to $437,221 and $377,299, respectively.

NOTE 28	SEGMENT DATA

The Company follows FASB ASC Topic 280, “Segment Reporting”, which requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and evaluating their performance. Reportable operating segments include components of an entity about which separate financial information is available and which operating results are regularly reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated to the segment and assess each operating segment’s performance. Before the acquisition of Anhui Jucheng in July 2010, the Company operated in one reportable business segment - the delivering of petroleum and petrochemical equipment and provision of related technical services using the Company’s proprietary technology and know-how, as well as selling of data processing software for petrochemical, petroleum and other energy companies. Upon the acquisition of Anhui Jucheng, the Company operated in one more reportable business segment – the developing, manufacturing and selling of organic and inorganic chemicals and high polymer fine chemicals with related technical services, and recycle and sales of discarded product or used packing.

F-44

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 28	SEGMENT DATA (CONTINUED)

	Year Ended March 31,
	2012	2011
Revenues:
Petroleum and petrochemical equipment and related services	$115,652,289	$118,268,163
Chemical products	12,026,140	22,574,134
Total	$127,678,429	$140,842,297

Depreciation:
Petroleum and petrochemical equipment and related services	$109,877	$77,109
Chemical products	544,392	881,223
Total	$654,269	$958,332

Intangible assets amortization
Petroleum and petrochemical equipment and related services	$651,208	$623,208
Chemical products	19,712	35,098
Total	$670,920	$658,306

Interest expense:
Petroleum and petrochemical equipment and related services	$482,845	$266,127
Chemical products	54,494	118,820
Total	$537,339	$384,947

Net income (loss):
Petroleum and petrochemical equipment and related services	$21,039,034	$25,135,506
Chemical products	23,919,002	602,617
Other (a)	(685,191)	(1,299,841)
	$44,272,845	$24,438,282

Expenditures for identifiable long-lived tangible assets
Petroleum and petrochemical equipment and related services	$141,041	$698,971
Chemical products	2,892,174	481,372
Total	$3,033,215	$1,180,343

	March 31, 2012	March 31, 2011
Total assets
Petroleum and petrochemical equipment and related services	$110,621,765	$78,775,083
Chemical products	39,970,263	27,229,880
Corporate unallocated	23,058,660	22,233,543
Total	$173,650,688	$128,238,506

(a)	The Company does not allocate its general and administrative expenses of its U.S. activities to its reportable segments because these activities are managed at a corporate level.

F-45

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 29	RESTRICTED NET ASSETS

The Company’s subsidiaries in the PRC may only pay dividends out of their retained earnings determined in accordance with the accounting standards and regulations in the PRC and after it has met the PRC requirements for appropriation to statutory reserves (see Note 23).

In addition, the business transactions and assets of Beijing JianXin, Beijing Hongteng and Anhui Jucheng are primarily denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. These currency exchange control measures imposed by the PRC government may restrict the ability of Beijing JianXin, Beijing Hongteng and Anhui Jucheng to transfer their net assets to the Company through loans, advances or cash dividends.  The net assets of Beijing JianXin, Beijing Hongteng and Anhui Jucheng in aggregate exceeded 25% of the Company’s consolidated net assets. Accordingly, condensed parent company financial statements have been prepared in accordance with Rule 5.04 and Rule 12-04 of SEC Regulation S-X.

The Company records its investment in subsidiaries under the equity method of accounting.  Such investment and long-term loans to subsidiaries are presented on the balance sheet as “Investments in subsidiaries” and the income of the subsidiaries is presented as “Equity in earnings of subsidiaries” on the statement of income.

These supplemental condensed parent company’s financial statements should be read in conjunction with the notes to the Company’s consolidated financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of March 31, 2012 and 2011 there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except as separately disclosed in the consolidated financial statements.

F-46

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 29	RESTRICTED NET ASSETS (CONTINUED)

Condensed Balance Sheets

	As of March 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$-	$50,427
Total current assets	-	50,427
Investments in subsidiaries	132,437,428	85,585,390
Total assets	$132,437,428	$85,635,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses	$209,722	$249,286
Preferred stock dividend payable	922,412	416,696
Total liabilities	1,132,134	665,982

8% Series A contingently redeemable convertible preferred stock (25,000,000 shares authorized; par value: $0.001 per share; nil and 5,517,970 shares issued and outstanding, respectively; aggregate liquidation preference amount: $nil and $19,729,591 at March 31,2012 and March 31, 2011, respectively) – mezzanine equity	-	14,068,693

Stockholders’ Equity
Common stock (par value: $0.001 per share; 50,000,000 shares authorized; 36,444,850 and 30,926,880 shares issued and outstanding, respectively)	36,445	30,927
Additional paid-in capital	38,559,525	24,294,437
Retained earnings	87,784,274	44,696,492
Accumulated other comprehensive income	4,925,050	1,879,286
Total LianDi Clean stockholders’ equity	131,305,294	70,901,142

Total liabilities and stockholders’ equity	$132,437,428	$85,635,817

F-47

LIANDI CLEAN TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

NOTE 29	RESTRICTED NET ASSETS (CONTINUED)

Condensed Statements of Income

	Year Ended March 31,
	2012	2011

NET REVENUE	$-	$-
General and administrative expenses	(685,191)	(1,297,856)
Interest income	-	-
Bank charges	-	-
Merger expenses	-	-
Exchange losses, net	-	(1,985)
Equity in earnings of subsidiaries	45,038,859	25,442,841
Net income	$44,353,668	$24,143,000

Condensed Statements of Cash Flows

	Year Ended March 31,
	2012	2011

Net cash used in operating activities	$(522,842)	$(1,299,841)
Net cash provided by investing activities	1,232,585	2,697,085
Net cash used in financing activities	(760,170)	(1,591,546)
Cash and cash equivalents, beginning of year	50,427	244,729
Cash and cash equivalents, end of year	$-	$50,427

F-48

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

11,110,508 SHARES OF COMMON STOCK

LIANDI CLEAN TECHNOLOGY INC.

Prospectus

August 8, 2012

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

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